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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Pentair plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2020

Notice of Annual General Meeting and Proxy Statement

PENTAIR

LETTER TO SHAREHOLDERS

David A. Jones Pentair Chairman of the Board John L. Stauch Pentair President and Chief Executive Officer	You are cordially invited to attend the Annual General Meeting of Shareholders of Pentair plc on Tuesday, May 5, 2020, at 8:00 a.m. local time. The Annual General Meeting of Shareholders will be held at Claridge's, Brook Street, Mayfair, London, W1K 4HR, United Kingdom. The enclosed notice of annual general meeting and proxy statement describe the items of business that we will conduct at the meeting and also provide you with important information about Pentair plc, including our practices in the areas of corporate governance and executive compensation. We strongly encourage you to read these materials and then to vote your shares.

 Our Board oversees the management of Pentair plc's strategy and risk exposure

We are proud of the many accomplishments Pentair achieved during 2019 to execute on our strategy and accelerate our growth investments. As stewards of the company, our Board of Directors is actively engaged in oversight of our strategy, as well as overall risk assessment and risk management. We spent significant time during our 2019 Board meetings discussing our growth plans, our commitment to building a high-performance growth culture, and the risks and opportunities we face in our industry. These areas of focus are critical to our ability to deliver long-term shareholder value.

 Our Board is comprised of diverse and independent directors with skills and experiences to support our strategy and position us for long-term success

We believe our directors bring a well-rounded variety of diversity, skills, qualifications and experiences, and represent an effective mix of deep company knowledge and fresh perspectives. Four of our directors joined the Board in the last three years. The diversity of perspectives represented on the Board allows us to effectively oversee our dynamic business.

In September, Mona Abutaleb Stephenson joined our Board as an independent director, bringing significant executive leadership experience, including in the areas of technology, cyber risk management and strategic planning. With Mona's appointment, three of our directors are women, reflecting our commitment to diversity and inclusion at all levels of our company. The Board also thanks Mr. Esculier, who is not standing for re-election, for his six years of service and many contributions to the Board.

We remain committed to ensuring strong governance at Pentair, which is demonstrated through practices such as our independent board leadership, annual election of directors and providing shareholders with proxy access rights. On behalf of the entire Board, we thank you for your confidence in us. We value your investment, your input and your support.

David A. Jones Pentair Chairman of the Board	John L. Stauch Pentair President and CEO

Pentair plc     3

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held May 5, 2020

Our Annual General Meeting of Shareholders will be held at Claridge's, Brook Street, Mayfair, London, W1K 4HR, United Kingdom, on Tuesday, May 5, 2020, at 8:00 a.m. local time, to consider and vote upon the following proposals:

1.	By separate resolutions, to re-elect the following director nominees:

	(i)	Mona Abutaleb Stephenson	(v)	David A. Jones
	(ii)	Glynis A. Bryan	(vi)	Michael T. Speetzen
	(iii)	T. Michael Glenn	(vii)	John L. Stauch
	(iv)	Theodore L. Harris	(viii)	Billie I. Williamson
2.	To approve, by nonbinding, advisory vote, the compensation of the named executive officers.
3.
To ratify, by nonbinding, advisory vote, the appointment of Deloitte & Touche LLP as the independent auditor of Pentair plc and to authorize, by binding vote, the Audit and Finance Committee of the Board of Directors to set the auditor's remuneration.
4.	To approve the Pentair plc 2020 Share and Incentive Plan.
5.	To authorize the Board of Directors to allot new shares under Irish law.
6.	To authorize the Board of Directors to opt-out of statutory preemption rights under Irish law.
7.	To authorize the price range at which Pentair plc can re-allot shares it holds as treasury shares under Irish law.
To consider and act on such other business as may properly come before the Annual General Meeting or any adjournment.

Proposals 1, 2, 3, 4 and 5 are ordinary resolutions, requiring the approval of a simple majority of the votes cast at the meeting. Proposals 6 and 7 are special resolutions, requiring the approval of not less than 75% of the votes cast.
Only shareholders of record as of the close of business on March 6, 2020 are entitled to receive notice of and to vote at the Annual General Meeting.

If you are a shareholder entitled to attend and vote at the Annual General Meeting, you are entitled to appoint a proxy or proxies to attend, speak and vote on your behalf. A proxy need not be a shareholder. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, please contact our Corporate Secretary at our registered office.

At the Annual General Meeting, management will review Pentair plc's affairs and will also present Pentair plc's Irish Statutory Financial Statements for the fiscal year ended December 31, 2019 and the report of the statutory auditors thereon.

By Order of the Board of Directors,

Karla C. Robertson, Secretary

March 20, 2020

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2020. The Annual Report, Notice of Annual General Meeting, Proxy Statement, and Irish Financial Statements and Related Reports are available by Internet at www.proxyvote.com.

Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, at 8:00 a.m. local time. See "Questions and Answers About the Annual General Meeting and Voting" for further information on participating in the Annual General Meeting in Ireland.

4     2020 Proxy Statement

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS OF PENTAIR PLC TO BE HELD ON TUESDAY, MAY 5, 2020

Pentair plc     5

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement before voting.

VOTING MATTERS

Proposal		Board Vote Recommendation	Vote Required	Page Reference
1.	Re-Elect Director Nominees	FOR each nominee	Majority of votes cast	9

2.	Approve, by Nonbinding, Advisory Vote, the Compensation of the Named Executive Officers	FOR	Majority of votes cast	24

3.	Ratify, by Nonbinding, Advisory Vote, the Appointment of the Independent Auditor and Authorize, by Binding Vote, the Audit and Finance Committee to Set the Auditor's Remuneration	FOR	Majority of votes cast	55

4.	Approve the Pentair plc 2020 Share and Incentive Plan	FOR	Majority of votes cast	58

5.	Authorize the Board of Directors to Allot New Shares	FOR	Majority of votes cast	74

6.	Authorize the Board of Directors to Opt-Out of Statutory Preemption Rights	FOR	75% of votes cast	75

7.	Authorize the Price Range at which Pentair Can Re-allot Treasury Shares	FOR	75% of votes cast	77

DIRECTOR NOMINEES

				Committee Memberships

Name	Age	Director Since	Independent	Audit and Finance	Compensation	Governance
Mona Abutaleb Stephenson	57	2019	✓	•

Glynis A. Bryan	61	2003	✓

T. Michael Glenn	64	2007	✓			•

Theodore L. Harris	55	2018	✓	•

David A. Jones (Chairman)	70	2003	✓		•	•

Michael T. Speetzen	50	2018	✓	•

John L. Stauch	55	2018

Billie I. Williamson	67	2014	✓		•

•	committee member
committee chair

DIRECTOR DASHBOARD

6     2020 Proxy Statement

PROXY SUMMARY

CORPORATE GOVERNANCE STRENGTHS

Independent Board Leadership, via an independent, non-executive Chairman of the Board and all independent directors on committees	Share Ownership Guidelines, establishes minimum share ownership levels for directors and executives with a transition period for new appointments
Annual Election of Directors	Company Strategy, reviewed and monitored throughout the year by the Board
Majority Voting, the vote requirement for director elections, except in the case of a contested election	Board and Committee Self-Assessments, conducted annually
Proxy Access, available to shareholders who meet certain ownership, retention and other requirements set forth in our Articles of Association	Related Person Transactions Policy, designed to avoid conflicts of interest

FISCAL 2019 EXECUTIVE COMPENSATION DECISIONS

The Compensation Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders' economic interests. The Compensation Committee seeks to accomplish this objective by rewarding the achievement of specific annual, long-term and strategic goals that create lasting shareholder value.

The charts below illustrate the approximate targeted mix of fixed, annual, and long-term incentive compensation we provided in 2019 to our Chief Executive Officer and our other executive officers who are named in the Summary Compensation Table below (the "Named Executive Officers" or "NEOs"). These charts also illustrate the approximate amount of target direct compensation that was tied to performance.

In 2019, the Compensation Committee maintained the majority of changes adopted over the last number of years, which reflected the Committee's focus on pay for performance, shareholder feedback, and industry and market practices. In addition, in connection with 2019 business results, no annual incentive compensation was paid to our Named Executive Officers under our Management Incentive Plan.

This summary of fiscal 2019 compensation decisions should be read in connection with "Executive Compensation" below, including "Compensation Discussion and Analysis" (see page 26).

Pentair plc     7

3	LETTER TO SHAREHOLDERS
4	NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
5	PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS OF PENTAIR PLC TO BE HELD ON TUESDAY, MAY 5, 2020
6	PROXY SUMMARY
9	PROPOSAL 1 RE-ELECT DIRECTOR NOMINEES
10	Directors Standing for Re-Election
14	Director Independence
14	Director Qualifications; Diversity and Tenure
15	Shareholder Recommendations, Nominations and Proxy Access
16	CORPORATE GOVERNANCE MATTERS
16	The Board's Role and Responsibilities
18	Board Structure and Processes
20	Committees of the Board
21	Attendance at Meetings
21	Director Compensation
24	EXECUTIVE COMPENSATION
24	PROPOSAL 2 APPROVE, BY NONBINDING, ADVISORY VOTE, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
25	COMPENSATION COMMITTEE REPORT
26	COMPENSATION DISCUSSION AND ANALYSIS
26	Overview of Compensation Program and Objectives
27	Our Executive Compensation Program
27	2019 Highlights and Business Results
29	Evolution of Executive Compensation Program
30	Shareholder Outreach and Say on Pay
31	Comparative Framework
31	2019 Compensation Program Elements
31	Base Salaries
32	Annual Incentive Compensation
34	2019 Long-Term Incentive Compensation
35	Perquisites and Other Personal Benefits
36	Stock Ownership Guidelines
37	Equity Holding Policy
37	Clawback Policy
37	Policy Prohibiting Hedging and Pledging
38	Retirement and Other Benefits
39	Severance and Change-in-Control Benefits
39	Impact of Tax Considerations
39	Compensation Consultant
40	Evaluating the Chief Executive Officer's Performance
40	Equity Award Practices

41	EXECUTIVE COMPENSATION TABLES
41	Summary Compensation Table
43	Grants of Plan-Based Awards in 2019
44	Outstanding Equity Awards at December 31, 2019
46	2019 Option Exercises and Stock Vested Table
46	2019 Pension Benefits
48	2019 Nonqualified Deferred Compensation Table
49	Potential Payments Upon Termination or Change in Control
53	Pay Ratio
53	Risk Considerations in Compensation Decisions
55	PROPOSAL 3 RATIFY, BY NONBINDING, ADVISORY VOTE, THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR OF PENTAIR PLC AND TO AUTHORIZE, BY BINDING VOTE, THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE AUDITOR'S REMUNERATION
56	Audit and Finance Committee Pre-Approval Policy
56	Fees Paid to the Independent Auditors
57	AUDIT AND FINANCE COMMITTEE REPORT
58	PROPOSAL 4 APPROVE THE PENTAIR PLC 2020 SHARE AND INCENTIVE PLAN
74	PROPOSAL 5 AUTHORIZE THE BOARD OF DIRECTORS TO ALLOT NEW SHARES UNDER IRISH LAW
75	PROPOSAL 6 AUTHORIZE THE BOARD OF DIRECTORS TO OPT-OUT OF STATUTORY PREEMPTION RIGHTS UNDER IRISH LAW
77	PROPOSAL 7 AUTHORIZE THE PRICE RANGE AT WHICH PENTAIR PLC CAN RE-ALLOT SHARES IT HOLDS AS TREASURY SHARES UNDER IRISH LAW
78	SECURITY OWNERSHIP
79	QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING AND VOTING
83	SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS
84	IRISH DISCLOSURE OF SHAREHOLDER INTERESTS
84	2019 ANNUAL REPORT ON FORM 10-K
84	REDUCE DUPLICATE MAILINGS
A-1	APPENDIX A — RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
B-1	APPENDIX B — PENTAIR PLC 2020 SHARE AND INCENTIVE PLAN

8     2020 Proxy Statement

PROPOSAL 1

Our Board currently has nine members. Jacques Esculier, a current director, is not standing for re-election as a director upon the conclusion of his term at the Annual General Meeting. The size of our Board is limited to no less than seven and no more than eleven members, and our Board believes that any size in this range is appropriate. Accordingly, the Board has set the number of directors that will constitute the Board effective at the Annual General Meeting at eight. On the recommendation of the Governance Committee, our Board has nominated the eight director nominees named in the resolutions below, all of whom are current directors, for re-election for a one-year term expiring on completion of the 2021 Annual General Meeting. If any of the director nominees should become unable to accept election, your proxy or proxies may vote for other persons selected by the Board. Management has no reason to believe that any of the director nominees named below will be unable to serve his or her full term if elected.

Biographies of the director nominees follow. These biographies include for each director his or her age (as of the date of the filing of this Proxy Statement); his or her business experience; his or her directorships in public companies and other organizations within the past five years; and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each should serve as a director.

Mona Abutaleb Stephenson, who we refer to as Mona Abutaleb or Ms. Abutaleb throughout this Proxy Statement, is standing for election by our shareholders for the first time. Ms. Abutaleb was identified as a potential Board candidate by a third-party search firm and in September 2019 was appointed by our Board to serve as a director.

The text of the resolutions with respect to Proposal 1 is as follows:

"IT IS RESOLVED, by separate resolutions to re-elect the following eight director nominees for a term expiring on completion of the 2021 Annual General Meeting:

(i)	Mona Abutaleb Stephenson	(v)	David A. Jones
(ii)	Glynis A. Bryan	(vi)	Michael T. Speetzen
(iii)	T. Michael Glenn	(vii)	John L. Stauch
(iv)	Theodore L. Harris	(viii)	Billie I. Williamson."

THE BOARD RECOMMENDS A VOTE "FOR" RE-ELECTION OF EACH DIRECTOR NOMINEE.

Pentair plc     9

PROPOSAL 1

DIRECTORS STANDING FOR RE-ELECTION

Mona Abutaleb Stephenson

Age: 57 Director Since: 2019 Committee Served: ► Audit and Finance

Biography

Ms. Abutaleb has been the Chief Executive Officer of Medical Technology Solutions, LLC, a provider of technology solutions for the healthcare industry, since 2019. From 2013 to 2018, Ms. Abutaleb was the Chief Executive Officer of mindSHIFT Technologies, Inc., an IT outsourcing/managed services and cloud services provider. From 2006 to 2013, Ms. Abutaleb served as President and Chief Operating Officer of mindSHIFT. In 2012, mindSHIFT was acquired by Best Buy Co., Inc. and then later, in 2014, was acquired by Ricoh Company, Ltd., a leading provider of document management solutions, IT services, printing, digital cameras and industrial systems. Ms. Abutaleb also served as Senior Vice President of Ricoh USA from 2015 to 2017 and Executive Vice President of Ricoh Global Services from 2017 to 2018.

Skills & Qualifications

Ms. Abutaleb has significant executive leadership experience, including in the areas of technology, cyber risk management and strategic planning. Ms. Abutaleb's experience serving on the board of a company operating in a highly regulated industry contributes to her experience overseeing governance and risk.

Other Public Board Service:

Sandy Spring Bancorp, Inc. (2015–present)

Glynis A. Bryan

Age: 61 Director Since: 2003 Committee Served: ► Audit and Finance (Chair)

Biography

Since 2007, Ms. Bryan has been the Chief Financial Officer of Insight Enterprises, Inc., a leading provider of information technology products and solutions to clients in North America, Europe, the Middle East and the Asia-Pacific region. Between 2005 and 2007, Ms. Bryan was the Executive Vice President and Chief Financial Officer of Swift Transportation Co., a holding company that operates the largest fleet of truckload carrier equipment in the United States. Between 2001 and 2005, Ms. Bryan was the Chief Financial Officer of APL Logistics, the supply-chain management arm of Singapore-based NOL Group, a logistics and global transportation business. Prior to joining APL, Ms. Bryan spent 16 years with Ryder System, Inc., a truck leasing company where Ms. Bryan served as Senior Vice President and Chief Financial Officer of Ryder Transportation Services from 1999 to 2000.

Skills & Qualifications

Ms. Bryan has extensive global financial and accounting experience in a variety of business operations along with significant leadership experience. Ms. Bryan's institutional knowledge of Pentair, her global perspective, and her logistics expertise allow her to make significant contributions to the Board.

Other Public Board Service:

Pinnacle West Capital Corporation (2020–present)

10     2020 Proxy Statement

PROPOSAL 1

T. Michael Glenn

Age: 64 Director Since: 2007 Committees Served: ► Compensation (Chair) ► Governance

Biography

Mr. Glenn serves as the Chair of our Compensation Committee. Since 2017, Mr. Glenn has served as a Senior Advisor to Oak Hill Capital Partners, a private equity firm. Since 2017, Mr. Glenn also has served on the board of directors of CenturyLink, Inc., a global communications and information technology services company. In 2019, Mr. Glenn was appointed to the board of directors of Safe Fleet Holdings, LLC, a provider of integrated safety platforms for fleets. From 1998 until his retirement in 2016, Mr. Glenn served as the Executive Vice President-Market Development and Corporate Communications of FedEx Corporation, a global provider of supply chain, transportation, business and related information services. From 2000 to 2016, Mr. Glenn also served as President and Chief Executive Officer of FedEx Corporate Services, responsible for all marketing, sales, customer service and retail operations functions for all FedEx Corporation operating companies, including FedEx Office.

Skills & Qualifications

Mr. Glenn brings extensive strategic, marketing and communications experience to our Board from his service as one of the top leaders at FedEx Corporation. He has been an active participant in the development of our strategic plans and a strong proponent for strengthening our branding and marketing initiatives.

Other Public Board Service:

CenturyLink, Inc. (2017–present); Level 3 Communications, Inc. (2012–2017); Renasant Corporation (2008–2012); Deluxe Corporation (2004–2007)

Theodore L. Harris

Age: 55 Director Since: 2018 Committee Served: ► Audit and Finance

Biography

Since 2015, Mr. Harris has been the Chief Executive Officer and a Director of Balchem Corporation, a provider of specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical, medical sterilization and industrial industries. Since 2017, Mr. Harris has served as Chairman of Balchem Corporation's board of directors. Prior to joining Balchem, Mr. Harris spent 11 years at Ashland, Inc., a global specialty chemical provider in a wide variety of markets and applications, including architectural coatings, adhesives, automotive, construction, energy, food and beverage, personal care, and pharmaceutical. Mr. Harris served in a variety of senior management positions at Ashland, Inc., serving most recently as Senior Vice President and President, Performance Materials, from 2014 to 2015. Prior to this position, from 2011 to 2014, Mr. Harris served as Senior Vice President and President, Performance Materials & Ashland Supply Chain, and prior to that, Vice President and President, Performance Materials & Ashland Supply Chain. Between 1993 and 2004, Mr. Harris served in a variety of senior level roles for FMC Corporation, a global provider of crop-protection products, where he last served as General Manager of the Food Ingredients Business.

Skills & Qualifications

Mr. Harris brings to our Board broad managerial, international, operational, financial and sales experience, as well as his track record of developing worldwide marketing strategies and his strong connectivity to consumer end markets.

Other Public Board Service:

Balchem Corporation (2015–present)

Pentair plc     11

PROPOSAL 1

David A. Jones

Age: 70 Director Since: 2003 Committees Served: ► Compensation ► Governance

Biography

Mr. Jones serves as the Chairman of the Board. Since 2008, Mr. Jones has been Senior Advisor to Oak Hill Capital Partners, a private equity firm. In 2017, Mr. Jones was appointed to the board of directors of Checkers Drive-In Restaurants, Inc., a leading national restaurant chain, and in 2012, Mr. Jones was appointed to the board of directors of Earth Fare, Inc., one of the largest natural food retailers in the U.S., all of which are privately owned by Oak Hill Capital Partners. Between 1996 and 2007, Mr. Jones was Chairman and Chief Executive Officer of Spectrum Brands, Inc. (formerly Rayovac Corporation), a global consumer products company with major businesses in batteries, lighting, shaving/grooming, personal care, lawn and garden, household insecticide, and pet supply product categories. Mr. Jones also served in leadership roles with Rayovac, Spectrum Brands, Thermoscan, The Regina Company and Electrolux Corp.

Skills & Qualifications

Mr. Jones' extensive management experience with both public and private companies and private equity, coupled with his global operational, financial, and mergers and acquisitions expertise, have given the Board invaluable insight into a wide range of business situations. Mr. Jones has served on each of our Board Committees, which allows him to bring to the Board insight into a wide range of business and governance situations.

Other Public Board Service:

Dave & Buster's Entertainment, Inc. (2010–2016); The Hillman Group (2010–2014); Simmons Bedding Company (2000–2010); Spectrum Brands, Inc. (1996–2007); Tyson Foods, Inc. (1995–2005)

Michael T. Speetzen

Age: 50 Director Since: 2018 Committee Served: ► Audit and Finance

Biography

Since 2015, Mr. Speetzen has served as the Executive Vice President, Finance and Chief Financial Officer of Polaris Inc., a global powersports leader with a product line-up that includes side-by-side and all-terrain off-road vehicles, motorcycles, boats, and snowmobiles. From 2011 to 2015, Mr. Speetzen was Senior Vice President, Finance and Chief Financial Officer of Xylem Inc., a leading global water technology equipment and service provider. Prior to joining Xylem, Mr. Speetzen served as Vice President and Chief Financial Officer of ITT Fluid and Motion Control from 2009 to 2011, Chief Financial Officer for the StandardAero division of the private equity firm Dubai Aerospace Enterprise Ltd. from 2007 to 2009, and various positions of increasing responsibility in the finance functions at Honeywell International, Inc. and General Electric Company.

Skills & Qualifications

Mr. Speetzen brings to our Board extensive financial experience and knowledge of global markets and transacting international business.

12     2020 Proxy Statement

PROPOSAL 1

John L. Stauch

Age: 55 Director Since: 2018

Biography

Mr. Stauch is the President and Chief Executive Officer of Pentair plc having previously served as Chief Financial Officer of Pentair from 2007 to 2018. Prior to joining Pentair, Mr. Stauch served as Chief Financial Officer of the Automation and Control Systems unit of Honeywell International Inc. from 2005 to 2007. Previously, Mr. Stauch served as Chief Financial Officer and Information Technology Director of PerkinElmer Optoelectronics and various executive, investor relations and managerial finance positions within Honeywell International Inc. and its predecessor AlliedSignal Inc. from 1994 to 2005. Mr. Stauch serves as a Director of Deluxe Corporation, where he is currently Chair of the Audit Committee and a member of the Finance Committee.

Skills & Qualifications

Mr. Stauch brings to our Board extensive knowledge of Pentair as our President and Chief Executive Officer and former Chief Financial Officer and extensive experience as a financial executive with many aspects of public company strategy and operations.

Other Public Board Service:

Deluxe Corporation (2016–present)

Billie I. Williamson

Age: 67 Director Since: 2014 Committees Served: ► Governance (Chair) ► Compensation

Biography

Ms. Williamson serves as Chair of our Governance Committee. Ms. Williamson has over three decades of experience auditing public companies as an employee and partner of Ernst & Young LLP. From 1998 to 2011, Ms. Williamson served Ernst & Young as a Senior Assurance Partner. Ms. Williamson was also Ernst & Young's Americas Inclusiveness Officer, a member of its Americas Executive Board, which functions as the Board of Directors for Ernst & Young dealing with strategic and operational matters, and a member of the Ernst & Young U.S. Executive Board responsible for partnership matters for the firm.

Skills & Qualifications

Ms. Williamson brings to our Board extensive financial and accounting knowledge and experience, including her service as a principal financial officer and an independent auditor to numerous Fortune 250 companies and her professional training and standing as a Certified Public Accountant, as well as her broad experience with SEC reporting and governance matters.

Other Public Board Service:

Cushman & Wakefield plc (2018–present); Kraton Corporation (2018–present); XL Group Ltd. (2018); CSRA Inc. (2015–2018); Janus Capital Group Inc. (2015–2017); Exelis Inc. (2012–2015); Annie's Inc. (2012–2014)

Pentair plc     13

PROPOSAL 1

DIRECTOR INDEPENDENCE

The Board, based on the recommendation of the Governance Committee, determines the independence of each director based upon the New York Stock Exchange ("NYSE") listing standards and the categorical standards of independence included in our Corporate Governance Principles. Based on these standards, the Board has affirmatively determined that all of our non-employee directors (i.e., Mses. Abutaleb, Bryan, and Williamson and Messrs. Esculier, Glenn, Harris, Jones, and Speetzen) are independent and have no material relationship with us (including our directors and officers) that would interfere with their exercise of independent judgment. John L. Stauch, our President and Chief Executive Officer, is the only director who is not independent.

In determining independence, our Board and Governance Committee consider circumstances where a director serves as an employee of another company that is a customer or supplier. The Board and Governance Committee have reviewed each of these relationships, which are set forth below. In every case, the relationship involves sales to or purchases from the other company that, for each of 2017, 2018, and 2019, were (a) less than the greater of $1 million or 2% of that organization's consolidated gross revenues during each of 2017, 2018, and 2019; and (b) not of an amount or nature that impeded the director's exercise of independent judgment.

Director	Relationship(s) Considered
Ms. Bryan	Chief Financial Officer, Insight Enterprises, Inc.

Mr. Esculier	Chief Executive Officer, WABCO Holdings, Inc.

Mr. Speetzen	Executive Vice President, Finance and Chief Financial Officer, Polaris Inc.

DIRECTOR QUALIFICATIONS; DIVERSITY AND TENURE

The Governance Committee and the Board recognize that the Board's contributions and effectiveness depend on the character and abilities of each director individually as well as on their collective strengths. Accordingly, the Governance Committee and the Board evaluate candidates based on several criteria. Directors are chosen with a view to bringing to the Board a variety of experiences and backgrounds and establishing a core of strategic and business advisers with financial and management expertise. The Governance Committee and the Board also consider candidates with substantial experience outside the business community, such as in the public, academic or scientific communities. In addition, the Governance Committee and the Board consider the tenure of incumbent directors, with the goal of having a mix of shorter-tenured directors who provide fresh perspectives and longer-tenured directors who provide institutional knowledge regarding our company and our business.

When considering candidates for election as directors, the Governance Committee and the Board are guided by the following principles, found in our Corporate Governance Principles:

►
at least a majority of the Board must consist of independent directors;
►
each director should be chosen without regard to gender, sexual orientation, race, religion or national origin;
►
each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
►
each director should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of his or her responsibilities as a director;
►
each director should possess substantial and significant experience that could be important to us in the performance of his or her duties;
►
each director should have sufficient time available to devote to our affairs; and
►
each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily the interests of a special interest group or constituency and be committed to enhancing long-term shareholder value.

Our policies on director qualifications emphasize our commitment to diversity at the Board level — diversity not only of gender, sexual orientation, race, religion or national origin but also diversity of experience, expertise and training. The Governance Committee in the first instance is charged with observing these

14     2020 Proxy Statement

PROPOSAL 1

policies, and strives in reviewing each candidate to assess the fit of his or her qualifications with the needs of the Board and our company at that time, given the then current mix of directors' attributes. Board composition, effectiveness and processes are all subject areas of our annual Board self-assessment, which is described in more detail below under "Board and Committee Self-Assessments."

SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND PROXY ACCESS

Our Corporate Governance Principles provide that the Governance Committee will consider persons properly recommended by shareholders to become nominees for election as directors in accordance with the criteria described above under "Director Qualifications; Diversity and Tenure." Recommendations for consideration by the Governance Committee, together with appropriate biographical information concerning each proposed nominee, should be sent in writing to c/o Corporate Secretary, Pentair plc, Regal House, 70 London Road, Twickenham, London, TW1 3QS, United Kingdom.

Our Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election as directors in connection with an Annual General Meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association and submitted within the timing requirements set forth in the Articles of Association. See "Shareholder Proposals and Nominations for the 2021 Annual General Meeting of Shareholders" below for more information.

In addition, eligible shareholders may under certain circumstances be able to nominate and include in our proxy materials a specified number of candidates for election as directors under the proxy access provisions in our Articles of Association. All such nominations must be accompanied by certain background and other information specified in our Articles of Association and submitted within the timing requirements set forth in our Articles of Association. See "Shareholder Proposals and Nominations for the 2021 Annual General Meeting of Shareholders" below for more information.

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CORPORATE GOVERNANCE MATTERS

THE BOARD'S ROLE AND RESPONSIBILITIES

Risk Oversight

The Board is responsible for general oversight of our risk management. The Board focuses on the most significant and material risks facing us and helps to ensure that management develops and implements controls and appropriate risk mitigation strategies.

At the direction of the Board, we have instituted an enterprise-wide risk management system that identifies potential exposure to risks that arise in the course of our business. The Board has determined that the Board as a whole, and not a separate committee, will oversee our enterprise risk management process. Each of our Board Committees has historically focused and continues to focus on specific risks within its respective area of responsibility and regularly reports to the full Board. The Board uses our enterprise-wide risk management system as a key tool for understanding the risks facing us as well as assessing whether management's processes, procedures and practices for mitigating those risks are effective. Our General Counsel is the primary person responsible to the Board in the planning, assessment and reporting of our risk profile and this risk management system. The Board reviews and discusses an assessment of and a report on our risk profile on a regular basis, including reports on strategic, operational, financial, cybersecurity, information technology, and legal and regulatory compliance risks.

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CORPORATE GOVERNANCE MATTERS

Oversight of Company Strategy

At least once per year, the Board and senior management engage in an in-depth strategic review of our company's outlook and strategy, which is designed to create long-term shareholder value and serves as the foundation upon which goals are established. Throughout the year, the Board reviews our strategy and monitors management's progress against such goals.

Oversight of Succession Planning

The Board views its role in succession planning and talent development as a key responsibility. At least once per year, usually as part of the annual talent review process, the Board discusses and reviews the succession plans for the Chief Executive Officer position and other executive officers and key contributors. The Board becomes familiar with potential successors for key management positions through various means, including annual talent reviews, presentations to the Board, and communications outside of meetings. Our succession planning process is an organization-wide practice designed to proactively identify, develop and retain the leadership talent that is critical for our future business success.

Communicating with Shareholders and Other Stakeholders

We believe that maintaining an active dialogue with our shareholders is important to our long-term success. We value the opinions of our shareholders and other stakeholders and welcome their views throughout the year on key issues. During 2019, we continued our shareholder outreach efforts with respect to executive compensation and corporate governance matters by initiating communications with our largest shareholders representing a majority of our outstanding shares. The majority of shareholders with whom we spoke supported our executive compensation program and our corporate governance practices. If you wish to communicate with the Board, non-employee directors as a group, or any individual director, including the Chairman, you may send a letter addressed to the relevant party, c/o Corporate Secretary, Pentair plc, Regal House, 70 London Road, Twickenham, London, TW1 3QS, United Kingdom. Any such communications will be forwarded directly to the relevant addressee(s).

Policies and Procedures Regarding Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

►
a "related person" means any of our directors, executive officers, or 5% shareholders or any of their immediate family members; and
►
a "related person transaction" generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

Potential related person transactions must be disclosed in the manner required in our Articles of Association and be brought to the attention of the Governance Committee directly or to the General Counsel for transmission to the Governance Committee. Disclosure to the Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer or director becomes aware of the related person transaction. The Governance Committee's decision whether to approve or ratify a related person transaction is to be made in light of a number of factors, including the following:

►
whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party had no affiliation with any of our directors, executive officers or 5% shareholders;
►
whether there are demonstrable business reasons for us to enter into the related person transaction;
►
whether the related person transaction could impair the independence of a director under our Corporate Governance Principles' standards for director independence; and whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer,

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CORPORATE GOVERNANCE MATTERS

►
the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of the relationship, and any other factors the Governance Committee deems relevant.

We had no related person transactions during 2019. To our knowledge, no related person transactions are currently proposed.

BOARD STRUCTURE AND PROCESSES

We and our Board are committed to the highest standards of corporate governance and ethics. As part of this commitment, the Board has adopted a set of Corporate Governance Principles that sets forth our policies on:

►
selection and composition of the Board;
►
Board leadership;
►
Board composition and performance;
►
responsibilities of the Board;
►
the Board's relationship to senior management;
►
meeting procedures;
►
Committee matters; and
►
succession planning and leadership development.

The Board regularly reviews and, if appropriate, revises the Corporate Governance Principles and other governance instruments, including the charters of its Audit and Finance, Compensation, and Governance Committees, in accordance with rules of the Securities and Exchange Commission ("SEC"), the NYSE and Irish law. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, contractors, directors and executive officers, including our Chief Executive Officer and senior financial officers.

Copies of these documents are available, free of charge, on our website at https://www.pentair.com/en/about/corporate-governance.html.

Board Leadership Structure

We do not have a policy requiring the positions of Chairman of the Board and Chief Executive Officer to be held by different persons. Rather, the Board has the discretion to determine whether the positions should be combined or separated. Since 2018, the positions of Chief Executive Officer and Chairman of the Board have been separated.

Mr. Stauch is our Chief Executive Officer, and Mr. Jones, an independent member of the Board, serves as Chairman of the Board. The role of the Chairman is to provide independent leadership to the Board, act as liaison between and among the non-employee directors and our company, and seek to ensure that the Board operates independently of management. The Chairman's principal responsibilities include:

►
leading meetings of the Board;
►
presiding over all executive sessions of the Board;
►
in conjunction with the Chair of the Compensation Committee, reporting to the Chief Executive Officer on the Board's annual review of his performance;
►
approving the agenda for Board meetings, including scheduling to assure sufficient time for discussion of all agenda items;
►
in conjunction with the Committee Chairs, ensuring an appropriate flow of information to the Board;
►
holding one-on-one discussions with individual directors where requested by directors or the Board; and
►
carrying out other duties as requested by the Board.

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CORPORATE GOVERNANCE MATTERS

Board and Committee Self-Assessments

The Board annually conducts a self-assessment of the Board and each Committee in addition to verbal assessments conducted in independent executive session at the end of every Board and Committee meeting. In 2019, the annual assessment process consisted of individual meetings with the Chairman and each director to discuss his or her assessment of the Board, and a written evaluation of the Board and each Committee comprising both quantitative scoring and narrative comments on a range of topics, including:

The written evaluation responses were compiled by a third party. The Committee results were shared with each Committee Chair who each led a discussion of the assessment at the following regular Committee meeting. The results of the written Board evaluations were shared with the Chairman of the Board and Governance Committee Chair who led a discussion of the assessment at the following Board meeting.

Board Education

Board education is an ongoing, year-round process, which begins when a director joins our Board. Upon joining our Board, new directors are provided with a comprehensive orientation to our company, including our business, strategy and governance. For example, new directors typically participate in one-on-one introductory meetings with our senior business and functional leaders. On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the industry, both from senior management and from experts outside of our company. Directors may also enroll in continuing education programs sponsored by third parties at our expense.

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CORPORATE GOVERNANCE MATTERS

COMMITTEES OF THE BOARD

The Board has three standing Committees comprised solely of independent directors: the Audit and Finance Committee, the Compensation Committee, and the Governance Committee. The Committee members also meet in executive session without management present at each meeting.

Audit and Finance Committee
Role:	The Audit and Finance Committee is responsible, among other things, for assisting the Board with oversight of our accounting and financial reporting processes, oversight of our financing strategy, investment policies, and financial condition, and audits of our financial statements. These responsibilities include the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of our external auditor, and the performance of our internal audit function and of the external auditor. The Committee is directly responsible for the appointment, compensation, evaluation, terms of engagement (including retention and termination), and oversight of the independent registered public accounting firm. The Committee holds meetings regularly with our independent and internal auditors, the Board, and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment, and compliance with our Code of Business Conduct and Ethics and other policies.

Members:	Glynis A. Bryan (Chair), Mona Abutaleb, Theodore L. Harris, and Michael T. Speetzen. All members have been determined to be independent under SEC and NYSE rules.

Report:	You can find the Audit and Finance Committee Report under "Audit and Finance Committee Report" of this Proxy Statement.

Financial Experts:	The Board has determined that all members of the Committee are financially literate under NYSE rules and that Ms. Bryan and Messrs. Harris and Speetzen qualify as "audit committee financial experts" under SEC standards.

Compensation Committee
Role:	The Compensation Committee sets and administers the policies that govern executive compensation. This includes establishing and reviewing executive base salaries and administering cash bonus and equity-based compensation under the Pentair plc 2012 Stock and Incentive Plan (the "2012 Stock Plan"). The Committee also sets the Chief Executive Officer's compensation in conjunction with the Board's annual evaluation of his performance. The Committee has engaged Aon Consulting (formerly Aon Hewitt), a human resources consulting firm, to aid the Committee in its annual review of our executive compensation program for continuing appropriateness and reasonableness and to make recommendations regarding executive officer compensation levels and structures. In reviewing our executive compensation program, the Compensation Committee also considers other sources to evaluate external market, industry and peer-company practices. Information regarding the independence of Aon Consulting is included under "Compensation Discussion and Analysis — Compensation Consultant." A more complete description of the Compensation Committee's practices can be found under "Compensation Discussion and Analysis" under the headings "Comparative Framework" and "Compensation Consultant."

Members:	T. Michael Glenn (Chair), Jacques Esculier, David A. Jones, and Billie I. Williamson. All members have been determined to be independent under SEC and NYSE rules.

Report:	You can find the Compensation Committee Report under "Compensation Committee Report" of this Proxy Statement.

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CORPORATE GOVERNANCE MATTERS

Governance Committee
Role:	The Governance Committee is responsible for, among other things, identifying individuals suited to become directors and recommending nominees to the Board for election at Annual General Meetings. In addition, the Committee monitors developments in director compensation and, as appropriate, recommends changes in director compensation to the Board. The Committee is also responsible for reviewing annually and recommending to the Board changes to our Corporate Governance Principles and administering the annual Board and Board Committee self-assessment. Finally, the Governance Committee oversees public policy matters and compliance with our Code of Business Conduct and Ethics.

Members:	Billie I. Williamson (Chair), Jacques Esculier, T. Michael Glenn, and David A. Jones. All members have been determined to be independent under NYSE rules.

ATTENDANCE AT MEETINGS

The Board held five meetings in 2019. Members of the Board are expected to attend all scheduled meetings of the Board and the Committees on which they serve and all Annual and Extraordinary General Meetings. All directors attended 100% of the meetings of the Board and all meetings of the Committees on which they served during the period for which such persons served as directors in 2019. In each regularly scheduled meeting, the independent directors also met in executive session, without the Chief Executive Officer or other members of management present. All of the directors then-serving attended the 2019 Annual General Meeting in person, except for Ms. Bryan, who attended by telephone.

DIRECTOR COMPENSATION

The Governance Committee annually reviews the compensation of our non-employee directors and makes recommendations to the Board of Directors. Our independent directors approve our director compensation.

We use a combination of cash and equity-based incentive compensation to attract and retain qualified directors. Compensation of our directors reflects our belief that a significant portion of directors' compensation should be tied to long-term growth in shareholder value.

Mr. Stauch, our only employee-director, is not, and will not be, separately compensated for service as a member of the Board.

Director Retainers

The annual retainers for non-employee directors' service on the Board and Board Committees during 2019 were as follows:

Board Retainer	$90,000

Non-Employee Director Chair	$140,000

Audit and Finance Committee Chair Supplemental Retainer	$22,750

Compensation Committee Chair Supplemental Retainer	$15,000

Governance Committee Chair Supplemental Retainer	$15,000

Audit and Finance Committee Retainer	$13,500

Compensation Committee Retainer	$7,500

Governance Committee Retainer	$7,500

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CORPORATE GOVERNANCE MATTERS

The above fee structure was approved by our independent directors in December 2018 based on recommendations from the Governance Committee and from Aon Consulting (formerly Aon Hewitt) who reviewed our director compensation practices against the practices of our peer group. Also at that time, based on advice from Aon Consulting, we adopted a policy to provide, beginning in 2019, a tax equalization payment to non-employee directors on any U.K. taxes that may be paid on account of our company's payment of, or reimbursement for, travel, lodging and meal expenses incidental to Board and Board Committee meetings and reimbursement of fees and expenses in connection with assistance in the preparation of U.K. tax returns and any U.K. taxes on such payment or reimbursement. In addition, for the purposes of limiting double-taxation on U.K. sourced income, non-employee directors are eligible to receive tax equalization payments if the income taxes owed on U.K. sourced income exceeds the income tax rates relative to their countries of residence.

In December 2019, Aon Consulting again reviewed our director compensation with the Governance Committee based on the director compensation practices of our peer group, and our independent directors approved the same level of director compensation for 2020.

Equity Awards

Non-employee directors receive an annual equity grant under the 2012 Stock Plan as a part of their compensation. The full value of the annual equity grant is delivered in the form of restricted stock units. The restricted stock units vest on the first anniversary of the grant date. Each restricted stock unit represents the right to receive one ordinary share upon vesting and includes one dividend equivalent unit, which entitles the holder to all cash dividends declared on one ordinary share from and after the date of grant.

The annual grant for 2019, as approved by our independent directors based on the recommendation from the Governance Committee, was valued at $140,000 and was granted on January 2, 2019. Based on the review of director compensation by Aon Consulting and the recommendation of the Governance Committee, our independent directors approved an annual grant for 2020 again valued at $140,000, which was granted on January 2, 2020.

Stock Ownership Guidelines for Non-Employee Directors

Our Corporate Governance Principles establish that non-employee directors should acquire and hold our company shares or share equivalents at a level of five times the annual board retainer.

STOCK OWNERSHIP FOR NON-EMPLOYEE DIRECTORS SERVING AS OF DECEMBER 31, 2019

	Share Ownership(1)	12/31/19 Market Value ($)(2)	Ownership Guideline ($)	Meets Guideline(3)
Mona Abutaleb	3,877	177,838	450,000	No

Glynis A. Bryan	28,662	1,314,726	450,000	Yes

Jacques Esculier	11,467	525,991	450,000	Yes

T. Michael Glenn	26,115	1,197,895	450,000	Yes

Theodore L. Harris	5,424	248,799	450,000	No

David A. Jones	69,251	3,176,543	450,000	Yes

Michael T. Speetzen	5,424	248,799	450,000	No

Billie I. Williamson	12,024	551,541	450,000	Yes

(1)
The amounts in this column include ordinary shares owned by the director, both directly and indirectly, and unvested restricted stock units.

(2)
Based on the closing market price for our ordinary shares on December 31, 2019 of $45.87.

(3)
Non-employee directors have five years after their election as a director to meet the stock ownership guidelines. Messrs. Harris and Speetzen were first elected as directors in 2018, and Ms. Abutaleb was first elected as a director in 2019. All directors have met or are on track to meet the guidelines.

22     2020 Proxy Statement

CORPORATE GOVERNANCE MATTERS

Director Compensation Table

The table below summarizes the compensation that we paid to non-employee directors for the year ended December 31, 2019.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Mona Abutaleb	28,530	139,998	—	—	—	1,011	169,539

Glynis A. Bryan	129,949	140,013	—	—	—	7,628	277,590

Jacques Esculier	107,574	140,013	—	—	—	9,814	257,401

T. Michael Glenn	123,699	140,013	—	—	—	8,690	272,402

Theodore L. Harris	107,199	140,013	—	—	—	10,463	257,675

David A. Jones	248,699	140,013	—	—	—	11,094	399,806

Michael T. Speetzen	107,199	140,013	—	—	—	10,463	257,675

Billie I. Williamson	123,699	140,013	—	—	—	13,216	276,928

(1)
Ms. Abutaleb began serving as a director effective September 23, 2019.

(2)
The amounts in column (c) represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 ("ASC 718"), of restricted stock units granted during 2019. Assumptions used in the calculation of these amounts are included in footnote 13 to our audited financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2020. As of December 31, 2019, each then-serving director had the unvested restricted stock units and deferred share units shown in the table below.

Name	Unvested Restricted Stock Units	Deferred Share Units
Mona Abutaleb	3,877	—

Glynis A. Bryan	3,707	5,256

Jacques Esculier	3,707	—

T. Michael Glenn	3,707	1,822

Theodore L. Harris	3,707	—

David A. Jones	3,707	52,350

Michael T. Speetzen	3,707	—

Billie I. Williamson	3,707	—

(3)
No stock options were granted to our non-employee directors during 2019. As of December 31, 2019, each then-serving director had the outstanding stock options shown in the table below.

Name	Outstanding Stock Options
Mona Abutaleb	—

Glynis A. Bryan	32,549

Jacques Esculier	—

T. Michael Glenn	32,549

Theodore L. Harris	—

David A. Jones	32,549

Michael T. Speetzen	—

Billie I. Williamson	—

(4)
The amounts in column (g) for 2019 include tax equalization payments on any U.K. taxes paid on account of our company's payment of, or reimbursement for, (a) lodging expenses incidental to Board and Board Committee meetings and (b) fees and expenses in connection with assistance in the preparation of U.K. tax returns. The directors also occasionally receive personal use of event tickets when such tickets are not being used for business purposes for which we have no aggregate incremental cost.

Pentair plc     23

PROPOSAL 2

EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, the Board is asking the shareholders to approve, by nonbinding, advisory vote, the compensation of the Named Executive Officers disclosed in the sections below titled "Compensation Discussion and Analysis" and "Executive Compensation Tables." We currently hold these votes annually.

Executive compensation is an important matter to the Board and the Compensation Committee and to our shareholders. We have designed our executive compensation program to align executive and shareholder interests by rewarding the achievement of specific annual, long-term, and strategic goals that create long-term shareholder value. We believe that our executive compensation program provides competitive compensation that motivates and rewards executives for achieving financial and strategic objectives, provides rewards commensurate with performance to incentivize the Named Executive Officers to perform at their highest levels, encourages growth and innovation, attracts and retains the Named Executive Officers and other key executives, and aligns our executive compensation with shareholders' interests through the use of equity-based incentive awards.

The Compensation Committee has overseen the development and implementation of our executive compensation program in line with these compensation objectives. The Compensation Committee continuously reviews, evaluates and updates our executive compensation program to ensure that we provide competitive compensation that motivates the Named Executive Officers to perform at their highest levels while increasing long-term value to our shareholders.

With these compensation objectives in mind, the Compensation Committee has taken a number of compensation actions in recent years to align with our shareholders' interests, including the following:

►
Annual cash incentives for the Named Executive Officers are based on performance goals that correlate strongly with several primary corporate objectives: focusing on revenue growth, improving the financial return from our business and strengthening our balance sheet through cash flow improvement and debt reduction.
►
Long-term incentive awards that are performance based and aligned with creating long-term shareholder value.
►
Robust stock ownership guidelines for executive officers.
►
No single trigger change in control vesting or excise tax gross-ups in our Key Executive Employment and Separation Agreements ("KEESAs").
►
Elimination of executive cash perquisite allowance.
►
Enhanced policy prohibiting hedging by directors, executive officers and employees.

As described in detail under "Compensation Discussion and Analysis — Shareholder Outreach and Say on Pay," we continued shareholder outreach in 2019.

These and other actions demonstrate our continued commitment to align executive compensation with shareholders' interests while providing competitive compensation to attract, motivate and retain the Named Executive Officers and other key executives. We will continue to review and adjust our executive compensation program with these goals in mind to ensure the long-term success of our company and generate increased long-term value to our shareholders.

This nonbinding, advisory vote gives you an opportunity to express your views about our executive compensation program. As we further align our executive compensation program with the interests of our shareholders while continuing to retain key talented executives who drive our company's success, we ask that you approve the compensation of the Named Executive Officers.

The resolution in respect of this Proposal 2 is an ordinary resolution. The text of the resolution with respect to Proposal 2 is as follows:

"IT IS RESOLVED, that, on a nonbinding, advisory basis, the compensation of Pentair plc's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying tables and the related disclosures contained in Pentair plc's Proxy Statement is hereby approved."

EACH OF THE BOARD AND THE COMPENSATION COMMITTEE RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

24     2020 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019.

THE COMPENSATION COMMITTEE

T. Michael Glenn, Chair
Jacques Esculier
David A. Jones
Billie I. Williamson

Pentair plc     25

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION PROGRAM AND OBJECTIVES

The Compensation Committee sets and administers the policies that govern our executive compensation, including:

►
establishing and reviewing executive base salaries;
►
overseeing our annual incentive compensation plans;
►
overseeing our long-term equity-based compensation plan;
►
approving all awards under those plans;
►
annually evaluating risk considerations associated with our executive compensation program; and
►
annually approving all compensation decisions for executive officers, including those for the Named Executive Officers, who are named in the Summary Compensation Table below.

The Compensation Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders' economic interests. The Compensation Committee seeks to accomplish this objective by rewarding the achievement of specific annual, long-term and strategic goals that create lasting shareholder value.

The Compensation Committee's specific objectives include:

►
motivating and rewarding executives for achieving financial and strategic objectives;
►
aligning management and shareholder interests by encouraging employee stock ownership;
►
providing rewards commensurate with company performance;
►
encouraging growth and innovation; and
►
attracting and retaining top-quality executives and key employees.

To balance the objectives described above, our executive compensation program uses the following direct compensation elements:

►
base salary, to provide fixed compensation competitive in the marketplace;
►
annual incentive compensation, to reward short-term performance against specific financial targets; and
►
long-term incentive compensation, to link management incentives to long-term value creation and shareholder return.

We also provide standard retirement and health and welfare benefits to attract and retain executives over the longer term.

The Compensation Committee reviews total compensation for executive officers and the relative levels of each of these forms of compensation against the Committee's goals. As such, our executive compensation program is predominantly performance-based, which encourages our executive officers to focus on our company's long-term success and aligns with the long-term interests of our shareholders. The approximate mix of total target direct compensation for 2019 for our Chief Executive Officer and the average of the other Named Executive Officers is shown in the charts that follow.

26     2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

OUR EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee has taken a number of actions in recent years with the focus of aligning our executive compensation program with Pentair's short-term and long-term objectives while also addressing shareholder feedback and compensation best practices. The table below outlines a number of key features in our executive compensation program.

WHAT WE DO	WHAT WE DON'T DO

Annual Shareholder Outreach to seek input and feedback on executive compensation
Independent Consultant, hired by and reporting to the Compensation Committee and evaluated periodically
Comparator Group ('peer group") evaluated annually, based on industry and revenue of 1/2 to 2x revenue size
Significant CEO pay at risk (85%); average of 74% for other Named Executive Officers
Stock Ownership Guidelines and Holding Policy for the CEO at 6.0x base salary and 2.5-3.0x for executive officers
Formal Clawback Policy for cash bonuses and equity-based awards subject to performance-based vesting
Annual Risk-Assessment of our compensation programs and policies

No Single-Trigger Change in Control Equity Vesting in KEESAs
No Excise Tax Gross-ups for executive officers
No individual supplemental executive retirement plans for newly appointed executive officers
No hedging or pledging of Pentair equity securities
No stock options granted below fair market value
No Flexible Perquisite Cash Allowance for executive officers

2019 HIGHLIGHTS AND BUSINESS RESULTS*

2019 represented the first full year as the new Pentair, a pure play water company, guided by our purpose: "We believe the health of the world depends on reliable access to clean, safe water." While 2019 proved to be a challenging year for some of our businesses, we remain focused on our long-standing commitment to performance for our customers and our shareholders.

We achieved great progress throughout 2019 towards our vision of being the leading residential and commercial water treatment company. We acquired two businesses that strengthened our position in residential water treatment (Aquion and Pelican), and strengthened an important competence in end-to-end consumer solutions (Pelican). Both acquisitions are helping to further our residential and commercial water treatment strategy. Additionally, we continued to make great strides in accelerating our growth investments in marketing, brand building and innovation.

In 2019 as compared to 2018, we increased our earnings per share from continuing operations ("EPS") by 17.1%, while our segment income decreased 3.8%. Our net sales during 2019 were $2,957 million and were flat compared to 2018, and free cash flow from continuing operations was $287 million for 2019. We increased the cash dividend for the 43rd consecutive year, returning $123 million to our shareholders during 2019.

Based on the 2019 financial results, the Compensation Committee determined that no amounts would be paid to the Named Executive Officers under the Management Incentive Plan ("MIP") for 2019, as reflected in the "Non Equity Incentive Plan Compensation" column in the Summary Compensation Table.

*    Please see Appendix A for reconciliation of GAAP to non-GAAP financial measures included in this section.

Pentair plc     27

COMPENSATION DISCUSSION AND ANALYSIS

Earnings per diluted share from continuing operations ("EPS") were $2.12 in 2019 compared to $1.81 in 2018. On an adjusted basis, EPS increased 1.3% to $2.38 in 2019 compared to $2.35 in 2018. Adjusted EPS is a key metric in our performance share unit awards, detailed on page 34.

Operating income in 2019 was $433 million compared to $437 million in 2018. On an adjusted basis, our segment income decreased 3.8% over the prior year to $516 million in 2019 from $537 million in 2018. Segment income as a percent of sales decreased to 17.5% in 2019 from 18.1% in 2018. Segment income is a key metric in our MIP, detailed on page 32.

Net cash provided by operating activities of continuing operations was $345 million in 2019 compared to $458 million in 2018. Free cash flow from continuing operations was $287 million in 2019, compared to $410 million in 2018. In 2019, we increased the cash dividend paid to our shareholders for the 43rd consecutive year, returning $123 million to our shareholders. Free cash flow is a key metric in our MIP, detailed on page 32.

28     2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our sales during 2019 were $2,957 million and were flat compared to $2,965 million in 2018. Revenue is a key metric in our MIP, detailed on page 32.

EVOLUTION OF EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee reviews annually the effectiveness of our executive compensation program and considers a number of factors, including business results, strategic priorities, shareholder alignment, and market practice. The chart below highlights a number of changes adopted over the last five years:

2015	2016	2017	2018*	2019
►Single trigger-equity treatment excise tax gross-ups removed in all new KEESAs	►Adopted performance share units ("PSU"), replacing cash settled performance share units ►Introduced adjusted EPS in performance based long term incentive plans
►Increased allocation of PSUs in long-term incentive grants to 50% of annual grants
 ►Added return on equity ("ROE") metric as second PSU measure
 ►Increased ownership levels in stock ownership guidelines
		►Updated Annual Incentive Plan to be 100% based on business results	►Established new executive leadership team for new Pentair, a smaller, pure play water company ►New compensation peer groups and pay ranges take effect ►Eliminated flexible perquisite cash allowance
►Reduced maximum payout opportunity on segment income under the 2019 MIP from 300% to 200%
 ►Replaced ROE with return on invested capital ("ROIC") as a 2019-2021 PSU metric
				►Enhanced policy prohibiting hedging by directors, executive officers and employees
*
On April 30, 2018, we transferred our electrical business to nVent Electric plc ("nVent") and spun off nVent as a public company to our shareholders (the "Separation") and retained our water business as a pure play residential and commercial water treatment company.

Pentair plc     29

COMPENSATION DISCUSSION AND ANALYSIS

SHAREHOLDER OUTREACH AND SAY ON PAY

The Compensation Committee believes it is important to maintain an open dialogue with our shareholders to gain input on their perspectives regarding our governance and our executive compensation program and to provide clarifying information enabling them to make informed decisions in our annual advisory shareholder vote (our "say on pay vote") on the compensation of our executive officers named in our Proxy Statement.

In 2019, we maintained our shareholder outreach to gain additional insight, better understand shareholder perspectives, and evaluate any concerns regarding our executive compensation program. Specifically, our outreach in 2019 consisted of initiating communications with our largest shareholders representing a majority of our outstanding shares. These shareholders either arranged for individual discussions with us or provided us with feedback that they did not require a meeting. Compensation Committee members along with members of our management team, participated in the majority of the calls with our shareholders.

The majority of shareholders with whom we spoke supported our executive compensation program and the changes adopted over the last several years. This support was reflected in the results of the say on pay vote at the 2019 Annual General Meeting, with approximately 93% of votes cast in favor of our proposal.

Shareholder feedback is an important factor in how we approach and evaluate our executive compensation program. Consistent with the strong vote of shareholder approval, and support from our shareholders, we did not make any material changes to our compensation programs in 2019. We expect to carry forward the general themes provided in the feedback, which include:

Themes

►
Changes to our executive compensation program in recent years were viewed positively and balanced market practice with alignment to Pentair strategic objectives.
►
Our executive compensation program demonstrates a pay-for-performance linkage and shareholder alignment, and is appropriately risk-based, balancing annual and long-term performance.
►
Our annual incentive plan measures of income, revenue and free cash flow, and long-term incentive plan measures of adjusted EPS and ROIC are generally aligned with shareholder interests.

30     2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPARATIVE FRAMEWORK

In setting compensation for our executive officers, including our Named Executive Officers, the Compensation Committee uses competitive compensation data from an annual total compensation study of selected peer companies and other relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. The Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, critical needs and skill sets, experience, leadership potential, and succession planning. All companies in our peer group are:

►
publicly-traded on a major exchange;
►
similar in business scope and/or operations to our business units and global in nature; and
►
range from 1/2 to 2x our revenue size and in the same competitive sectors.

Based on Aon Consulting's recommendations, the Compensation Committee maintained the same group of companies for benchmarking purposes (the "Comparator Group") for use in setting target compensation for 2019 for our executive officers, including our Named Executive Officers. Our Comparator Group for 2019 included the following 16 peer companies, which had revenues ranging from approximately $1.45 billion to $4.71 billion, with median revenues of approximately $2.89 billion:

Acuity Brands, Inc.	A.O. Smith Corporation	Colfax Corporation

Crane Co.	Donaldson Company, Inc.	Flowserve Corporation

Graco Inc.	IDEX Corporation	Lennox International Inc.

Lincoln Electric Holdings, Inc.	SPX FLOW, Inc.	Snap-on Incorporated

The Timken Company	Valmont Industries, Inc.	Watts Water Technologies, Inc.

Xylem Inc.

2019 COMPENSATION PROGRAM ELEMENTS

For 2019, the principal components of compensation for our Named Executive Officers were:

►
base salary;
►
annual incentive compensation;
►
long-term incentive compensation, consisting of stock options, restricted stock units and performance share units; and
►
retirement and health and welfare benefits.

The Compensation Committee reviews total compensation for executive officers and the relative levels of each of these forms of compensation against the Compensation Committee's goals to attract, retain and incentivize talented executives and to align the interests of these executives with those of our long-term shareholders.

BASE SALARIES

We provide each Named Executive Officer with a fixed base salary. In setting base salaries, the Compensation Committee generally references comparable positions at peer companies based on available market data, which include published survey data and proxy statement data for our Comparator Group. The Compensation Committee considers compensation at comparable companies but does not set base salaries based on a particular peer group benchmark or any single factor.

Differences in base salaries among the Named Executive Officers are determined by the Compensation Committee based on numerous factors such as competitive conditions for the Named Executive Officer's position within the Comparator Group and in the broader employment market, as well

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COMPENSATION DISCUSSION AND ANALYSIS

as the Named Executive Officer's level of responsibility, experience, and individual performance.

In December 2018, the Compensation Committee undertook its annual review of base salaries for executive officers and other management personnel, in accordance with its normal procedures. Following a review with Aon Consulting, the Compensation Committee approved annual salary increases ranging from 2.9% to 5.0% for Messrs. Stauch, Borin and

Frykman and Ms. Robertson effective January 1, 2019 as set forth in the table below. In October 2019, in connection with Mr. Wamsley's commencement of employment, the Compensation Committee reviewed and approved a base salary for Mr. Wamsley of $500,000 based on a wide range of factors, including a market review, prior compensation level and arm's length negotiations with Mr. Wamsley.

	2019 Base Salary ($)	2018 Base Salary ($)(1)	Increase From 2018 to 2019 (%)
John L. Stauch	950,000	918,000	3.5

Mark C. Borin	565,000	547,000	3.3

Karl R. Frykman	665,000	646,000	2.9

Karla C. Robertson	525,000	500,000	5.0

James P. Wamsley(2)	500,000	—	—

(1)
On April 30, 2018, we transferred our electrical business to nVent Electric plc ("nVent") and spun off nVent as a public company to our shareholders (the "Separation") and retained our water business as a pure play residential and commercial water treatment company. The amounts in this column reflect base salaries after the Separation.

(2)
Mr. Wamsley was not employed by our company in 2018. Mr. Wamsley voluntarily terminated his employment with our company effective February 26, 2020.

ANNUAL INCENTIVE COMPENSATION

To provide competitive compensation to attract and retain top talent while linking pay to annual performance, we pay a portion of our executives' cash compensation as incentive compensation tied to annual business performance as measured against annual goals established by the Compensation Committee. In 2019, we provided a cash annual incentive compensation opportunity to each of our executive officers, including the Named Executive Officers, under our MIP pursuant to the 2012 Stock Plan.

The Compensation Committee determines a percentage of each executive officer's base salary as a targeted level of incentive compensation opportunity under the MIP, based on the Compensation Committee's review of Aon Consulting's recommendations, relevant survey data and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Compensation Committee generally sets each executive officer's target incentive compensation opportunity taking into consideration the

Comparator Group's target payouts but does not set target incentive compensation opportunities based on a particular peer group benchmark or any single factor.

The actual target incentive compensation opportunity set by the Compensation Committee for each executive officer varies depending on a wide range of factors, including competitive conditions for the executive officer's position within the Comparator Group and in the broader employment market, as well as the executive officer's performance, level of responsibility, and experience. An executive officer's base salary multiplied by the incentive compensation opportunity percentage establishes the target incentive compensation for which the executive officer is eligible.

In December 2018, the Compensation Committee undertook its annual review of targeted levels of incentive compensation opportunities and determined to maintain the same levels from the prior year for Messrs. Stauch, Borin and Frykman and for Ms. Robertson. In October 2019, in connection with

32     2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Wamsley's commencement of employment, the Compensation Committee approved a target level of annual incentive compensation opportunity for

Mr. Wamsley. The Named Executive Officers' incentive compensation targets as a percentage of salary and as a dollar amount were as follows:

	Target as a % of Salary	Target
John L. Stauch	120%	$1,140,000

Mark C. Borin	80%	$452,000

Karl R. Frykman	90%	$598,500

Karla C. Robertson	75%	$393,750

James P. Wamsley*	65%	$325,000

*
Amounts reflect Mr. Wamsley's annualized target level of annual incentive compensation opportunity. Because Mr. Wamsley joined our company late in the year, his actual target incentive opportunity under the MIP for 2019 was prorated.

Actual incentive compensation awarded to each Named Executive Officer is capped at 2.0 times the target, depending on actual company performance, as described below.

For the 2019 MIP, the Compensation Committee approved, based on recommendations of the Chief Executive Officer, the following three performance measures, which applied to each of our Named

Executive Officers: segment income, revenue, and free cash flow, each measured with respect to company-wide performance. Targets for each measure reflected Pentair's company size and short and long-term goals. The performance goals that applied to each of our Named Executive Officers, as well as the weight assigned to each performance goal and the corresponding payout levels were as follows:

Financial Performance Measure	Weight	Threshold (Required for any payout; payouts begin at 75%)	Target (100% payout)	Maximum (200% payout)
Segment Income	50%	$560 million	$595 million	$630 million

Revenue	30%	$3,020 million	$3,150 million	$3,290 million

Free Cash Flow	20%	$400 million	$445 million	$510 million

Consistent with our continuous effort to align pay with performance, and to respond to shareholder feedback that compensation should be tied to strategic financial and operating performance goals, the individual contribution component for Named Executive Officer annual incentive compensation was eliminated in 2017. As such, annual incentive compensation for Named Executive Officers is solely based on the achievement of company-wide financial performance goals. The Compensation Committee maintained this same general framework for the MIP for 2019.

The target levels for the performance goals were aligned with the corporate objectives in our annual operating plan. To provide an added performance incentive, the Compensation Committee determined that the amount of incentive compensation related to each performance goal would be scaled according to the amount by which the measure exceeded or fell short of the target. The Compensation Committee also determined that the performance goals for segment income, revenue and free cash flow should have a threshold level below which no incentive compensation would be earned, and that potential payouts would be scaled from 0.75 at the threshold to 2.0 times at the maximum, as detailed above.

The actual incentive compensation of each Named Executive Officer was determined by multiplying the eligible target incentive compensation amount by a multiplier determined as described above. For 2019, actual results as measured by the performance goals under the MIP for each of our Named Executive Officers were as follows:

Financial Performance Measure	Weight	Actual Financial Results*	Payout %	Weighted Payout %
Segment Income*	50%	$516 million	0%	0%

Revenue	30%	$2,957 million	0%	0%

Free Cash Flow*	20%	$287 million	0%	0%

Total	100%			0%

*
Please see Appendix A for reconciliation of GAAP to non-GAAP financial measures included in this section.

Pentair plc     33

COMPENSATION DISCUSSION AND ANALYSIS

Based on the financial results, the Compensation Committee determined that no amounts would be paid to the Named Executive Officers under the MIP for 2019, as reflected in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table.

In connection with Mr. Wamsley's commencement of employment, the Compensation Committee approved a sign-on bonus of $850,000 based on a number of factors, including compensation arrangements with his former employer and arm's length negotiations with Mr. Wamsley. The terms of the sign-on bonus provided that all of the bonus would be repaid to the company should Mr. Wamsley's employment with us be terminated within one year from his hire date. The Compensation Committee intended the sign-on bonus to Mr. Wamsley to be a one-time payment and that going forward Mr. Wamsley's cash incentive payment, if any, would be determined pursuant to the MIP consistent with the other Named Executive Officers. Mr. Wamsley's sign-on bonus, which has been reimbursed to the company by Mr. Wamsley in connection with his termination of employment, is reflected in the "Bonus" column in the Summary Compensation Table.

2019 LONG-TERM INCENTIVE COMPENSATION

The Compensation Committee emphasizes executive compensation that is tied to building and sustaining our company's value through ordinary share performance over time.

The Compensation Committee establishes long-term incentive compensation targets taking into consideration both published survey data and data from our Comparator Group. The Compensation Committee does not set award levels based on a particular peer group benchmark or any single factor. The Compensation Committee determines appropriate performance incentives based on a wide range of factors, such as competitive conditions for the Named Executive Officer's position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer's level of responsibility, experience, and individual performance.

In 2019, the Compensation Committee awarded long-term incentive compensation under the 2012 Stock Plan. As it does each year, the Compensation Committee referenced benchmark data (including compensation surveys, Comparator Group information and other data provided by Aon Consulting) in setting target dollar award levels for each Named Executive Officer and for each position or grade level.

As in prior years, the Compensation Committee continued to balance our long-term incentive compensation program components in a manner focused on shareholder wealth creation, the creation of a sustainable business, and ensuring the leadership is committed to the long-term success of our company. For 2019, the Compensation Committee maintained the mix of long-term incentive award of performance share units at 50% of the total long-term award value and stock options and restricted stock units each at 25% of the total long-term award value. The components had the features described below.

►
Stock options – Each stock option has a term of ten years, with one third of the options vesting on each of the first, second, and third anniversaries of the grant date.
►
Restricted stock units – Each restricted stock unit represents the right to receive one ordinary share upon vesting and includes one dividend equivalent unit, which entitles the holder to a cash payment equal to all cash dividends declared on one ordinary share from and after the date of grant. One third of the restricted stock units vest on each of the first, second, and third anniversaries of the grant date.
►
Performance share units – Each performance share unit represents the right to receive one ordinary share at the end of a three-year performance period if specified performance goals are achieved. For the performance share units granted in 2019 for the performance period 2019-2021, the Compensation Committee chose adjusted EPS and ROIC as the performance goals.

34     2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

  The Compensation Committee selected these metrics because of their relationship to driving long-term shareholder value and alignment with business strategy. The Compensation Committee believes that, while long-term interests should be reflected in performance-based awards, the targets should also be realistic and attainable. The performance goals and corresponding payout levels for 2019-2021 PSUs were as follows:

Metrics	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
Adjusted EPS*	75.0%	$2.72	$3.13	$4.06

ROIC**	25.0%	17.5%	18.2%	21.2%

*
Adjusted EPS is determined based on full year 2021 adjusted EPS results.

**
ROIC is determined by the sum of the trailing four quarters of NOPAT (Net Operating Profit After Tax), Depreciation and Capital Expenditures for the quarters ending March 31, June 30, September 30 and December 31, 2021 divided by the average of the trailing five quarters invested capital (Total Shareholders' Equity + Long-term Debt + Current Maturities of Long-term Debt and Short Term Borrowings — Cash and Cash Equivalents — Net Assets Held for Sale) as of December 31, 2021.

Payouts would be scaled for performance between threshold and target levels and between target and maximum performance levels.

In connection with the commencement of Mr. Wamsley's employment, he received two equity awards, consisting of restricted stock units and performance share units, with an aggregate grant date fair value of approximately $700,000. The Compensation Committee determined the amount and form of the award based on a number of factors resulting from arm's length negotiations with Mr. Wamsley, including compensation from his former employer that he forfeited when he departed to join Pentair and aligning his interests to achieve our 2019-2021 performance goals. Mr. Wamsley's equity awards were forfeited on February 26, 2020 in connection with his termination of employment.

The numbers of shares subject to the stock options, restricted stock units and performance share units and the values of the awards granted to the Named Executive Officers in 2019 are reflected under "Executive Compensation Tables — Grants of Plan-Based Awards in 2019."

The value of restricted stock units that vested for each Named Executive Officer in 2019 and the value of options exercised by each Named Executive Officer in 2019 are shown in the table under "Executive Compensation Tables — 2019 Option Exercises and Stock Vested Table."

In connection with the Separation, Pentair's Compensation Committee in 2018 approved the conversion of 2017-2019 performance share unit awards to restricted stock units at 100% of target achievement. The conversion was effective at Separation, April 30, 2018, and the resulting restricted stock units retained their respective time-based vesting schedule, which was met on December 31, 2019.

PERQUISITES AND OTHER PERSONAL BENEFITS

The Compensation Committee periodically reviews market data provided by Aon Consulting to assess the levels of perquisites and other personal benefits provided to the Named Executive Officers.

We provide our executives with limited perquisites in the form of occasional personal use of event tickets when such tickets are not being used for business purposes and a limited financial counseling benefit, for which, in both cases, we have no aggregate incremental cost, as well as one executive physical per year for preventative care. In addition, in 2019, we provided relocation assistance to Mr. Wamsley as reflected in the "All Other Compensation" column in the Summary Compensation Table. Pursuant to the terms of Mr. Wamsley's offer letter, such amounts were reimbursed to the company in connection with Mr. Wamsley's termination of employment.

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COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP GUIDELINES

The Compensation Committee has established stock ownership guidelines for the Named Executive Officers and other executives to motivate them to become significant shareholders, to further encourage long-term performance and growth, and to align their interests with those of shareholders generally. The Compensation Committee monitors executives' compliance with these guidelines and periodically reviews the definition of "stock ownership" to reflect the practices of companies in the Comparator Group. "Stock ownership" currently includes ordinary shares owned by the officer both directly and indirectly, the pro-rated portion of unvested restricted stock, restricted stock units, and shares held in our employee stock ownership plan or our employee stock purchase plan. Stock ownership does not include performance share units until they are earned at the end of the performance period. The Compensation Committee determined that, over a period of five years from appointment, certain executives should accumulate and hold ordinary shares equal to specified multiples of their base salaries.

In 2019, the Compensation Committee reviewed the guidelines and added the position of Executive Vice President and Chief Supply Chain Officer to the 2.5 times base salary requirement in the guidelines. The multiples of base salary required by the guidelines are as follows:

Executive Level	Stock Ownership Guidelines (as a multiple of salary)
Chief Executive Officer	6.0x base salary

Executive Vice President and Chief Financial Officer; Executive Vice President and Chief Operating Officer	3.0x base salary

Executive Vice President and Chief Human Resources Officer;	2.5x base salary
Executive Vice President and General Counsel;
Executive Vice President and Chief Growth Officer;
Executive Vice President and Chief Technology Officer;
Executive Vice President and Chief Supply Chain Officer;
Segment Presidents

Other key executives	2.0x base salary

STOCK OWNERSHIP FOR THE THEN-SERVING NAMED EXECUTIVE OFFICERS AS OF DECEMBER 31, 2019

	Share Ownership	12/31/19 Market Value ($)(1)	Ownership Guideline ($)	Meets Guideline
John L. Stauch	297,451	13,644,077	5,700,000	Yes

Mark C. Borin	53,551	2,456,384	1,695,000	Yes

Karl R. Frykman	76,968	3,530,522	1,995,000	Yes

Karla C. Robertson	16,692	765,662	1,312,500	No	(2)

James P. Wamsley	664	30,458	1,250,000	No	(2)

(1)
The amounts in this column were calculated by multiplying the closing market price of our ordinary shares on the last trading day of our most recently completed fiscal year of $45.87 by the number of shares owned.

(2)
Per the terms of our stock ownership guidelines, an executive has five years from the date of his or her appointment to meet his or her ownership guideline. Ms. Robertson joined our company on December 1, 2017, and Mr. Wamsley joined our company on November 4, 2019; thus neither executive was required to have met the applicable ownership guidelines as of December 31, 2019.

36     2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

EQUITY HOLDING POLICY

We maintain an equity holding policy under which executive officers subject to our stock ownership guidelines are required to retain 100% of the net number of shares acquired under equity awards until the ownership guidelines are satisfied. This policy may be waived to the extent its application to any individual executive officer would cause undue hardship to the executive officer.

CLAWBACK POLICY

We maintain a clawback policy under which certain incentive compensation earned by an executive officer may be recouped if the executive officer's fraud or intentional misconduct is a significant contributing factor to a restatement of financial results. The incentive compensation subject to this policy includes cash bonuses, cash performance units and equity-based awards subject to performance-based vesting conditions to the extent the compensation was paid, credited or earned during the year after the financial results were first disclosed.

POLICY PROHIBITING HEDGING AND PLEDGING

We maintain a policy that prohibits our executive officers, directors and other employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Pentair securities. Prohibited transactions include transactions in puts, calls, cashless collars, options (other than options issued by Pentair to acquire Pentair securities), short sales and similar rights and obligations. This restriction applies to all Pentair securities owned directly or indirectly by the individual, including Pentair securities owned by their family members and their respective designees. Nothing in our policy precludes an executive officer, director or employee or their designees from engaging in general portfolio diversification or investing in broad-based index funds. In addition, our executive officers, directors and other employees and their family members are also prohibited from holding Pentair securities in a margin account or otherwise pledging Pentair securities as collateral for a loan.

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COMPENSATION DISCUSSION AND ANALYSIS

RETIREMENT AND OTHER BENEFITS

Eligible Named Executive Officers and other executives and employees participate in a number of retirement and similar plans that are described below under "Executive Compensation Tables — 2019 Pension Benefits." We also provide other benefits such as medical, dental, life insurance and disability coverage to substantially all of our full-time U.S. salaried employees, including the Named Executive Officers. We aim to provide employee and executive benefits at levels that reflect competitive market levels.

Medical, Dental, Life Insurance and Disability Coverage

Employee benefits such as medical, dental, life insurance and disability coverage are available to all full-time U.S.-based participants through our active employee plans. In addition to these benefits for active employees, we provide post-retirement medical, dental and life insurance coverage to certain retirees in accordance with the legacy company plans that applied at the time the employees were hired. We provide up to one and a half times annual salary (up to $1,000,000) in life insurance, and up to $15,000 per month in long-term disability coverage. The value of these benefits is not required to be included in the Summary Compensation Table because they are made available to all full-time U.S. salaried employees.

Other Paid Time-Off Benefits

We also provide vacation and other paid holidays to all employees, including the Named Executive Officers, which we have determined to be comparable to those provided at other large companies.

Deferred Compensation

We sponsor a non-qualified deferred compensation program, called the Sidekick Plan, for our U.S. executives within or above the pay grade that has a midpoint annual salary of $187,800 in 2019. This plan permits executives to defer up to 25% of their base salary and 75% of their annual cash incentive compensation. Executives also may defer receipt of restricted stock units or performance share units. We normally make contributions to the Sidekick Plan on behalf of participants with respect to each participant's contributions from that portion of his or her income above the maximum imposed by the U.S. Internal Revenue Code of 1986, as amended (the "Code"), which was $280,000 in 2019, but below the Sidekick Plan's compensation limit of $700,000. Please see the narrative following the "Nonqualified Deferred Compensation Table" below for additional information on our contributions.

Participants in the Sidekick Plan may invest their account balances in a number of possible mutual fund investments. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Sidekick Plan. We do not guarantee or subsidize any investment earnings under the Sidekick Plan, and our ordinary shares are not a permitted investment choice under the Sidekick Plan, although deferred restricted stock units and performance share units are automatically invested in shares.

Amounts deferred, if any, under the Sidekick Plan by the Named Executive Officers are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table. Our contributions allocated to the Named Executive Officers under the Sidekick Plan are included in the "All Other Compensation" column in the Summary Compensation Table.

38     2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

We provide severance and change-in-control benefits to selected executives to provide for continuity of management upon a threatened or completed change in control. These benefits are designed to provide economic protection to key executives following a change in control of our company so that our executives can remain focused on our business without undue personal concern. We believe that the security that these benefits provide helps our key executives to remain focused on our ongoing business and reduces the key executives' concerns about future employment. We also believe that these benefits allow our executives to consider the best interests of our company and shareholders due to the economic security afforded by these benefits. We currently provide the following severance and change-in-control benefits to our executive officers:

►
We have agreements with our key corporate executives and other key leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control or upon a covered termination following a change in control.
►
The 2012 Stock Plan provides that, upon a change in control, all options, restricted stock and restricted stock units that are unvested become fully vested; all performance awards (other than annual incentive awards) are paid in full based on performance at the better of target or trend; and all annual incentive awards are paid based on full satisfaction of the performance goals (i.e., target). In addition, if an employee's employment is involuntarily terminated for a reason other than cause, death or disability, or if an employee who is a Board-appointed corporate officer voluntarily terminates employment for good reason, then the employee's outstanding awards under the 2012 Stock Plan will be eligible for continued or accelerated vesting as described below under "Executive Compensation Tables — Potential Payments Upon Termination Or Change In Control."

►
Upon certain types of terminations of employment (other than a termination following a change in control), severance benefits may be paid to the Named Executive Officers at the discretion of the Compensation Committee.

We explain these benefits more fully below under "Executive Compensation Tables — Potential Payments Upon Termination Or Change In Control."

We have adopted a policy of not including single-trigger change-in-control vesting and excise tax gross-ups in new Key Executive Employment and Separation Agreements ("KEESAs") with our executive officers. In addition, during 2018, all outstanding legacy KEESAs were replaced with the new form of KEESA adopted by Pentair for any new hires since 2015. These KEESAs replaced single-trigger vesting of cash and equity awards upon a change in control with double-trigger vesting and also eliminated excise tax gross-ups. Accordingly, none of our KEESAs with our Named Executive Officers include single-trigger vesting or excise tax gross-ups.

IMPACT OF TAX CONSIDERATIONS

Section 162(m) of the Code limits the amount we may deduct for compensation paid in any year to certain executive officers ("covered employees") to $1,000,000. Section 162(m) exempted qualifying performance-based compensation with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to binding written agreements in effect on November 2, 2017. Since that time all compensation to covered employees has been subject to the $1,000,000 deduction limit.

COMPENSATION CONSULTANT

The Compensation Committee engages an external compensation consultant to advise the Compensation Committee in implementing and overseeing appropriate compensation programs and policies. The Compensation Committee regularly evaluates the performance of its external compensation consultant and periodically conducts a competitive bid process for the role.

During 2019, the Compensation Committee continued to retain Aon Consulting, an external compensation consultant, to advise the Compensation Committee on

Pentair plc     39

COMPENSATION DISCUSSION AND ANALYSIS

executive compensation issues. See "Corporate Governance Matters — Committees of the Board — Compensation Committee." The Compensation Committee evaluated the independence of Aon Consulting and the individual representatives of Aon Consulting who served as the Compensation Committee's consultants based on the factors required by the NYSE. Aon Consulting is a wholly-owned subsidiary of Aon plc, which provides insurance brokerage and benefit consulting services to us. For the year ended December 31, 2019, we paid Aon plc approximately $1,700,000 for insurance brokerage and benefit consulting services and Aon Consulting approximately $226,000 for executive compensation consulting for the Compensation Committee. The decision to engage Aon plc for insurance brokerage and benefit consulting services was made by management and was not approved by the Board or the Compensation Committee. The Compensation Committee concluded, based on the evaluation described above, that the services performed by Aon plc with respect to insurance and benefits administration did not raise a conflict of interest or impair Aon Consulting's ability to provide independent advice to the Compensation Committee regarding executive compensation matters and that Aon Consulting was independent for purposes of the Compensation Committee.

At the direction of the Compensation Committee, Aon Consulting advises the Compensation Committee in implementing and overseeing appropriate compensation programs and policies. As part of this process, Aon Consulting provides the Compensation Committee with comparative market data based on analyses of the practices of the Comparator Group defined above under "Comparative Framework" and relevant survey data. The comparative market data that Aon Consulting provides address the structure of the compensation programs maintained by the Comparator Group companies as well as the amount of compensation they provide. Aon Consulting provides guidance on industry best practices and advises the Compensation Committee in determining appropriate ranges for base salaries, annual incentive compensation and long-term incentive compensation for each senior executive position.

EVALUATING THE CHIEF EXECUTIVE OFFICER'S PERFORMANCE

In 2019, the Board and the Compensation Committee employed a formal process to evaluate Mr. Stauch's performance. Each independent director provided an evaluation of Mr. Stauch's performance. The Board Chairman and the Compensation Committee Chair discussed the evaluation results with the Compensation Committee and independent directors, and the independent directors reviewed and discussed the evaluation results and Mr. Stauch's compensation in executive session of the Board of Directors meeting. The Board Chairman and the Compensation Committee finalized Mr. Stauch's performance assessment and reviewed the assessment results and commentary with Mr. Stauch. The Compensation Committee determined Mr. Stauch's compensation and performance targets for the following year.

EQUITY AWARD PRACTICES

The Compensation Committee reviews and approves equity awards to executive officers at regular meetings throughout the year. The Compensation Committee has also given the Chief Executive Officer discretion to grant equity awards to non-executive officers as required throughout the year (other than normal annual grants, which are granted by the Compensation Committee) within the guidelines of the 2012 Stock Plan, up to a maximum grant date value of $2,000,000 total for 2019. The Chief Executive Officer provides a summary report to the Compensation Committee Chair disclosing the aggregate awards granted by the Chief

Executive Officer during the preceding fiscal year. Awards granted to newly hired or promoted executive officers are generally effective on the last day of the month following the month in which they were approved. If the last day of such month is a day on which the NYSE is not open for trading, then the grant date will be the first day of the following month on which the NYSE is open for trading. All options are granted with an exercise price equal to fair market value based on the closing share price on the effective day of grant.

40     2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the years ended December 31, 2017, 2018, and 2019.

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(1)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total Compensation ($)
John L. Stauch	2019	950,037	—	3,150,018	1,050,003		—	1,226,295	37,507	6,413,860

President and Chief	2018	852,618	—	2,850,014	949,997	(8)	1,292,799	344,162	41,474	6,331,064	(8)

Executive Officer	2017	701,600	—	2,175,037	724,999		911,042	1,344,454	77,264	5,934,396

Mark C. Borin	2019	565,022	—	1,031,235	343,749		—	695,529	35,250	2,670,785

Executive Vice President	2018	524,789	300,000	899,997	300,002	(8)	520,920	25,752	39,300	2,610,760	(8)
and Chief Financial Officer

Karl R. Frykman	2019	665,026	—	1,218,762	406,253		—	357,093	35,250	2,682,384

Executive Vice President	2018	599,864	—	1,199,996	400,005		695,364	171,208	39,300	3,105,737

and Chief Operating Officer	2017	485,000	—	975,009	324,994		503,826	251,474	64,161	2,604,464

Karla C. Robertson	2019	525,020	—	543,774	181,248		—	—	27,217	1,277,259

Executive Vice President,	2018	500,000	350,000	506,251	168,751		465,345	—	13,750	2,004,097
General Counsel and Secretary

James P. Wamsley(9)	2019	81,443	850,000	700,027	—		—	—	12,458	1,643,928
Former Executive Vice President and Chief Supply Chain Officer

(1)
Amounts shown in the "Salary" and "Non-Equity Incentive Plan Compensation" columns are not reduced by any deferrals under our nonqualified deferred compensation plans.

(2)
The amount in column (d) for Mr. Borin represents a special one-time payment approved by the Compensation Committee in recognition of his efforts on behalf of the Separation, and the amounts for Ms. Robertson and Mr. Wamsley represent sign-on bonuses approved by the Compensation Committee in connection with joining the company. Pursuant to the terms of Mr. Wamsley's offer letter, Mr. Wamsley has reimbursed the company $850,000 in connection with his termination of employment effective February 26, 2020.

(3)
The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with ASC 718, of restricted stock units and performance share units granted during each year. The values attributable to the 2019 grants of restricted stock units were as follows: Mr. Stauch – $1,050,006; Mr. Borin – $343,745; Mr. Frykman – $406,254; Ms. Robertson – $181,258; and Mr. Wamsley – $600,011. The values attributable to the 2019 grants of performance share units were based on the probable outcome of the performance conditions at the time of grant, and were as follows: Mr. Stauch – $2,100,012; Mr. Borin – $687,490; Mr. Frykman – $812,508; Ms. Robertson – $362,516; and Mr. Wamsley – $100,016. The maximum values of the 2019 grants of performance share units at the time of grant assuming that the highest level of performance conditions are attained, are as follows: Mr. Stauch – $4,200,024; Mr. Borin – $1,374,980; Mr. Frykman – $1,625,016; Ms. Robertson – $725,032; and Mr. Wamsley – $200,032. Additional assumptions used in the calculation of the amounts in column (e) are included in footnote 13 to our audited financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2020.

(4)
The amounts in column (f) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during each year. Assumptions used in the calculation of these amounts are included in footnote 13 to our audited financial statements for the year December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2020.

(5)
The amounts in column (g) reflect cash awards to the named individuals pursuant to awards under the MIP as determined by the Compensation Committee.

(6)
The amounts in column (h) reflect the net increase, if any, in the actuarial present value of the Named Executive Officer's accumulated benefits under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Messrs. Stauch, Borin and Frykman participated in the Pentair, Inc. Supplemental Executive Retirement Plan ("SERP"). Ms. Robertson and Mr. Wamsley did not participate in the SERP.

Pentair plc     41

EXECUTIVE COMPENSATION TABLES

(7)
The table below shows the components of column (i) for 2019, which include perquisites and other personal benefits, and the company contributions under the Sidekick Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan (the "RSIP") and the Employee Stock Purchase and Bonus Plan. The Named Executive Officers also receive perquisites in the form of occasional personal use of event tickets when such tickets are not being used for business purposes and a limited financial counseling benefit, for which, in both cases, we have no aggregate incremental cost.

	(A)	(B)	(C)	(D)

Name	Other Perquisites and Personal Benefits ($)(a)	Contributions under Defined Contribution Plans ($)(b)	Matches under the Employee Stock Purchase Plan ($)	Total All Other Compensation ($)
John L. Stauch	—	35,250	2,257	37,507

Mark C. Borin	—	35,250	—	35,250

Karl R. Frykman	—	35,250	—	35,250

Karla C. Robertson	—	27,217	—	27,217

James P. Wamsley	12,458	—	—	12,458

(a)
The amount shown in column (A) consists of relocation assistance in the amount of $7,811 and a related tax gross-up in the amount of $4,647. Pursuant to the terms of Mr. Wamsley's offer letter, in connection with his termination of employment effective February 26, 2020, Mr. Wamsley reimbursed the company for the relocation assistance, and the related tax gross-up was reversed by the company.

(b)
The amount shown in column (B) for each individual reflects amounts contributed by us to the RSIP and the Sidekick Plan during 2019. In the case of the Sidekick Plan, the amounts contributed by us during 2019 relate to salary deferrals in 2018.
(8)
The Option Awards and Total Compensation amounts for Mr. Stauch and Mr. Borin for 2018, as reported in the Proxy Statement for our 2019 Annual General Meeting, were inadvertently understated by $316,663 and $99,994, respectively, but have been corrected in this Proxy Statement.

(9)
Mr. Wamsley joined our company on November 4, 2019 and voluntarily terminated his employment with our company effective February 26, 2020.

42     2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS IN 2019

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

Name	Grant Date	Compensation Committee Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
John L. Stauch	1/02/2019	12/10/2018	—	—	—	27,800	55,600	111,200	—	—	—	2,100,012

	1/02/2019	12/10/2018	—	—	—	—	—	—	27,800	—	—	1,050,006

	1/02/2019	12/10/2018	—	—	—	—	—	—	—	3,537	37.77	30,305

	1/02/2019	12/10/2018	—	—	—	—	—	—	—	119,012	37.77	1,019,698

	—	—	855,000	1,140,000	2,280,000	—	—	—	—	—	—	—

Mark C. Borin	1/02/2019	12/10/2018	—	—	—	9,101	18,202	36,404	—	—	—	687,490

	1/02/2019	12/10/2018	—	—	—	—	—	—	9,101	—	—	343,745

	1/02/2019	12/10/2018	—	—	—	—	—	—	—	3,537	37.77	30,305

	1/02/2019	12/10/2018	—	—	—	—	—	—	—	36,583	37.77	313,444

	—	—	339,000	452,000	904,000	—	—	—	—	—	—	—

Karl R. Frykman	1/02/2019	12/10/2018	—	—	—	10,756	21,512	43,024	—	—	—	812,508

	1/02/2019	12/10/2018	—	—	—	—	—	—	10,756	—	—	406,254

	1/02/2019	12/10/2018	—	—	—	—	—	—	—	3,537	37.77	30,305

	1/02/2019	12/10/2018	—	—	—	—	—	—	—	43,878	37.77	375,948

	—	—	448,875	598,500	1,197,000	—	—	—	—	—	—	—

Karla C. Robertson	1/02/2019	12/10/2018	—	—	—	4,799	9,598	19,196	—	—	—	362,516

	1/02/2019	12/10/2018	—	—	—	—	—	—	4,799	—	—	181,258

	1/02/2019	12/10/2018	—	—	—	—	—	—	—	2,647	37.77	22,680

	1/02/2019	12/10/2018	—	—	—	—	—	—	—	18,507	37.77	158,568

	—	—	295,313	393,750	787,500	—	—	—	—	—	—	—

James P. Wamsley	12/02/2019	10/23/2019	—	—	—	1,142	2,284	4,568	—	—	—	100,016

	12/02/2019	10/23/2019	—	—	—	—	—	—	13,702	—	—	600,011

	—	—	243,750	325,000	650,000	—	—	—	—	—	—	—

(1)
The Compensation Committee's practices for granting options, performance share units, and restricted stock units, including the timing of all grants and approvals therefore, are described under "Compensation Discussion and Analysis — 2019 Long-Term Incentive Compensation."

(2)
These amounts are based on the Named Executive Officer's current position and base salary in effect on December 1, 2019. The amounts for Mr. Wamsley reflect the whole year while his actual annual incentive compensation earned, if any, would have been a pro rata amount based on his hire date. The amounts shown in column (d) reflect the total of the threshold payment levels for each element under our MIP. This amount is 75% of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts for each Named Executive Officer.

(3)
The amounts shown in column (g) reflect the total of the threshold payment levels for the 2019-2021 awards of share settled performance units granted in 2019 under the 2012 Stock Plan set at 50% of the target amounts shown in column (h). The amounts shown in column (i) are 200% of such target amounts. These amounts are considered in connection with the individual's current salary and position. Any amounts payable with respect to performance units would be paid in March 2022, based on cumulative company performance for the period 2019 to 2021.

(4)
The amounts shown in column (j) reflect the number of restricted stock units granted to each Named Executive Officer in 2019.

(5)
The amounts shown in column (k) reflect the number of options to purchase ordinary shares granted to each Named Executive Officer in 2019.

(6)
The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock units, performance share units (at target performance level) and stock options computed in accordance with ASC 718.

Pentair plc     43

EXECUTIVE COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

	Option Awards					Stock Awards

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)(1)	Option expiration date	Number of shares of stock or units that have not been vested (#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity incentive plan awards: Number of unearned shares that have not vested (#)(4)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested ($)(5)
John L. Stauch	—	—		—	—	72,432	3,322,456	—	—

	—	—		—	—	—	—	97,432	4,469,206

	54,678	—		24.64	1/3/2021	—	—	—	—

	60,717	—		22.73	1/3/2022	—	—	—	—

	50,616	—		33.72	1/2/2023	—	—	—	—

	32,596	—		51.21	1/2/2024	—	—	—	—

	47,506	—		44.43	1/2/2025	—	—	—	—

	93,930	—		32.83	1/4/2026	—	—	—	—

	38,998	19,501	(6)	38.61	1/3/2027	—	—	—	—

	29,005	58,011	(7)	45.42	5/2/2028	—	—	—	—

	—	122,549	(8)	37.77	1/2/2029	—	—	—	—

Mark C. Borin	—	—		—	—	22,182	1,017,488	—	—

	—	—		—	—	—	—	31,412	1,440,868

	15,740	—		24.64	1/3/2021	—	—	—	—

	17,761	—		22.73	1/3/2022	—	—	—	—

	15,184	—		33.72	1/2/2023	—	—	—	—

	9,705	—		51.21	1/2/2024	—	—	—	—

	8,521	—		39.87	12/15/2024	—	—	—	—

	13,856	—		44.43	1/2/2025	—	—	—	—

	26,559	—		32.83	1/4/2026	—	—	—	—

	11,026	5,514	(6)	38.61	1/3/2027	—	—	—	—

	9,159	18,320	(7)	45.42	5/2/2028	—	—	—	—

	—	40,120	(8)	37.77	1/2/2029	—	—	—	—

Karl R. Frykman	—	—		—	—	30,385	1,393,760	—	—

	—	—		—	—	—	—	39,125	1,794,664

	19,368	—		22.81	3/2/2020	—	—	—	—

	11,727	—		24.34	3/2/2021	—	—	—	—

	11,526	—		25.74	3/1/2022	—	—	—	—

	9,110	—		33.72	1/2/2023	—	—	—	—

	7,967	—		51.21	1/2/2024	—	—	—	—

	13,856	—		44.43	1/2/2025	—	—	—	—

	32,389	—		32.83	1/4/2026	—	—	—	—

	17,482	8,741	(6)	38.61	1/3/2027	—	—	—	—

	12,213	24,426	(7)	45.42	5/2/2028	—	—	—	—

	—	47,415	(8)	37.77	1/2/2029	—	—	—	—

Karla C. Robertson	—	—		—	—	28,980	1,329,313	—	—

	—	—		—	—	—	—	17,029	781,120

	5,152	10,305	(7)	45.42	5/2/2028	—	—	—	—

	—	21,154	(8)	37.77	1/2/2029	—	—	—	—

James P. Wamsley	—	—		—	—	13,702	628,511	—	—

	—	—		—	—	—	—	2,284	104,767

(1)
The exercise price for all stock option grants is the fair market value of our ordinary shares on the date of grant.

44     2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

(2)
The restrictions with respect to one third of the shares will lapse on the first, second, and third anniversaries of the grant date, except as noted below. The grant dates of the restricted stock unit awards are as follows:

Name	Grant Date		Number of Restricted Stock Units
John L. Stauch	1/3/2017		4,171
	1/3/2017	(a)	26,516
	5/2/2018		13,945
	1/2/2019		27,800

Mark C. Borin	1/3/2017		1,180
	1/3/2017	(a)	7,497
	5/2/2018		4,404
	1/2/2019		9,101

Karl R. Frykman	1/3/2017		1,870
	1/3/2017	(a)	11,887
	5/2/2018		5,872
	1/2/2019		10,756

Karla C. Robertson	12/4/2017	(b)	21,704
	5/2/2018		2,477
	1/2/2019		4,799

James P. Wamsley	12/2/2019	(c)	13,702

  (a)
  The performance share units granted in 2017 were converted into restricted stock units as of the Separation and vested in full on January 1, 2020.

  (b)
  Ms. Robertson's restricted stock unit award will vest in full on the fourth anniversary of the grant date.

  (c)
  Mr. Wamsley's restricted stock unit award was forfeited on February 26, 2020 in connection with his termination of employment.
(3)
The amounts in this column were calculated by multiplying the closing market price of our ordinary shares on the last trading day of our most recently completed fiscal year of $45.87 by the number of unvested restricted stock units.

(4)
The number of performance share units shown in this column reflects the target performance level for the 2018-2020 and 2019-2021 performance share unit awards, in accordance with SEC regulations requiring that the number of units be based on achieving threshold performance goals or, if the previous fiscal year's performance has exceeded the threshold, the next higher performance measure (target or maximum) that exceeds the previous fiscal year's performance.

Name	Vesting Date		Number of Performance Share Units
John L. Stauch	12/31/2020		41,832
	12/31/2021		55,600

Mark C. Borin	12/31/2020		13,210
	12/31/2021		18,202

Karl R. Frykman	12/31/2020		17,613
	12/31/2021		21,512

Karla C. Robertson	12/31/2020		7,431
	12/31/2021		9,598

James P. Wamsley	12/31/2021	(a)	2,284

  (a)
  Mr. Wamsley's performance share units were forfeited on February 26, 2020 in connection with his termination of employment.
(5)
The amounts in this column were calculated by multiplying the closing market price of our ordinary shares on the last trading day of our most recently completed fiscal year of $45.87 by the number of unvested performance share units.

(6)
One-third of these options will vest on each of the first, second and third anniversaries of the grant date, January 3, 2017.

(7)
One-third of these options will vest on each of the first, second and third anniversaries of the grant date, May 2, 2018.

(8)
One-third of these options will vest on each of the first, second and third anniversaries of the grant date, January 2, 2019.

Pentair plc     45

EXECUTIVE COMPENSATION TABLES

2019 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows a summary of the stock options exercised by the Named Executive Officers in 2019 and the restricted stock or restricted stock units vested for the Named Executive Officers during 2019.

	Option awards		Stock awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
John L. Stauch	58,991	992,449	43,835	1,661,925

Mark C. Borin	—	—	12,625	478,902

Karl R. Frykman	15,362	436,844	16,078	609,592

Karla C. Robertson	—	—	1,238	48,270

James P. Wamsley	—	—	—	—

(1)
Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our ordinary shares on the exercise date and the exercise price of options.

(2)
Reflects the amount calculated by multiplying the number of shares vested by the market price of our ordinary shares on the vesting date.

2019 PENSION BENEFITS

Listed below are the number of years of credited service and present value of accumulated pension benefits as of December 31, 2019 for each of the Named Executive Officers who participated in the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan, which are described in detail following the table below, during 2019. Ms. Robertson and Mr. Wamsley did not participate in any of these plans. The disclosed amounts are actuarial estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time that they become eligible for payment. The actual amount of pension benefits ultimately paid to a Named Executive Officer may vary based on a number of factors, including differences from the assumptions used to calculate the amounts.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during last fiscal year ($)
John L. Stauch	Pentair, Inc. Supplemental Executive Retirement Plan	13	7,664,095	—

Mark C. Borin	Pentair, Inc. Supplemental Executive Retirement Plan	12	3,042,597	—

Karl R. Frykman	Pentair, Inc. Supplemental Executive Retirement Plan	6	1,457,234	—

(1)
The Supplemental Executive Retirement Plan benefits, which include amounts under the Restoration Plan, are payable following retirement at age 55 or later in the form of an annuity. The actuarial present values above were calculated using the following methods and assumptions:
  ►
  Present values for the Supplemental Executive Retirement Plan are based on a 180-month-certain only annuity.
  ►
  The present value of Supplemental Executive Retirement Plan benefits as of December 31, 2019 was calculated assuming a 2.91% interest rate.

The Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan were all amended in 2008 to comply with final regulations under Section 409A of the Code. As a result of these amendments, benefits vested prior to January 1, 2005 are separated from benefits earned after January 1, 2005, and may offer different distribution or other options to participants from those described below. As previously disclosed, the Pentair, Inc. Pension Plan (the "Pension Plan") was terminated in 2018 and pursuant to federal rules, Pension Plan participants were given the option to receive an annuity from an insurance company or to receive the lump sum present value of their benefit calculated under statutorily required assumptions.

46     2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

The Pentair, Inc. Supplemental Executive Retirement and Restoration Plan

The Pentair, Inc. Supplemental Executive Retirement Plan ("SERP") and the Pentair, Inc. Restoration Plan ("Restoration Plan") are unfunded, nonqualified defined benefit pension plans. Employees eligible for participation in the SERP include all executive officers and other key executives selected for participation by the Compensation Committee. Participation in the Restoration Plan is limited to eligible employees under the SERP who were eligible employees on or before December 31, 2007. Benefits under these two plans vest upon the completion of five years of benefit service (all service following initial participation). These plans are combined for all administrative, accounting and other purposes. Of the Named Executive Officers, only Messrs. Stauch and Borin participated in the SERP and the Restoration Plan. Mr. Frykman only participated in the SERP. Messrs. Stauch, Borin and Frykman were fully vested in these plans during 2019.

Benefits under the SERP are based upon an employee's years of service following initial participation and the highest average earnings for a five calendar-year period (ending with retirement). Compensation covered by the SERP and the Restoration Plan for the Named Executive Officers equals the amounts set forth in the "Salary" column in the Summary Compensation Table and incentive compensation paid under the MIP set forth in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table.

Benefits under the SERP are calculated as:

►
final average compensation as defined above; multiplied by
►
benefit service percentage, which equals 15% multiplied by years of benefit service.

The Restoration Plan is designed to provide retirement benefits based on compensation earned by participants in excess of the annual limitation imposed by the Code, which was $280,000 in 2019.

Benefits under the Restoration Plan are calculated as:

►
final average compensation as defined above, less compensation below the annual limitation amount in each year; multiplied by
►
earned benefit service percentage (which is weighted based on age at the time of service), in accordance with the following table:

Service Age	Percentage
Under 25	4.0%

25-34	5.5%

35-44	7.0%

45-54	9.0%

55 or over	12.0%

The benefit percentages calculated above are added, and the resulting percentage is multiplied by the covered compensation amount. Benefits vested as of December 31, 2004 are payable after retirement in the form of a 15-year certain annuity or, at the participant's option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004 are payable after retirement in the form of a 15-year certain annuity. No additional benefits may be earned under the Restoration Plan after December 31, 2017.

The present value of the combined accumulated benefits for the Named Executive Officers under both the SERP and the Restoration Plan is set forth in the 2019 Pension Benefits table.

The Pentair, Inc. Retirement Savings and Stock Incentive Plan

The Pentair, Inc. Retirement Savings and Stock Incentive Plan ("RSIP") is a tax-qualified 401(k) retirement savings plan. Participating employees may contribute up to 50% of base salary and incentive compensation on a before-tax basis and 15% of compensation on an after-tax basis, into their RSIP accounts. We match an amount equal to one dollar for each dollar contributed to the RSIP by participating employees on the first 5% of their regular earnings on a before-tax basis to incent employees to make contributions to our retirement plan. The RSIP limits the amount of cash compensation considered for contribution purposes to the maximum imposed by the Code, which was $280,000 in 2019.

Participants in the RSIP are allowed to invest their account balances in a number of possible mutual fund investments. Our ordinary shares are also a permitted investment choice under the RSIP.

Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the RSIP. We do not guarantee or subsidize any investment earnings under the RSIP.

Amounts contributed, if any, under the RSIP by the Named Executive Officers are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table. Amounts contributed by us to the RSIP for the Named Executive Officers are included in the "All Other Compensation" column in the Summary Compensation Table.

Pentair plc     47

EXECUTIVE COMPENSATION TABLES

2019 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, distributions and 2019 year-end balances for each of the Named Executive Officers under our Sidekick Plan described under "Compensation Discussion and Analysis — Retirement and Other Benefits — Deferred Compensation." Contributions we make to the Sidekick Plan are intended to make up for contributions to our RSIP (including our matching contributions) for cash compensation above the maximum imposed by the Code, which was $280,000 in 2019. Because the Code does not permit contributions on amounts in excess of that limit under a tax-qualified plan, the Sidekick Plan is designed to permit matching contributions on compensation in excess of the maximum imposed by the Code. We make these matching contributions to the Sidekick Plan on amounts in excess of the maximum imposed by the Code, but below the $700,000 compensation limit contained in our Sidekick Plan (such contributions by a Named Executive Officer, "Covered Sidekick Compensation").

Name	Executive Contributions in 2019 ($)	Registrant Contributions in 2019 ($)	Aggregate Earnings/(Loss) in 2019 ($)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance at December 31, 2019 ($)(1)
John L. Stauch	643,408	21,250	1,030,292	82,584	5,606,972

Mark C. Borin	195,075	21,250	247,490	—	1,429,247

Karl R. Frykman	513,740	21,250	154,841	—	1,266,885

Karla C. Robertson	49,466	13,217	11,446	—	96,166

James P. Wamsley	—	—	—	—	—

(1)
Amounts deferred under the Sidekick Plan that have also been reported in the Summary Compensation Table for each Named Executive Officer are: Mr. Stauch — $6,782,956; Mr. Borin — $519,692; Mr. Frykman — $1,104,190; Ms. Robertson — $73,424; and Mr. Wamsley — $0. To the extent the amounts in this column are less than the amounts reported in the Summary Compensation Table, the difference is due to losses, withdrawals or distributions.

The amounts set forth in the column "Executive Contributions in 2019" reflect the amount of cash compensation each Named Executive Officer deferred in 2019 under the Sidekick Plan.

The amounts set forth in the column "Registrant Contributions in 2019" are the totals of contributions we made in 2019 under the Sidekick Plan for the account of each Named Executive Officer. These amounts, in addition to contributions we made under the RSIP, are included in the Summary Compensation Table above in the column labeled "All Other Compensation." The contributions we made are derived from matching contributions equal to one dollar for each dollar contributed up to 5% of Covered Sidekick Compensation deferred in 2018 by each Named Executive Officer; we normally make these contributions one year in arrears.

The amounts set forth in the column "Aggregate Earnings/(Loss) in 2019" reflect the amount of investment earnings realized by each Named Executive Officer on the investments chosen that are offered to participants in our RSIP and Sidekick Plan. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for these plans. We do not guarantee or subsidize any investment earnings in either plan.

Amounts deferred under the Sidekick Plan are generally distributed on or after the earliest of the participant's separation from service, the participant's disability, a change in control, or a specified date elected by the participant.

48     2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except for items described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment; any such payments or benefits would be at the discretion of the Compensation Committee.

Change in Control Agreements

We have entered into agreements with certain key corporate executives, including all Named Executive Officers, that provide for contingent benefits upon a change in control. These change in control agreements are intended to provide for continuity of management upon a completed or threatened change in control. The agreements provide that covered executive officers could be entitled to certain severance or other benefits following a change in control. If, following such a change in control, the executive officer is involuntarily terminated, other than for disability or for cause, or if such executive officer terminates his or her employment for conditions that constitute good reason, then the executive officer is entitled to certain severance payments. As previously disclosed, we have adopted a policy of not including automatic single trigger change in control vesting and excise tax gross-ups in new KEESAs.

Under these agreements, "cause" means:

►
engaging in intentional conduct that causes us demonstrable and serious financial injury;
►
conviction of a felony; or
►
continuing willful and unreasonable refusal by an officer to perform his or her duties or responsibilities.

Under these agreements, "good reason" means:

►
a breach of the agreement by us;
►
any reduction in an officer's base salary, percentage of base salary available as cash incentive compensation or bonus opportunity, grant date fair value of equity-based awards or other benefits;
►
an officer's removal from, or any failure to reelect or reappoint him or her to serve in, any of the positions held with us on the date of the change in control or any other positions to which he or she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to our termination of an officer's employment for cause or by reason of disability;
►
a good faith determination by an officer that there has been a material adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him or her, those in effect at any time while employed after the change in control, including a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy within 10 days after receipt of written notice;
►
relocation of an officer's principal place of employment to a location more than 50 miles from his or her principal place of employment on the date 180 days prior to the change in control;
►
imposition of a requirement that an officer travel on business 20% in excess of the average number of days per month he or she was required to travel during the 180-day period prior to the change in control; or
►
our failure to cause a successor to assume an officer's agreement.

Under these agreements, a "change in control" is deemed to have occurred if:

►
any person is or becomes the beneficial owner of securities representing 20% or more of our outstanding ordinary shares or combined voting power;
►
a majority of the Board changes in a manner that has not been approved by at least two thirds of the incumbent directors or successor directors nominated by at least two thirds of the incumbent directors;

Pentair plc     49

EXECUTIVE COMPENSATION TABLES

►
we consummate a merger, consolidation or share exchange with any other entity (or the issuance of voting securities in connection with a merger, consolidation or share exchange) which our shareholders have approved and in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or
►
we consummate a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets which our shareholders have approved.

The benefits under the change in control agreements that could be triggered by a change in control and a covered termination in connection with such a change in control include:

►
upon termination of the executive by us other than for death, disability or cause or by the executive for good reason, after a change in control:
  ►
  severance payable upon termination in an amount equal to 250% (for Messrs. Stauch and Borin) or 200% (for Ms. Robertson and Messrs. Frykman and Wamsley) of annual base salary plus the greatest of the executive's target bonus for the year of termination, the actual bonus paid during the year prior to the change in control, or the actual bonus paid with respect to the year prior to the change in control;
  ►
  replacement coverage for company-provided group medical, dental and life insurance policies for up to two years;
  ►
  the cost of an executive search agency not to exceed 10% of the executive's annual base salary;
  ►
  the accelerated accrual and vesting of benefits under the SERP (for Messrs. Stauch, Borin and Frykman, who have been made participants in that plan) and under any other nonqualified defined contribution retirement plans; and for those executives who participate in the SERP and have fewer than seven years of participation in the SERP, up to three additional years of service can be credited, up to a maximum of seven years of service;
  ►
  up to $15,000 in fees and expenses of consultants and legal or accounting advisors; and
  ►
  all equity-based and cash incentive awards granted prior to the change in control will be subject to the terms of the incentive plan under which they were granted (including accelerated vesting, if provided for in the applicable plan), and all equity-based and cash incentive awards granted on or after the change in control will vest or be earned in full upon such termination.

In the case of each Named Executive Officer, the agreement also requires the executive to devote his or her best efforts to us or our successor during the three-year or two-year period, to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us or our successor.

Change in Control and Termination Provisions of Incentive Plans

Change in Control Provisions

The 2012 Stock Plan provides that, upon a change in control, unless an agreement between us and the executive provides for a more favorable result to the executive:

►
all outstanding options, restricted stock and restricted stock units that are not performance awards are immediately vested;
►
all outstanding performance awards (other than annual incentive awards) are paid in full based on performance at the better of target or trend; and
►
all outstanding annual incentive awards are paid based on full satisfaction of the performance goals.

The 2008 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between us and the executive that discusses the effect of a change in control on the executive's awards:

►
all outstanding options (which are the sole form of awards currently outstanding under the plans) that are unvested become fully vested.

Termination Provisions

►
Retirement. If any of the Named Executive Officers terminates employment in a retirement with at least

50     2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

  10 years of service, the 2012 Stock Plan and its predecessor plans provide as follows:

  ►
  If the retirement is prior to age 60: unvested options are forfeited; restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) vest pro rata; and performance awards are paid on a pro rata basis based on actual performance; or
  ►
  If the retirement is after age 60: options continue to vest for 5 years; restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) vest in full; and performance awards are paid in full based on actual performance.
►
Death or Disability. If any of the Named Executive Officers terminates employment as a result of death or disability, the 2012 Stock Plan and its predecessor plans provide that options, restricted stock and restricted stock units are immediately vested; and performance awards are paid in full based on actual performance.
►
Termination Without Cause or for Good Reason. If any of the Named Executive Officers terminates employment in an involuntary termination for a reason other than cause, death or disability, or in a voluntarily termination for good reason, then the employee's outstanding awards under the 2012 Stock Plan will be eligible for continued or accelerated vesting, as described below. A termination of employment under these circumstances is referred to in the 2012 Stock Plan as a "Covered Termination." For a Named Executive Officer's termination to be considered a Covered Termination, the officer must execute a general release in a form and manner determined by us. Upon a Covered Termination, the 2012 Stock Plan provides that awards held by a Board-appointed corporate officer, including such a Named Executive Officer, will be treated as follows:
  ►
  Stock options will remain outstanding, and will continue to vest in accordance with their terms as if the officer had remained in employment, until the earlier of the expiration date of the stock option and the fifth anniversary of the covered termination.
  ►
  Restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) will vest in full.
  ►
  Performance awards, including restricted stock and restricted stock units that have performance-based vesting, will be paid following the end of the performance period based on achievement of the performance goals established for the awards as if the employee had not experienced a covered termination.

Under the 2012 Stock Plan, the term "cause" means an act or omission by the officer as is determined by the Plan administrator to constitute cause for termination, including but not limited to any of the following:

►
a material violation of any company policy;
►
embezzlement from, or theft of property belonging to, us or any of our affiliates;
►
willful failure to perform, or gross negligence in the performance of, or failure to perform, assigned duties; or
►
other intentional misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on our business.

Under the 2012 Stock Plan, the term "good reason" means:

►
any material breach by us of the terms of any employment agreement;
►
any reduction in base salary or percentage of base salary available as incentive compensation or bonus opportunity, or any material reduction in nonqualified deferred compensation retirement benefits;
►
a good faith determination by the officer that there has been a material adverse change in the officer's working conditions or status;
►
a relocation of the principal place of employment to a location more than 50 miles; or
►
an increase of 20% or more in travel requirements.

For an event to constitute good reason, we must receive written notice and an opportunity to cure.

Benefits pursuant to these incentive plans are generally applicable to all other participants who meet the requisite criteria as well as to the Named Executive Officers.

Pentair plc     51

EXECUTIVE COMPENSATION TABLES

Quantification of Compensation Payable upon a Change in Control or Termination of Employment

The amounts each Named Executive Officer would receive upon a termination as a result of a Covered Termination, a qualifying retirement with 10 years of service, death, or disability, in each case in the absence of a change in control, is shown below. As required by the SEC rules, the amounts shown assume that such termination was effective as of December 31, 2019, and thus are estimates of the amounts that would actually be received. The actual amounts to be received can only be determined in connection with the termination event. As indicated in the table below, the only benefits the Named

Executive Officer would be entitled to receive upon a termination as a result of a Covered Termination, a qualifying retirement with 10 years of service, death, or disability, in each case in the absence of a change in control, relate to accelerated vesting or payment of long-term incentive awards. Any severance, perquisites, or other enhanced benefits upon termination of employment in the absence of a change in control would be at the discretion of the Compensation Committee. Because Mr. Wamsley's employment with us terminated under circumstances not covered by the table below, he has been omitted.

Executive	Stock Option Vesting(1)($)	Restricted Stock Unit Vesting(1)($)	Performance Share Unit Vesting(1)(2)($)	Total($)
John L. Stauch	1,160,323	3,322,456	4,566,313	9,049,091

Mark C. Borin	373,248	1,017,488	1,472,060	2,862,796

Karl R. Frykman	458,521	1,393,714	1,833,928	3,686,164

Karla C. Robertson	175,985	1,329,313	798,092	2,303,389

(1)
None of the stock options, restricted stock units, or performance share units would vest upon a retirement prior to 10 years of service, and none of the stock options and only a pro rata portion of the restricted stock units and performance share units would vest upon a retirement with 10 years of service prior to age 60.

(2)
The amount shown assumes target performance. The actual amount is determined on the basis of actual performance through the end of the applicable performance period.

The table below shows the amount of compensation payable to each Named Executive Officer upon (1) a change in control without a termination of employment or (2) a change in control followed by a termination of employment (a) by us, other than for death, disability or cause or (b) by the executive for good reason. The amounts shown assume that such termination was effective as of December 31, 2019. The actual amounts to be paid out can only be determined in connection with a change in control or termination following a change in control. Because Mr. Wamsley's employment with us has terminated, he has been omitted from the table below.

	Cash Termination Payment (1)($)	Stock Option Vesting (2)($)	Restricted Stock Unit Vesting (2)($)	Performance Share Unit Vesting (2)($)	SERP & Related Pension (1)($)	Incentive Compensation (2)($)	Outplacement (1)($)	Legal & Accounting Advisors (1)($)	Medical, Dental, Life Insurance (1)($)	Total: Change in Control Only (3)($)	Total: Change in Control Followed by Termination (3)($)
John L. Stauch	5,606,998	1,160,323	3,322,456	4,566,313	—	1,140,000	50,000	15,000	46,582	10,189,091	15,907,671

Mark C. Borin	2,714,800	373,248	1,017,488	1,472,060	—	452,000	50,000	15,000	45,987	3,314,796	6,140,584

Karl R. Frykman	2,720,728	458,521	1,393,714	1,833,928	203,508	598,500	50,000	15,000	34,376	4,284,664	7,308,275

Karla C. Robertson	1,980,690	175,985	1,329,313	798,092	—	393,750	50,000	15,000	5,063	2,697,139	4,747,892

(1)
Triggered only upon a change in control and a termination of the executive officer by us other than for death, disability or cause or by the executive for good reason.

(2)
Triggered solely upon a change in control under the 2012 Stock Plan. The amount shown for performance share units assumes target performance and includes the balance of any dividend equivalent units (rounded down to the nearest whole share).

(3)
If excise taxes would otherwise be imposed in connection with a change in control, the executive's change in control compensation protections will be either cut back to a level below the level that would trigger the imposition of the excise taxes or paid in full and subjected to the excise taxes, whichever results in the better after-tax result to the executive.

52     2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

The amounts in the two tables above assume, to the extent applicable, that:

►
our ordinary shares were valued at $45.87, the closing market price for our ordinary shares on the last trading day of 2019;
►
outplacement services fees are $50,000 or 10% of annual base salary, whichever is less;
►
legal and accounting advisor fees are the maximum possible under the change in control agreements for each executive officer; and
►
medical, dental and life insurance coverage will continue until two years after a change in control,

  in each case at the current cost per year for each executive.

The Named Executive Officers' agreements provide that, if excise taxes would otherwise be imposed in connection with a change in control, the executive's change in control compensation protections will be either cut back to a level below the level that would trigger the imposition of the excise taxes or paid in full and subjected to the excise taxes, whichever results in the better after-tax result to the executive. Solely for purposes of the calculations in the tables above, we have assumed that the cut back did not apply.

PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer.

For the year ended December 31, 2019:

►
the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was reasonably estimated to be $59,187; and
►
the annual total compensation of our Chief Executive Officer was $6,413,860.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees is estimated to be 108 to 1.

To identify our median employee, we began by considering each of the 9,360 individuals employed by us worldwide on October 1, 2019.

We then calculated the target cash compensation (which we define as base salary or wages plus target cash bonus) for such individuals for 2019 to identify our median employee. To calculate the target cash compensation for any employee that we paid in currency other than U.S. Dollars, we applied the applicable foreign currency exchange rate in effect on October 1, 2019 to convert such non-U.S. employee's target cash compensation into U.S. Dollars.

Once we identified our median employee, we added together all of the elements of such employee's compensation for 2019 in the same way that we calculate the annual total compensation of our Named Executive Officers in the Summary Compensation Table.

RISK CONSIDERATIONS IN COMPENSATION DECISIONS

The Compensation Committee believes that paying for performance is an important part of its compensation philosophy, but recognizes the risk that incentivizing specific measures of performance may pose to the performance of our company as a whole if personnel were to act in ways designed primarily to maximize their compensation. Therefore, the Compensation Committee conducts an annual assessment of potential risks arising from its compensation programs and policies applicable to all employees. In its December 2019 assessment, the Compensation

Committee noted the following considerations, among others:

►
the balance of our fixed and variable compensation in our executive compensation program;
►
the balance in our executive compensation program between the achievement of short-term objectives and longer-term value creation;
►
the mix of compensation forms within our long-term incentive compensation plan;
►
our use of multiple performance measures under our incentive compensation plans;

Pentair plc     53

EXECUTIVE COMPENSATION TABLES

►
the impact of these performance measures on our financial results;
►
our use of performance curves that require achievement of a minimum level of performance before receiving any incentive payout;
►
capped payouts under our incentive plans;
►
our adoption of a clawback policy pursuant to which certain incentive compensation earned by our executive officers may be subject to recoupment; and
►
our stock ownership guidelines and equity holding policy.

Based on its assessment, the Compensation Committee concluded that the risks arising from our executive compensation program and policies are not reasonably likely to have a material adverse effect on our company. The Compensation Committee will continue to assess our executive compensation program to align employee interests with those of long-term shareholder interests.

54     2020 Proxy Statement

PROPOSAL 3

The Audit and Finance Committee has selected and appointed Deloitte & Touche LLP ("D&T") to audit our financial statements for the fiscal year ending December 31, 2020. The Board, upon the recommendation of the Audit and Finance Committee, is asking our shareholders to ratify, by nonbinding, advisory vote, the appointment and to authorize, by binding vote, the Audit and Finance Committee of the Board of Directors to set the independent auditor's remuneration. Although approval is not required by our Articles of Association or otherwise, the Board is submitting the appointment of D&T to our shareholders because we value our shareholders' views on our independent auditor. If the appointment of D&T is not ratified by shareholders, it will be considered as notice to the Board and the Audit and Finance Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit and Finance Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor retained to audit our financial statements. D&T has been retained as our independent auditor continuously since 1977. The Audit and Finance Committee is responsible for the audit fee negotiations associated with our retention of D&T. In connection with the mandated rotation of D&T's lead engagement partner, the Audit and Finance Committee and its Chair are directly involved in the selection of D&T's new lead engagement partner. The members of the Audit and Finance Committee and the Board believe that the continued retention of D&T to serve as our independent auditor is in our and our shareholders' best interests.

We expect that one or more representatives of D&T will be present at the Annual General Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

The text of the resolution with respect to Proposal 3 is as follows:

"IT IS RESOLVED, to ratify, on a nonbinding, advisory basis, the appointment of Deloitte & Touche LLP as the independent auditor of Pentair plc and to authorize, in a binding vote, the Audit and Finance Committee to set the auditor's remuneration."

EACH OF THE BOARD AND THE AUDIT AND FINANCE COMMITTEE RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR OF PENTAIR PLC AND THE AUTHORIZATION OF THE AUDIT AND FINANCE COMMITTEE TO SET THE AUDITOR'S REMUNERATION.

Pentair plc     55

PROPOSAL 3

AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICY

The Audit and Finance Committee reviews and approves the external auditor's engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit and Finance Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit and Finance Committee after the Committee is advised of the nature of the engagement and particular services to be provided. The Audit and Finance Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2019. Responsibility for this pre-approval may be delegated to one or more members of the Audit and Finance Committee; all such approvals, however, must be disclosed to the Audit and Finance Committee at its next regularly scheduled meeting. The Audit and Finance Committee may not delegate authority for pre-approvals to management.

FEES PAID TO THE INDEPENDENT AUDITORS

We engaged D&T, Deloitte AG, Deloitte & Touche (Ireland), and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the "Deloitte Entities") to provide various audit, audit-related, tax and other permitted non-audit services to us during fiscal years 2019 and 2018. The Audit and Finance Committee approved all fees paid to the Deloitte Entities and underlying services provided by the Deloitte Entities. Their fees for these services were as follows (in thousands):

	2019	2018
Audit fees(1)	$5,872	$5,863

Audit-related fees(2)	246	775

Tax fees(3)

Tax compliance	552	601

Tax consulting	1,468	1,741

Total tax fees	2,020	2,342

Total	$8,138	$8,980

(1)
Consists of fees for audits of our consolidated annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements, statutory audits, reviews of SEC filings, consents for registration statements and comfort letters in connection with securities offerings.

(2)
Consists of fees for due diligence, employee benefit plan audits, and certain other attest services.

(3)
Consists of fees for tax compliance and return preparation and tax planning and advice.

56     2020 Proxy Statement

AUDIT AND FINANCE COMMITTEE REPORT

In connection with the financial statements for the year ended December 31, 2019, the Audit and Finance Committee has:

►
reviewed and discussed our audited U.S. GAAP consolidated financial statements and Irish statutory financial statements for the year ended December 31, 2019 with management;
►
discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
►
received the written disclosures and the letter from Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit and Finance Committee concerning independence, and discussed with Deloitte & Touche LLP their independence.

Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on February 25, 2020. The Board has approved these inclusions.

THE AUDIT AND FINANCE COMMITTEE

Glynis A. Bryan, Chair
Mona Abutaleb
Theodore L. Harris
Michael T. Speetzen

Pentair plc     57

PROPOSAL 4

The Board is asking our shareholders to approve the Pentair plc 2020 Share and Incentive Plan (the "2020 Plan"). As we describe in the "Compensation Discussion and Analysis" above, performance-based pay elements, including equity-based awards, are important components of our overall compensation program. If approved by our shareholders, the 2020 Plan will become effective as of the date of the Annual General Meeting. Our employees, consultants and non-employee directors have an interest in the approval of the 2020 Plan because they are eligible for awards under the 2020 Plan.

We currently provide incentive compensation awards under the 2012 Stock Plan. Awards currently outstanding under the 2012 Stock Plan will remain outstanding under the 2012 Stock Plan in accordance with their terms. If our shareholders approve the 2020 Plan, then the 2020 Plan will supersede the 2012 Stock Plan, the 2012 Stock Plan will terminate, and no new awards will be granted under the 2012 Stock Plan.

We believe that awards under the 2020 Plan will support the creation of long-term value and returns for our shareholders. We further believe that the 2020 Plan strikes a proper balance between rewarding performance and limiting shareholder dilution. The purpose of the 2020 Plan is to promote the best interests of our company and our shareholders by providing employees, consultants and non-employee members of the Board with an opportunity to acquire shares of our common stock or receive monetary payments. It is intended that the 2020 Plan will promote continuity of management and increased incentive and personal interest in the welfare of our company by those employees who are primarily responsible for shaping and carrying out our long-range plans and securing our continued growth and financial success. In addition, by encouraging share ownership by non-employee directors, we seek to attract and retain on the Board persons of exceptional competence and to provide a further incentive to serve as a director.

The text of the resolution with respect to Proposal 4 is as follows:

"IT IS RESOLVED, that approval be and is hereby given to the adoption by the Company of the Pentair plc 2020 Share and Incentive Plan, which has been made available to shareholders prior to the meeting, and that the directors be and are hereby authorized to take all such actions (including the making of minor amendments) with reference to the Pentair plc 2020 Share and Incentive Plan as may be necessary to ensure the adoption and operation of the Pentair plc 2020 Share and Incentive Plan in any jurisdiction in which employees are invited to participate, and that upon such approval, the Pentair plc 2012 Stock and Incentive Plan will terminate such that no new awards will be made thereunder, although awards outstanding under such plan will continue in effect."

58     2020 Proxy Statement

PROPOSAL 4

KEY TERMS OF THE 2020 PLAN

Shares authorized:	3,285,000 shares, plus the number of shares reserved under the 2012 Stock Plan that are not the subject of outstanding awards, plus certain shares that would have again become available under the 2012 Stock Plan if it had remained in effect
Award types:	►	Stock options
	►	Stock appreciation rights
	►	Performance share units
	►	Restricted stock
	►	Restricted stock units
	►	Deferred stock rights
	►	Incentive awards
	►	Dividend equivalent units
Minimum vesting:	►	All awards that may be settled in shares must have a minimum vesting period of one year from the date of grant
	►	Up to 5% of the share reserve is exempt from the minimum vesting period
Key prohibitions:	►	No backdating of options or stock appreciation rights
	►	No repricing of options or stock appreciation rights
	►	No discounted options or stock appreciation rights
	►	No dividends or dividend equivalent units paid on unvested awards
Amendments:	Material amendments require shareholder approval
Administration:	►	By the Compensation Committee with respect to participants who are employees or consultants
	►	By the non-employee directors (or a committee of such directors) with respect to participants who are directors

A summary description of the 2020 Plan follows below. The summary description is qualified in its entirety by reference to the full text of the 2020 Plan, which is attached to this Proxy Statement as Appendix B. Our shareholders are urged to read the actual text of the 2020 Plan in its entirety.

EFFECT OF PROPOSAL ON THE EXISTING EQUITY COMPENSATION PLANS

The 2012 Stock Plan, under which we may grant equity awards to employees, had approximately 2,701,501 ordinary shares available for future equity grants as of January 25, 2020. As of such date, there were no shares remaining available for grant under the 2008 Omnibus Stock Incentive Plan. If our shareholders approve the 2020 Plan, then the 2012 Stock Plan will terminate on the date of approval, no new awards will be granted under the 2012 Stock Plan, and the authority to issue the remaining shares of common stock available under the 2012 Stock Plan will terminate. All awards that we granted under the

2012 Stock Plan that are outstanding as of the date of the approval of the 2020 Plan will remain outstanding and will continue to be governed by the 2012 Stock Plan. As of January 25, 2020, there were 3,830,433 ordinary shares subject to outstanding options, 595,472 restricted stock units and 390,843 performance share units that had not vested under the 2012 Stock Plan, and 494,014 ordinary shares subject to outstanding options under the 2008 Omnibus Stock Incentive Plan. As of January 25, 2020, the options had a weighted average exercise or grant price of $38.29 and a weighted average term of 5.5254 years.

EFFECT ON EXISTING EQUITY COMPENSATION PLAN IF THE 2020 PLAN IS NOT APPROVED

If the 2020 Plan is not approved, then the 2012 Stock Plan will remain in effect in accordance with its terms. However, there will be insufficient shares available under the 2012 Plan to make annual or retention awards to employees and non-employee directors or to provide grants to new hires in the coming years. In this event, the Compensation Committee would be required to modify its compensation philosophy and devise other programs to attract, retain and compensate our management employees and non-employee directors.

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PROPOSAL 4

AUTHORIZED SHARES, SHARE PRICE, DILUTION AND BURN RATE

We currently have authorized 426,000,000 ordinary shares with a nominal value of $0.01. There were 167,634,788 ordinary shares issued and outstanding as of March 6, 2020, and the closing price of one of our ordinary shares on the New York Stock Exchange as of that date was $38.28.

In order to determine the number of ordinary shares to be authorized under the 2020 Plan, the Compensation Committee and its independent compensation consultant considered our need for shares, based on the current and expected future equity grant mix, and the potential dilution that awarding the requested shares may cause to existing shareholders. The compensation consultant examined, and the Compensation Committee considered, a number of factors, including our burn rate and an overhang analysis.

The Compensation Committee recommended to the Board that 3,285,000 shares be authorized under the 2020 Plan, along with any shares reserved under the 2012 Stock Plan that are not the subject of outstanding awards under that plan as of the date the 2020 Plan becomes effective plus any shares subject to outstanding awards under the 2012 Stock Plan that would be replenished to the 2012 Stock Plan's share reserve, such as upon forfeiture of an award. As described above, if the 2020 Plan is approved, no further grants will be made under the 2012 Stock Plan, so any shares reserved under the 2012 Stock Plan that are not subject to outstanding awards at the time the 2020 Plan is approved would no longer be available for future awards under that 2012 Plan. The Board is seeking shareholder approval for the 2020 Plan and the pool of shares available under the 2020 Plan, which it expects is sufficient for at least five years of awards based upon the historic rates of awards by the Compensation Committee under the 2012 Stock Plan.

The Compensation Committee and the Board considered the burn rate with respect to our equity awards relative to market levels. The burn rate represents the total number of restricted stock units and stock options granted, and performance share units earned, in a fiscal year divided by the weighted-average total shares of our ordinary shares outstanding for the year.

A calculation of our burn rate for the last three fiscal years is below (Shares in millions):

Fiscal Year	Restricted Stock Units Granted	Performance Share Units Earned	Stock Options Granted	Total	Weighted Average Ordinary Shares Outstanding	Burn Rate
2019	0.3	0	0.4	0.7	169.4	0.4%

2018	0.2	0.5	0.5	1.2	175.8	0.7%

2017	0.4	0	0.9	1.3	181.7	0.7%

Three-Year Average	—	—	—	—	—	0.6%

The Compensation Committee and the Board were satisfied that our burn rate over the past three years was at an acceptable level and well below limits established by ISS.

Because this proposal to approve the 2020 Plan does not contemplate the amount or timing of specific equity awards in the future, other than as described under "New Plan Benefits" below, it is not possible to calculate with certainty the number of years of awards that will be available and the amount of subsequent dilution that may ultimately result from such awards. However, the current rationale and practices of the Compensation Committee with respect to equity awards and other incentives is set forth under "Compensation Discussion and Analysis" above.

PURPOSE

The purposes of the 2020 Plan are to:

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promote the growth and success of our company by linking a significant portion of participant compensation to the increase in value of our shares;
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attract and retain top quality, experienced executives and key employees by offering a competitive incentive compensation program;
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reward innovation and outstanding performance as important contributing factors to our company's growth and progress;

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align the interests of executives, other key employees, directors and consultants with those of our shareholders by reinforcing the relationship between participant rewards and shareholder gains obtained through the achievement by 2020 Plan participants of short-term objectives and long-term goals; and
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encourage executives, key employees, directors and consultants to obtain and maintain an equity interest in our company.

ADMINISTRATION OF THE 2020 PLAN

The Compensation Committee will administer the 2020 Plan with respect to participants other than non-employee directors. The non-employee directors of the Board (or a committee of non-employee directors appointed by the Board) will administer the 2020 Plan with respect to non-employee director participants. We refer to the Compensation Committee with respect to employee and consultant participants and the non-employee members of the Board with respect to director participants as the "Administrator." Subject to the express provisions of the 2020 Plan, the Administrator has full discretionary authority to:

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construe or interpret the provisions of the 2020 Plan and any award agreement;
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prescribe, amend and rescind rules and regulations relating to the 2020 Plan;
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correct any defect, supply any omission or reconcile any inconsistency in the 2020 Plan, any award or any award agreement; and
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make all other determinations necessary or advisable for the administration of the 2020 Plan.

The determinations the Administrator makes or takes under the provisions of the 2020 Plan are final and binding. The Board may delegate some or all of its authority under the 2020 Plan to a committee or to one or more officers of our company, and the Compensation Committee may delegate some or all of its authority under the 2020 Plan to a sub-committee or one or more of our officers. Delegation is not permitted, however, with respect to share-based awards made to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended, unless the delegation is to a committee of the Board that consists only of non-employee directors.

ELIGIBILITY AND PARTICIPATION

The Administrator may grant awards under the 2020 Plan to:

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any managerial, administrative or professional employee of ours or our affiliates;
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consultants who provide services to us or our affiliates other than as an employee or director; or
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a director, including a non-employee director.

Only our employees or employees of our subsidiaries may receive grants of incentive stock options. The

Administrator may grant awards alone or in addition to, in tandem with, or (subject to the 2020 Plan's prohibitions on repricing) in substitution for any other award (or any other award granted under another plan of ours or our affiliates). There are approximately 3,600 employees, no consultants and 8 non-employee directors who currently meet the eligibility requirements to participate in the 2020 Plan if it is approved by our shareholders.

SHARES SUBJECT TO THE 2020 PLAN

The 2020 Plan provides that the following ordinary shares are reserved for issuance under the plan: 3,285,000 shares, plus the shares reserved under the 2012 Stock Plan that are not the subject of outstanding awards under that plan as of the date the 2020 Plan becomes effective, plus any shares subject to outstanding awards under the 2012 Stock Plan that would be replenished to that plan's share reserve, as explained below. All of these shares may be issued upon the exercise of incentive stock options or any other type of award authorized by the 2020 Plan. Each of these share amounts is subject to adjustment in the event of specified adjustments in our capitalization. See "— Adjustments in Capitalization."

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PROPOSAL 4

The number of shares reserved under the 2020 Plan will be depleted on the date of grant of an award by the maximum number of shares, if any, with respect to which the award is granted. An award that provides for settlement solely in cash will not cause any depletion of the reserve at the time the award is granted. If the award is later amended, however, to permit or require settlement in shares, then the reserve will be depleted, at the time of the amendment, by the maximum number of shares that may be issued in settlement of the award.

The share reserve under the 2020 Plan can be replenished or increased by certain terminated or forfeited awards. Specifically, if (1) an award granted under the 2020 Plan lapses, expires, terminates or is cancelled without the issuance of shares under the award (whether due currently or on a deferred basis), (2) it is determined during or at the conclusion of the term of an award that all or some portion of the shares with respect to which the award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (3) shares are forfeited under an award, (4) shares otherwise issuable under an award are withheld in payment of an exercise price of an option or in payment of any United States federal, state, local or non-United States tax withholding obligations, or (5) shares are issued under any award and we subsequently reacquire them pursuant to rights reserved upon the issuance of the shares, then those shares will be recredited to the 2020 Plan's reserve and may again be used for new awards under the 2020 Plan. Shares recredited to the 2020 Plan's reserve pursuant to clause (5) in the preceding sentence, however, may not be issued pursuant to incentive stock options.

If, after the effective date of the 2020 Plan, any shares subject to awards granted under the 2012 Stock Plan would become available to be re-credited to the 2012 Stock Plan's reserve if such plan were still in effect (but applying the share reserve replenishment provisions described above), then those shares will be available for the purpose of granting awards under the 2020 Plan, thereby increasing the reserve.

ADJUSTMENTS IN CAPITALIZATION

If (1) we are at any time involved in a merger or other transaction in which our ordinary shares are changed or exchanged, (2) we subdivide or combine our ordinary shares or declare a dividend payable in our ordinary shares, other securities or other property, (3) we effect a cash dividend, the amount of which, on a per-share basis, exceeds ten percent of the fair market value of a share at the time the dividend is declared, or we effect any other dividend or other distribution on our ordinary shares in the form of cash, or a repurchase of shares, that the Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our ordinary shares, or (4) any other event occurs, which, in the judgment of the Board or the Compensation Committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2020 Plan, then the Administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2020 Plan and subject to certain provisions of the Code, adjust as applicable:

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the number and type of shares subject to the 2020 Plan and which may, after the event, be made the subject of awards;
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the number and type of shares subject to outstanding awards;
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the grant, purchase or exercise price with respect to any award; and
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the performance goals of an award.

In any such case, the Administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. The Administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares otherwise reserved or available under the 2020 Plan, authorize the issuance or assumption of awards upon terms it deems appropriate. The number of shares subject to any award payable or denominated in shares must always be a whole number, and any fractional share resulting from an adjustment such as those described above will be rounded up to the nearest whole share, unless the Administrator determines otherwise. Previously granted stock options or stock appreciation rights are subject only to such adjustments as are necessary to maintain their relative proportionate interest and to preserve, without exceeding, the value of such stock options or stock appreciation rights.

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PROPOSAL 4

MINIMUM VESTING PERIOD; DISCRETION TO ACCELERATE VESTING

All awards granted under the 2020 Plan that may be settled in shares must have a minimum vesting period of one year from the date of grant, except that the minimum vesting period will not apply to awards with respect to up to 5% of the share reserve. For purposes of awards granted to non-employee directors, "one year" may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting as long as the period is not less than 50 weeks. In addition, the Administrator may accelerate the vesting of an award or deem an award to be earned, in whole or in part, in the event of (1) a participant's death, disability, retirement, or termination without cause, (2) as provided in the 2020 Plan's terms concerning termination of employment, (3) as provided in the 2020 Plan's terms concerning changes of control or (4) upon any other event as determined by the Administrator in its sole and absolute discretion. The term cause in the 2020 Plan will have the meaning given in a participant's award agreement or other agreement with our company or, if none, then cause will mean the Administrator's determination that a participant has (a) violated our Code of Business Conduct or any other material company policy; (b) embezzled from, or stolen property belonging to, us or any of our affiliates or any of their employees, customers or suppliers; (c) been convicted of, or plead no contest to, a felony or other crime involving moral turpitude; (d) intentionally failed to perform, or was grossly negligent in the performance of, assigned duties; or (e) other intentional conduct that results, or could reasonably be expected to result, in injury (whether financial, reputational or otherwise) to the business of our company or an affiliate or otherwise has or has the potential to have a negative material effect on our business.

TYPES OF AWARDS

Stock Options

Grant.    Subject to the terms of the 2020 Plan, the Administrator will determine all terms and conditions of any stock options that it grants, including the number of options granted, whether an option is to be an incentive stock option or non-qualified stock option, and the date of grant, which may not be prior to the date of the Administrator's approval of the grant.

Option Price.    The Administrator will fix the exercise price per share, which may not be less than the fair market value of an ordinary share on the date the Administrator grants the stock option. The Administrator will determine the fair market value of a share on any date using the methods or procedures set forth in the 2020 Plan.

Exercise Terms.    The Administrator will determine the terms and conditions of exercise of each stock option.

Term.    The Administrator will determine the term of each stock option, except that an option must terminate no later than ten years after the grant date.

Payment Terms.    The stock option exercise price, applicable withholding due upon exercise or both may, subject to the terms and conditions of the award and applicable law, be payable in cash or its equivalent, by tendering shares of previously acquired ordinary shares having a fair market value at the time of exercise equal to the exercise price, by means of a broker-assisted cashless exercise procedure, by any "net exercise" or similar procedure that the Administrator establishes under the 2020 Plan or a combination of the foregoing methods of payment.

Special Provisions Applicable to Incentive Stock Options.    If an option is an incentive stock option, the following additional provisions apply: (1) if the incentive stock option is granted to an eligible employee who owns more than 10% of the total combined voting power of all classes of shares then issued by us or a subsidiary, the option must have an exercise price at least equal to 110% of the fair market value of our ordinary shares on the date of grant and must terminate no later than five years after the date of grant and (2) if the aggregate fair market value of the shares subject to the portion of the option that becomes exercisable during a calendar year exceeds $100,000, then the option will be treated as a nonqualified stock option to the extent the $100,000 limitation is exceeded.

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PROPOSAL 4

Stock Appreciation Rights

Grant.    Subject to the terms of the 2020 Plan, the Administrator will determine all terms and conditions of stock appreciation rights that it grants. A stock appreciation right is the right of a participant to receive cash, and/or ordinary shares with a fair market value, in an amount equal to the appreciation of the fair market value of a share during a specified period of time. The Administrator will determine the number of shares to which the stock appreciation right relates; and the date of grant, which will not be prior to the date of the Administrator's approval of the grant.

Grant Price.    The Administrator will determine the grant price per share of any stock appreciation right, provided that the grant price may not be less than the fair market value of the ordinary shares subject to the stock appreciation right on the date of grant. The Administrator will determine the fair market value of a share on any date using the methods or procedures set forth in the 2020 Plan.

Exercise and Settlement Terms.    The Administrator will determine the terms and conditions of exercise or maturity of each stock appreciation right. The Administrator will determine whether the stock appreciation right will be settled in cash, ordinary shares, or a combination of cash and ordinary shares.

Term.    The Administrator will determine the term of each stock appreciation right, provided that the stock appreciation right must terminate no later than ten years after the grant date.

Stock and Unit Awards

Grant.    Subject to the terms of the 2020 Plan, the Administrator will determine all terms and conditions of any shares of restricted stock, restricted stock units, deferred stock rights or performance share units that it grants. Restricted stock means shares that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a share, or a payment equal to the fair market value of one share, if certain conditions are met. Deferred stock right means the right to receive shares or shares of restricted stock at some future time. Performance share unit means the right to receive shares, including restricted stock, or a cash payment equal to the fair market value of a share, to the extent performance goals are achieved.

The Administrator will determine the number of shares and/or units to which such award relates; whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; the period of restriction with respect to restricted stock or restricted stock units and the period of deferral for deferred stock rights; the performance period for performance awards; and, with respect to restricted stock units or performance share units, whether the awards will settle in cash, in shares, or in a combination of the two.

Restrictions.    During the time restricted stock is subject to a restriction period, unless otherwise provided in the award agreement, the participant will have all of the rights of a shareholder, including the right to vote the shares of restricted stock and the right to receive dividends paid on the shares of restricted stock, except that such dividends will not be paid unless and until the restricted stock vests.

Lapse of Restrictions.    Except as otherwise provided in the 2020 Plan or the applicable award agreement, at such time as all restrictions applicable to an award of restricted stock, deferred stock rights or restricted stock units are met and the restriction period expires, ownership of the stock subject to such restrictions will be transferred to the participant free of all restrictions except those that may be imposed by applicable law; provided that if restricted stock units are paid in cash, the payment will be made to the participant after all applicable restrictions lapse and the restriction period expires.

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PROPOSAL 4

Incentive Awards

An incentive award is the right to receive a cash payment to the extent performance goals are achieved or other requirements are met or as otherwise provided in the 2020 Plan. Subject to the terms of the 2020 Plan, the Administrator will determine all terms and conditions of any incentive award that it grants, including but not limited to the performance goals, performance period, the potential amount payable, and the manner and timing of payment. Nothing in the 2020 Plan will preclude us or our affiliates from making cash incentive award payments outside of the 2020 Plan.

Dividend Equivalent Units

Grant.    A dividend equivalent unit is the right to receive a payment, in cash or shares, equal to the cash dividends or other distributions paid with respect to a share. Subject to the terms of the 2020 Plan, the Administrator may grant dividend equivalent units only in tandem with "full value" awards, defined as an award of restricted stock, restricted stock units, performance share units, deferred stock rights and any other similar award under which the value of the award is measured as the full value of a share, rather than the increase in the value of a share.

Payment and Settlement.    The Administrator will determine whether dividend equivalent units will be accumulated and paid (in cash or shares) at the same time the underlying award vests, or reinvested in additional shares or units that are subject to the same terms and conditions (including vesting and forfeiture) as the related award.

Other Awards

Grant.    Subject to the terms of the 2020 Plan, the Administrator may grant other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares, either alone or in addition to or in conjunction with other awards under the 2020 Plan, and payable in shares or cash. The awards may include shares of unrestricted ordinary shares, which may be awarded, without limitation, as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares from us.

Terms.    The Administrator will determine all terms and conditions of the stock-based award, including the time or times at which the award will be made and the number of shares to be granted pursuant to the award or to which the award will relate, except that any award that provides for purchase rights may not have a purchase price of less than the fair market value of our ordinary shares on the date of the award.

PERFORMANCE GOALS

For purposes of the 2020 Plan, performance goals mean any objective or subjective goals the Administrator establishes with respect to an Award. A performance goal may, but is not required to, relate to one or more of the following with respect to us or any one or more of our affiliates or our affiliates' divisions, business units or segments:

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net income;
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segment income;
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income from continuing operations;
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shareholder return;
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total shareholder return;
►
share price;
►
fair market value;
►
earnings per share (including diluted earnings per share);
►
net operating profit (including after tax);
►
revenue growth;

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PROPOSAL 4

►
sales growth (including organic or core sales growth);
►
return on equity;
►
return on investment;
►
return on invested capital (including after tax);
►
earnings before interest, taxes, depreciation and amortization;
►
operating income;
►
operating margin;
►
market share;
►
return on sales;
►
asset reduction;
►
cost reduction;
►
working capital turns;
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cash flow (including free cash flow); and
►
new product releases.

CHANGE OF CONTROL

If a participant's award agreement or an applicable employment, retention, change of control, severance or similar agreement provides for treatment of awards in connection with a change of control, then such agreement will control. In all other cases, unless the Administrator takes action before the change of control to provide for a different treatment, in the event of a change of control of our company (as defined in the 2020 Plan):

►
each stock option or stock appreciation right that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested;
►
restricted stock, restricted stock units and deferred stock rights (that are not performance awards) that are not vested will vest and be paid or settled upon (or as soon as practicable after) the change of control;
►
all performance awards for which the performance period has expired, but that have not yet been paid, will be paid upon (or as soon as practicable after) the change of control;
►
all performance awards (other than incentive awards) for which the performance period has not expired will be cancelled in exchange for a payment equal to the amount that would have been due under the awards if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals (at 100% of the target) had been met at the time of the change of control;

►
all incentive awards for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under the awards if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals (at 100% of the target) had been met at the time of the change of control; and
►
all dividend equivalent units that are not vested will vest and be paid to the same extent as the underlying award to which they relate.

However, unless the Board or the Administrator takes action before the change of control to provide otherwise, if the shares following the change of control will not be traded on an established securities exchange, then all such awards will be cancelled and the value of such awards as of the change of control will be paid to the participant in cash.

EFFECT OF TERMINATION ON AWARDS

Except as otherwise provided by the Administrator in an award document or determined by the Administrator at or prior to the time of termination of a participant's service, the termination of a participant's service with our company and our affiliates as an employee or director for the reasons described below will have the following consequences.

Termination of Employment or Service.    If a participant's service ends for any reason other than a

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PROPOSAL 4

termination by us for cause, retirement, death or disability or a covered termination, then:

►
All options or stock appreciation rights that are not vested on the date the participant's service ends will be forfeited immediately, and all options or stock appreciation rights that are vested will be exercisable until the earlier of 90 days following the participant's termination date or the expiration date of the options or stock appreciation rights as set forth in the applicable award agreement. Upon such earlier date, all options or stock appreciation rights then unexercised will be forfeited.
►
All other awards made to the participant, to the extent not yet earned, vested or paid, will terminate no later than the participant's last day of service.

A covered termination means the involuntary termination of an employee's employment by us or an affiliate for a reason other than cause, death or disability. In addition, for a participant who is a Board-appointed corporate officer at the time of the occurrence of the events constituting good reason, a voluntary termination of employment by the participant for such good reason shall be considered a covered termination.

Under the 2020 Plan, the term good reason has the meaning given in a participant's award agreement or other agreement with our company or, if none, then the occurrence of any of the following without the participant's advance written consent: (1) any material breach by us of the terms of any employment agreement; (2) any reduction in base salary or percentage of base salary available as incentive compensation or bonus opportunity; (3) a good faith determination by the participant that there has been a material adverse change in the officer's working conditions or status; (4) a relocation of the principal place of employment to a location more than 50 miles (other than a relocation in which the new principal place of employment is not farther from the participant's primary residence, or a relocation of a participant whose primary residence is not, prior to any relocation, within 100 miles' driving distance of his or her principal place of employment); or (5) an increase of 20% or more in travel requirements. For an event to constitute good reason, we must receive written notice and an opportunity to cure.

A Board-appointed corporate officer will not be considered to have experienced a covered termination unless and until the participant executes a general release in such form and manner, and containing such reasonable and customary terms, as are determined by us, and the release becomes effective no later than 60 days after the participant's separation from service (or an earlier date that we specify).

Retirement or Covered Termination.    Upon the retirement or covered termination of a participant not covered by other specified provisions of the 2020 Plan:

►
All options and stock appreciation rights that are not vested on the date of such termination will be forfeited immediately, and all options or stock appreciation rights that are vested will be exercisable until the earlier of 90 days following the participant's retirement or covered termination or the expiration date of the option or stock appreciation right. Upon such earlier date, all options and stock appreciation rights then unexercised will be forfeited.
►
All restricted stock, restricted stock units and deferred stock rights will vest on a prorated basis, based on the portion of the restriction or deferral period, as applicable, which the participant has completed at the time of retirement or covered termination, and any other terms and conditions applicable to such awards will be deemed to have lapsed or otherwise been satisfied.
►
All performance awards, including incentive awards, will be paid in either unrestricted shares of stock or cash, as the case may be, following the end of the performance period and based on achievement of the performance goals established for such awards, as if the participant had not retired, but prorated based on the portion of the performance period which the participant has completed at the time of retirement.

Retirement or Covered Termination of Corporate Officer.    If a participant who is a board-appointed corporate officer either terminates due to retirement on or after age 60 or experiences a covered termination, then, instead of the regular retirement or covered termination provisions under the 2020 Plan, the following will apply:

►
All options or stock appreciation rights will remain outstanding (and continue to vest in accordance with the terms of the award as if the participant had continued in employment or service) until the earlier of the expiration date of the award and the fifth anniversary of the participant's retirement or covered termination, as applicable. The extension will result in the conversion of an incentive stock option to a nonqualified stock option to the extent required under the Code. Upon such earlier date,

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PROPOSAL 4

  all options or stock appreciation then unexercised will be forfeited.

►
All restricted stock, restricted stock units and deferred stock rights (that are not performance awards or for which any performance goals have been satisfied) will be immediately vested, and any other terms and conditions applicable to such awards will be deemed to have lapsed or otherwise been satisfied.
►
All performance awards, including incentive awards, will be paid in either unrestricted shares or cash, as the case may be, following the end of the performance period and based on achievement of the performance goals established for the awards, as if the participant had not retired or experienced a covered termination.

Retirement of Non-Employee Director.    If a participant who is a non-employee director retires pursuant to the terms of the 2020 Plan, then:

►
All options or stock appreciation rights will remain outstanding (and will continue to vest in accordance with the terms of the award as if the participant had continued in employment or service) until the earlier of the expiration date of the award and the fifth anniversary of the participant's retirement date. Upon such earlier date, all options and stock appreciation rights then unexercised will be forfeited.
►
All restricted stock, restricted stock units and deferred stock rights will be immediately vested, and any other terms and conditions applicable to such awards will be deemed to have lapsed or otherwise been satisfied.

Death or Disability.    If a participant's service with our company and our affiliates ends due to death or disability, then:

►
All options and stock appreciation rights will vest immediately and will be exercisable until the earlier of the expiration of the date of the award or twelve months following the date the participant's service ends. Upon such earlier date, all options and stock appreciation rights then unexercised will be forfeited.
►
All restricted stock, restricted stock units and deferred stock rights (that are not performance awards or for which any performance goals have been satisfied) will be immediately vested, and any other terms and conditions applicable to such awards will be deemed to have lapsed or otherwise been satisfied.
►
All performance awards, including incentive awards, will be paid in either unrestricted shares of stock or cash, as the case may be, following the end of the performance period and based on achievement of the performance goals established for such awards, as if the participant had not terminated service.

Termination for Cause.    If we terminate a participant's service with our company and our affiliates for cause, then all awards and grants of every type, whether or not vested, will terminate no later than the participant's last day of service.

Other Awards.    The Administrator will have the discretion to determine, at the time an award is made, the effect on other awards of a participant's termination of service.

CERTAIN LIMITS ON TRANSFER AND EXERCISE OF AWARDS

Awards granted under the 2020 Plan are not transferable other than by will or the laws of descent and distribution, unless the Administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant's death or the transfer constitutes a permitted transfer under the 2020 Plan and applicable law. Notwithstanding the foregoing, vested or earned awards may, with our consent, be transferred without the Administrator's pre-approval if the transfer is made incident to a divorce as required pursuant to the terms of a "domestic relations order" as defined in Section 414(p) of the Code. No such transfer will be allowed with respect to incentive stock options if such transferability is not permitted by Code Section 422. Each award, and each right under any award, is exercisable during the lifetime of the participant only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative or by a permitted transferee under the 2020 Plan.

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REPRICING AND BACKDATING PROHIBITED

Neither the Administrator nor any other person may (1) amend the terms of outstanding options or stock appreciation rights to reduce the exercise or grant price of such outstanding options or stock appreciation rights; (2) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise or grant price that is less than the exercise price of the original options or stock appreciation rights; or (3) cancel outstanding options or stock appreciation rights with an exercise or grant price above the current share price in exchange for cash, other securities or other awards issued under the 2020 Plan. In addition, the Administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the Administrator takes action to approve the award.

RECOUPMENT AND CANCELLATION OF AWARDS

Any awards granted under the 2020 Plan, and any shares issued or cash paid pursuant to an award, will be subject to any recoupment, clawback, equity holding, stock ownership or similar policies that we adopt from time to time and any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to us from time to time. Unless an award agreement specifies otherwise, the Administrator may cancel any award at any time if the participant is not in compliance with all applicable provisions of the award agreement and the 2020 Plan.

AMENDMENT AND TERMINATION OF THE 2020 PLAN

The Board or the Compensation Committee may amend, alter, suspend, discontinue or terminate the 2020 Plan at any time, except:

►
the Board must approve any amendment to the 2020 Plan if we determine the approval is required by prior action of the Board, applicable corporate law or any other applicable law;
►
shareholders must approve any amendment to the 2020 Plan if we determine that the approval is required by Section 16 of the Securities Exchange Act of 1934, the listing requirements of any principal securities exchange or market on which our ordinary shares are then traded, or any other applicable law; and
►
shareholders must approve any amendment to the 2020 Plan that materially increases the number of shares reserved under the 2020 Plan or the incentive stock option award limits, that expands the group of individuals that may become participants under the 2020 Plan, or that diminishes the protections provided by the 2020 Plan's language on minimum vesting and acceleration or repricing or backdating stock options and stock appreciation rights.

Subject to the terms of the 2020 Plan, the Administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The Administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the 2020 Plan or the modification of an award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which our ordinary shares are then traded, or to preserve favorable accounting or tax treatment of any award for us, or to the extent the Administrator determines that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person as may then have an interest in the award.

The authority of the Administrator to terminate or modify the 2020 Plan or awards will extend beyond the termination date of the 2020 Plan to the extent necessary to administer awards outstanding on the date of the 2020 Plan's termination. In addition, termination of the 2020 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the 2020 Plan except as they may lapse or be terminated by their own terms and conditions.

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PROPOSAL 4

DURATION OF THE 2020 PLAN

Unless earlier terminated by the Board, the 2020 Plan will remain in effect until the date all shares reserved for issuance under the 2020 Plan have been issued. If the term of the 2020 Plan extends beyond ten years from the effective date, no incentive stock options may be granted after that time unless our shareholders have approved an extension of the 2020 Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summarizes certain U.S. federal income tax consequences relating to the 2020 Plan. The summary is based upon the laws and regulations in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under non-U.S., state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2020 Plan will vary depending upon the specific facts and circumstances involved. Participants should consult with their own tax advisors with respect to the tax consequences of participating in the 2020 Plan.

Stock Options

The grant of a stock option under the 2020 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the ordinary shares at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant's subsequent disposition of the shares received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the ordinary shares acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights

The grant of a stock appreciation right under the 2020 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the ordinary shares at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares, upon the participant's subsequent disposition of such shares, the participant

70     2020 Proxy Statement

PROPOSAL 4

will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the exercise date).

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2020 Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the date the restrictions lapse). Dividends paid in cash that are accrued prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid, and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Stock Units

A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the 2020 Plan. Upon the participant's receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant's subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares' tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Share Units

The grant of performance share units will create no income tax consequences for us or the participant. Upon the participant's receipt of shares or cash at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares or cash received, except that if the participant receives shares of restricted stock in payment of performance share units, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance share units. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant's subsequent

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PROPOSAL 4

disposition of shares acquired in settlement of performance share units, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares' tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Incentive Awards

A participant who is paid an incentive award will generally recognize ordinary income equal to the amount of cash paid, and we will generally be entitled to a corresponding income tax deduction.

Dividend Equivalent Units

A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or ordinary shares paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) of the Code limits the deduction we can take for compensation we pay to our covered employees (generally employees who have served as our Chief Executive Officer or Chief Financial Officer or who have been one of our three other highest paid officers) to $1.0 million per year per individual.

Code Section 409A

Awards under the 2020 Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Section 409A are not complied with, then holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. We have sought to structure the 2020 Plan, and we expect to seek to structure awards under the 2020 Plan, to be exempt from Section 409A or comply with Section 409A. The 2020 Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.

NEW PLAN BENEFITS

We cannot currently determine the awards that may be granted under the 2020 Plan in the future to the executive officers named in this Proxy Statement or to other officers, employees, or other persons. The Administrator will make such determinations from time to time.

72     2020 Proxy Statement

PROPOSAL 4

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2019, information about compensation plans under which our equity securities are authorized for issuance:

	(a)		(b)		(c)

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders

2012 Stock Plan	4,555,732	(1)	$39.78	(2)	3,081,917	(3)

2008 Omnibus Stock Incentive Plan	664,329	(4)	$23.69	(2)	—	(5)

Equity compensation plans not approved by security holders	—		—		—

Total	5,220,061		$37.29	(2)	3,081,917

(1)
Consists of 3,626,370 shares subject to stock options, 563,051 shares subject to restricted stock units and 366,311 shares subject to performance share awards.

(2)
Represents the weighted average exercise price of outstanding stock options and does not take into account outstanding restricted stock units or performance share units.

(3)
Represents securities remaining available for issuance under the 2012 Stock Plan.

(4)
Consists of 664,329 shares subject to stock options.

(5)
The 2008 Omnibus Stock Incentive Plan was terminated in 2012. Securities previously granted, as noted in column (a), under the 2008 Omnibus Stock Incentive Plan remain outstanding, but no further options or shares may be granted under this plan.

EACH OF THE BOARD AND THE COMPENSATION COMMITTEE RECOMMENDS A VOTE "FOR" APPROVAL OF THE PENTAIR PLC 2020 SHARE AND INCENTIVE PLAN.

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PROPOSAL 5

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to allot (or issue) any shares, including shares that are part of our company's authorized but unissued share capital. The Board's current authority to issue up to 33% of the Company's issued ordinary share capital was approved by the shareholders at the 2019 Annual General Meeting and will expire on November 7, 2020. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital.

We are presenting this Proposal 5 to renew the Board's authority to issue up to a maximum of 33% of a company's issued ordinary share capital as at March 6, 2020 (the latest practicable date before this Proxy Statement) and for such authority to expire 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed.

Granting the Board this authority is a routine matter for public limited companies incorporated in Ireland and is consistent with Irish market practice. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board of Directors the authority to allot shares upon the terms below. In addition, we note that, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances.

The text of the resolution in respect of Proposal 5 is as follows:

"IT IS RESOLVED, that, the Board of Directors be and is generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (as defined in Section 1021 of the Companies Act 2014) in an amount up to an aggregate nominal amount of $553,194 (equivalent to 55,319,480 shares), being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 6, 2020 (the latest practicable date before this Proxy Statement), and the authority conferred by this resolution shall expire eighteen months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the Directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired."

THE BOARD RECOMMENDS A VOTE "FOR" AUTHORIZATION OF THE BOARD OF DIRECTORS TO ALLOT NEW SHARES UNDER IRISH LAW.

74     2020 Proxy Statement

PROPOSAL 6

Under Irish law, unless otherwise authorized, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. Under the statutory pre-emption rights, shares issued for cash must be offered to existing shareholders of our company on a pro rata basis before the shares can be issued to any new shareholders. The Board's current authority to opt-out of these statutory preemption rights was approved by the shareholders at the 2019 Annual General Meeting and will expire on November 7, 2020. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

We are presenting this Proposal 6 to renew the Board's authority to opt-out of the statutory preemption rights provision in the event of (1) the issuance of shares in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company's issued ordinary share capital as at March 6, 2020 (the latest practicable date before this Proxy Statement) (with the possibility of issuing up to an additional 5% of the company's issued ordinary share capital as at March 6, 2020 provided the company uses it only in connection with an acquisition or specified capital investment which is announced contemporaneously with the issuance, or which has taken place in the preceding 6-month period and is disclosed in the announcement of the issue) bringing the total acceptable limit to 10% of the company's issued ordinary share capital as at March 6, 2020 and, provided further that, in each case, such authority will be limited to a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked.

Granting the Board this authority is a routine matter for public limited companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 5, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for U.S. companies listed on the NYSE. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 5.

The text of the resolution with respect to Proposal 6 is as follows:

"IT IS RESOLVED, as a special resolution, that, subject to the passing of the resolution in respect of Proposal 5 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to Section 1023 of the Companies Act 2014 to allot equity securities (as defined in Section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 5 as if sub-section (1) of Section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a)
the allotment of equity securities in connection with a rights issue or other pre-emptive issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the Board may deem necessary

Pentair plc     75

PROPOSAL 6

or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in any territory, or otherwise); and
(b)
the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $167,634 (equivalent to 16,763,478 shares) (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 6, 2020 (the latest practicable date before this Proxy Statement)), provided that any amount above $83,817 (equivalent to 8,381,739 shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 6, 2020) is to be used only for the purpose of an acquisition or a specific capital investment, and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the Board may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired."

THE BOARD RECOMMENDS A VOTE "FOR" AUTHORIZATION OF THE BOARD OF DIRECTORS TO OPT-OUT OF STATUTORY PREEMPTION RIGHTS UNDER IRISH LAW.

76     2020 Proxy Statement

PROPOSAL 7

Our historical open-market share repurchases (whether effected as redemptions or otherwise) and other share buyback activities result in ordinary shares being acquired and held by us as treasury shares. We may re-allot treasury shares that we acquire through our various share buyback activities in connection with our employee compensation programs or otherwise.

Under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization will expire after eighteen months unless renewed. Accordingly, we expect to propose renewal of this authorization at subsequent Annual General Meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any employee or director share or option plan operated by Pentair plc) and 120%, respectively, of the average closing price per ordinary share, as reported on the New York Stock Exchange, for the 30 trading days immediately preceding the proposed date of re-allotment. Any re-allotment of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

The resolution with respect to Proposal 7 is a special resolution. The text of the resolution with respect to Proposal 7 is as follows:

"IT IS RESOLVED, as a special resolution, that for the purposes of Section 1078 of the Companies Act 2014, the re-allotment price range at which any treasury shares (as defined by Section 106 of the Companies Act 2014) for the time being held by Pentair plc may be re-allotted off-market shall be as follows:

1.
the maximum price at which a treasury share may be re-allotted off-market shall be an amount equal to 120% of the "market price."

2.
the minimum price at which a treasury share may be re-allotted off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under any employee or director share or option plan operated by Pentair plc or, in all other cases, not less than 95% of the "market price."

3.
for the purposes of this resolution, the "market price" shall mean the average closing price per ordinary share of Pentair plc, as reported on the New York Stock Exchange, for the 30 trading days immediately preceding the day on which the relevant share is re-allotted.

FURTHER RESOLVED, that this authority to re-allot treasury shares shall expire on the date 18 months from the date of the passing of this resolution unless previously varied, revoked or renewed in accordance with the provisions of Sections 109 and/or 1078 (as applicable) of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market."

THE BOARD RECOMMENDS A VOTE "FOR" THE AUTHORIZATION OF THE PRICE RANGE AT WHICH PENTAIR PLC CAN RE-ALLOT SHARES IT HOLDS AS TREASURY SHARES UNDER IRISH LAW.

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SECURITY OWNERSHIP

The following table contains information concerning the beneficial ownership of our ordinary shares as of March 6, 2020, by each director and nominee to become a director, by each executive officer listed in the Summary Compensation Table, and by all directors and executive officers as a group. Based on filings with the SEC, the following table also contains information concerning each person we know who beneficially owned more than 5% of our ordinary shares as of December 31, 2019.

Name of Beneficial Owner	Common Stock(1)	Share Units(2)	Right to Acquire within 60 days	RSIP Stock(3)	Total	% of Class(4)
Mona Abutaleb	—	—	—	—	—

Mark C. Borin	31,659	13,268	82,516	681	128,124

Glynis A. Bryan	21,976	5,278	32,549	—	59,803

Jacques Esculier	9,806	—	—	—	9,806

Karl R. Frykman	62,068	—	155,965	2,052	220,085

T. Michael Glenn	22,863	1,830	32,549	—	57,242

Theodore L. Harris	3,994	—	—	—	3,994

David A. Jones	15,471	52,576	32,549	—	100,596

Karla C. Robertson	1,781	—	18,593	—	20,374

Michael T. Speetzen	3,994	—	—	—	3,994

John L. Stauch	207,648	59,337	504,374	877	772,237

James P. Wamsley	—	—	—	—	—

Billie I. Williamson	10,594	—	—	—	10,594

Directors and executive officers as a group (15)	404,883	133,315	933,645	3,674	1,475,517

The Vanguard Group(5)	18,878,607	—	—	—	18,878,607	11.2%

BlackRock, Inc.(6)	18,047,557	—	—	—	18,047,557	9.5%

State Street Corporation(7)	10,976,099	—	—	—	10,976,099	6.5%

(1)
Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses or trusts has been disclaimed in some instances.

(2)
Represents for non-employee directors deferred share units held under our Compensation Plan for Non-Employee Directors. No director has voting or investment power related to these share units. Represents for executive officers restricted stock units, receipt of which was deferred by the executive officer under the company's Non-Qualified Deferred Compensation Plan and over which the executive officers have no voting or investment power.

(3)
Represents shares owned as a participant in the RSIP. As of March 6, 2020, Fidelity Management Trust Company ("Fidelity"), the Trustee of the RSIP, held 866,103 ordinary shares (0.5%). Fidelity disclaims beneficial ownership of all shares. The RSIP participants have the right to direct the Trustee to vote their shares, although participants have no investment power over such shares. The Trustee does not vote the shares for which it has received no direction from participants.

(4)
Less than 1% unless otherwise indicated.

(5)
Information derived from a Schedule 13G/A filed with the SEC on February 12, 2020. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. As of December 31, 2019, The Vanguard Group had sole voting power for 241,509 ordinary shares, shared voting power for 34,908 ordinary shares, sole dispositive power for 18,612,254 ordinary shares and shared dispositive power for 266,353 ordinary shares.

(6)
Information derived from a Schedule 13G/A filed with the SEC on February 4, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. As of December 31, 2019, BlackRock, Inc. had sole voting power for 18,047,557 ordinary shares and sole dispositive power for 15,968,622 ordinary shares.

(7)
Information derived from a Schedule 13G filed with the SEC on February 13, 2020. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. As of December 31, 2019, State Street Corporation had shared voting power for 10,055,705 ordinary shares and shared dispositive power for 10,973,922 ordinary shares.

We have reviewed copies of reports furnished to us, or written representations that no reports were required. Based solely on these reports, we believe that during 2019 our executive officers and directors complied with all such filing requirements.

78     2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials to you because our Board of Directors is soliciting proxies for use at our Annual General Meeting of Shareholders to be held on May 5, 2020. We either (i) mailed you a Notice of Internet Availability of Proxy Materials on or before March 20, 2020 notifying each shareholder entitled to vote at the Annual General Meeting how to vote and how to electronically access a copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 or (ii) mailed you a printed copy of such proxy materials and a proxy card in paper format. You received these proxy materials because you were a shareholder of record as of the close of business on March 6, 2020.

If you received a Notice of Internet Availability of Proxy Materials and would like to receive a printed copy of our proxy materials, including a proxy card in paper format on which you may submit your vote by mail, you should follow the instructions for requesting such proxy materials in the Notice of Internet Availability of Proxy Materials.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Irish Statutory Financial Statements and directors' and auditors' reports are available online at www.proxyvote.com.

What is a proxy?

A proxy is your legal designation of another person (the "proxy") to vote on your behalf. By voting your proxy, you are giving the persons named on the proxy card the authority to vote your shares in the manner you indicate on your proxy card. You may vote your proxy by telephone or over the Internet as directed in the Notice of Internet Availability of Proxy Materials or, if you have requested or received a proxy card, by signing and dating the proxy card and submitting it by mail.

What is the difference between a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a "shareholder of record." If your shares are held in a stock brokerage account or by a bank or other custodian or nominee, you are considered the beneficial owner of shares held in "street name." As a beneficial owner, you have the right to direct your broker, bank or other custodian or nominee on how to vote your shares.

Who is entitled to vote at the Annual General Meeting and how many votes do I have?

The Board has set the close of business on March 6, 2020 (Eastern Standard Time) as the record date for the Annual General Meeting. At the close of business on the record date, we had 167,634,788 ordinary shares outstanding and entitled to vote. All shareholders of record at the close of business on the record date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting. Beneficial owners whose banks, brokers or other custodians or nominees are shareholders registered in our share register with respect to the beneficial owners' shares at the close of business on the record date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting.

How do I vote if I am a shareholder of record?

If you are a shareholder of record of ordinary shares, you can vote in the following ways:

►
By Internet: You can vote over the Internet at www.proxyvote.com. For more information, follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.
►
By Telephone: You can vote by telephone from the United States or Canada by calling the telephone number in the Notice of Internet Availability of Proxy Materials or on the proxy card.
►
By Mail: You can vote by mail by marking, signing and dating your proxy card or voting instruction form and returning it in the postage-paid envelope, the results of which will be forwarded to Pentair plc's registered address in Ireland electronically. For more information, follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.
►
At the Annual General Meeting: If you plan to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot at the meeting.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING AND VOTING

How do I vote if I am a beneficial owner?

If you are a beneficial owner of ordinary shares, you can vote in the following ways:

►
General: You can vote by following the materials and instructions provided by your bank, broker or other custodian or nominee.
►
At the Annual General Meeting: If you plan to attend the Annual General Meeting and wish to vote your ordinary shares in person, then you must obtain a legal proxy, executed in your favor, from the shareholder of record of your shares (i.e., your broker, bank or other custodian or nominee) and bring it to the Annual General Meeting.

What is the deadline to vote my shares if I do not vote in person at the Annual General Meeting?

If you are a shareholder of record, you may vote by Internet or by telephone until 8:00 a.m. local time (3:00 a.m. Eastern Daylight Time) on May 3, 2020. If you are a shareholder of record and submit a proxy card, the proxy card must be received at the address stated on the proxy card by 8:00 a.m. local time (3:00 a.m. Eastern Daylight Time) on May 3, 2020. If you are a beneficial owner, please follow the voting instructions provided by your bank, broker or other custodian or nominee.

How do I attend the Annual General Meeting?

All shareholders of record as of the close of business on the record date are invited to attend and vote at the Annual General Meeting. For admission to the Annual General Meeting, shareholders should bring a form of photo identification to the shareholders check-in area at the meeting, where their ownership will be verified. Those who beneficially own shares should also bring account statements or letters from their banks, brokers or other custodians or nominees confirming that they own our ordinary shares as of March 6, 2020 (see above for further information if you also intend to vote at the Annual General Meeting). Registration will begin at 7:00 a.m. (local time) and the Annual General Meeting will begin at 8:00 a.m. (local time) on May 5, 2020.

Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland at 8:00 a.m. (local time), and the requirements for admission to the Annual General Meeting, as set out above, apply.

What constitutes a quorum for the Annual General Meeting?

Our Articles of Association provide that all resolutions made at a shareholders' meeting require the presence, in person or by proxy, of a majority of all shares entitled to vote. Abstentions and broker non-votes will be regarded as present for purposes of establishing the quorum.

May I change or revoke my proxy?

If you are a shareholder of record and have already voted, you may change or revoke your proxy before it is exercised at the Annual General Meeting in the following ways:

►
By voting by Internet or telephone at a date later than your previous vote but prior to the voting deadline (which is 8:00 a.m. local time or 3:00 a.m. Eastern Daylight Time on May 3, 2020);
►
By mailing a proxy card that is properly signed and dated later than your previous vote and that is received by us prior to the voting deadline (which is 8:00 a.m. local time or 3:00 a.m. Eastern Daylight Time on May 3, 2020); or
►
By attending the Annual General Meeting and voting in person, although attendance at the Annual General Meeting will not, by itself, revoke a proxy.

If you are a beneficial owner, you must contact the record holder of your shares to revoke a previously authorized proxy or voting instructions.

What is the effect of broker non-votes and abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to "routine" matters, they do not have discretionary power to vote your shares on "non-routine" matters pursuant to NYSE rules. If you do not provide voting instructions for proposals considered "non-routine" a "broker non-vote" occurs. The chart below summarizes which proposals we believe are routine and non-routine under the NYSE rules and therefore whether brokers have discretion to vote. Ordinary shares owned by shareholders electing to abstain from voting on any of the Proposals will have no effect on any of the Proposals.

80     2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING AND VOTING

How will my shares be voted if I do not specify how they should be voted?

If you submit a proxy to the company-designated proxy holders and do not provide specific voting instructions, you instruct the company-designated proxy holders to vote your shares in accordance with the recommendations of the Board as set forth in the chart below.

If your shares are held in the Pentair Retirement Savings and Stock Incentive Plan or the Pentair, Inc. Non-Qualified Deferred Compensation Plan and you either (1) submit a proxy but do not provide specific voting instructions or (2) do not submit a proxy, then your shares will not be voted.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, you instruct the company-designated proxy holders, in the absence of other specific instructions or the appointment of other proxy holders, to vote your shares in accordance with the recommendations of the Board.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Broker Discretion	Effect of Abstentions and Broker Non-Voting
Re-Elect Director Nominees	For, against, or abstain on each nominee	Majority of votes cast	No broker discretion to vote	No effect

Approve, by Nonbinding, Advisory Vote, the Compensation of the Named Executive Officers	For, against, or abstain	Majority of votes cast	No broker discretion to vote	No effect

Ratify, by Nonbinding, Advisory Vote, the Appointment of the Independent Auditor and Authorize, by Binding Vote, the Audit and Finance Committee to Set the Auditor's Remuneration	For, against, or abstain	Majority of votes cast	Brokers have discretion to vote	No effect

Approve the Pentair plc 2020 Share and Incentive Plan	For, against, or abstain	Majority of votes cast	No broker discretion to vote	No effect

Authorize the Board of Directors to Allot New Shares	For, against, or abstain	Majority of votes cast	Brokers have discretion to vote	No effect

Authorize the Board of Directors to Opt-Out of Statutory Preemption Rights	For, against, or abstain	75% of votes cast	Brokers have discretion to vote	No effect

Authorize the Price Range at which Pentair Can Re-allot Treasury Shares	For, against, or abstain	75% of votes cast	Brokers have discretion to vote	No effect

Who will count the votes?

A representative from The Carideo Group, Inc. will count the votes and serve as our Inspector of Election.

Who will pay for the cost of this proxy solicitation?

We will pay the costs of soliciting proxies sought by the Board. Proxies may be solicited on our behalf by our directors, officers or employees telephonically, electronically or by other means of communication. We have engaged Morrow Sodali LLC to assist us in the solicitation of proxies at a cost to us of $10,000, plus out-of-pocket expenses. We have requested that banks, brokers and other custodians and nominees who hold ordinary shares on behalf of beneficial owners forward soliciting materials to those beneficial owners. Upon request, we will reimburse banks, brokers and other custodians and nominees for reasonable expenses incurred by them in forwarding these soliciting materials to beneficial owners of our ordinary shares.

Pentair plc     81

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As explained in more detail below, we are using the "notice and access" system adopted by the SEC relating to the delivery of our proxy materials over the Internet. As a result, we mailed to our shareholders of record a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. Shareholders who received the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail, e-mail or telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Notice of Internet Availability of Proxy Materials also serves as a Notice of Meeting.

What are the "notice and access" rules and how do they affect the delivery of the proxy materials?

The SEC's notice and access rules allow us to deliver proxy materials to our shareholders by posting the materials on an Internet website, notifying shareholders of the availability of the proxy materials on the Internet, and sending paper copies of proxy materials upon shareholder request. We believe that the notice and access rules allow us to use Internet technology that many shareholders prefer, continue to provide our shareholders with the information that they need, and, at the same time, ensure more prompt delivery of the proxy materials. The notice and access rules also lower our cost of printing and delivering the proxy materials and minimize the environmental impact of printing paper copies.

Why did I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

You may have received multiple Notices of Internet Availability of Proxy Materials or proxy cards if you hold your shares in different ways or accounts (for example, 401(k) accounts, joint tenancy, trusts, custodial accounts) or in multiple accounts. If you are the beneficial owner of shares held in "street name," you will receive your voting information from your bank, broker or other custodian or nominee, and you will vote as indicated in the materials you receive from your bank, broker or other custodian or nominee. You should vote your proxy for each separate account you have.

82     2020 Proxy Statement

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Rule 14a-8 Proposals:

The deadline for submitting a shareholder proposal for inclusion in our proxy materials for our 2021 Annual General Meeting pursuant to SEC Rule 14a-8 is November 20, 2020. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, for such proposals to be eligible for inclusion in our Proxy Statement and form of proxy for our 2021 Annual General Meeting.

Nomination of Directors Pursuant to Proxy Access Provisions:

Eligible shareholders may under certain circumstances be able to nominate and include in our proxy materials a specified number of candidates for election as directors under the proxy access provisions of our Articles of Association. Among other requirements in our Articles of Association, to nominate a director under the proxy access provisions of our Articles of Association, a shareholder must give written notice to our Corporate Secretary that complies with our Articles of Association no earlier than 150 days and no later than 120 days prior to the first anniversary of the date our definitive Proxy Statement was released to shareholders in connection with the prior year's Annual General Meeting. Accordingly, we must receive notice of a shareholder's nomination for the 2021 Annual General Meeting pursuant to the proxy access provisions of our Articles of Association no earlier than October 21, 2020 and no later than November 20, 2020. If the notice is received outside of that time frame, then the notice will be considered untimely and we are not required to include the nominees in our proxy materials for the 2021 Annual General Meeting.

Advance Notice Proposals and Director Nominations:

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or to nominate a director, other than pursuant to the proxy access provisions of our Articles of Association, at the 2021 Annual General Meeting must comply with the requirements set forth in our Articles of

Association. Among other requirements in our Articles of Association, to present business or nominate a director at an Annual General Meeting, a shareholder must give written notice that complies with the Articles of Association to our Corporate Secretary no earlier than 70 days and no later than 45 days prior to the first anniversary of the date our Proxy Statement was released to shareholders in connection with the prior year's Annual General Meeting. Accordingly, we must receive notice of a shareholder's intent to present business, other than pursuant to SEC Rule 14a-8, or to nominate a director, other than pursuant to the proxy access provisions of our Articles of Association, no earlier than January 9, 2021 and no later than February 3, 2021. If the notice is received outside of that time frame, then the notice will be considered untimely and we are not required to present such proposal or nomination at the 2021 Annual General Meeting. If the Board chooses to present a matter of business submitted under our Articles of Association at the 2021 Annual General Meeting, then the persons named in the proxies solicited by the Board for the 2021 Annual General Meeting may exercise discretionary voting power with respect to such proposal.

Send Notices to:

Shareholder proposals or nominations pursuant to any of the foregoing should be sent to us at our principal executive offices: Pentair plc, Regal House, 70 London Road, Twickenham, London, TW1 3QS, United Kingdom, Attention: Corporate Secretary.

Access to our Articles of Association:

Our Articles of Association can be found on the website of the U.S. Securities and Exchange Commission by searching its EDGAR archives at https://www.sec.gov/edgar/searchedgar/webusers.htm. Shareholders may also obtain a copy from us free of charge by submitting a written request to our principal executive offices at Pentair plc, Regal House, 70 London Road, Twickenham, London, TW1 3QS, United Kingdom, Attention: Corporate Secretary.

Pentair plc     83

IRISH DISCLOSURE OF SHAREHOLDER INTERESTS

Under the Irish Companies Act 2014, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares, or if as a result of a transaction, a shareholder who was interested in more than 3% of our shares ceases to be so interested. Where a shareholder is interested in more than 3% of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue), and disclosable interests in our shares include any interests in our shares of any kind whatsoever. Where the percentage level of the shareholder's interest does not amount to a whole percentage this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder's interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder's rights in respect of any our ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

2019 ANNUAL REPORT ON FORM 10-K

Any shareholder wishing to review, without charge, a copy of our 2019 Annual Report on Form 10-K (without exhibits) filed with the SEC should write to us at our principal executive offices at Pentair plc, Regal House, 70 London Road, Twickenham, London, TW1 3QS,United Kingdom, Attention: Corporate Secretary.

REDUCE DUPLICATE MAILINGS

To reduce duplicate mailings, we are now sending only one copy of our Notice of Internet Availability of Proxy Materials or Annual Report to Shareholders and Proxy Statement, as applicable, to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of these documents to a shareholder at a shared address. If you wish to receive separate copies of these documents, please notify us by writing or calling Pentair plc, Regal House, 70 London Road, Twickenham, London, TW1 3QS, United Kingdom,

Attention: Corporate Secretary, Telephone: +44-74-9421-6154.

If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple Notices of Internet Availability of Proxy Materials or Annual Reports to Shareholders and Proxy Statements, as applicable. To discontinue duplicate mailings, notify us by writing or calling Pentair plc, Regal House, 70 London Road, Twickenham, London, TW1 3QS, United Kingdom, Attention: Corporate Secretary, Telephone: +44-74-9421-6154.

84     2020 Proxy Statement

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

PENTAIR PLC AND SUBSIDIARIES
RECONCILIATION OF THE GAAP YEARS ENDED DECEMBER 31, 2019, 2018, 2017, and 2016 TO THE NON-GAAP EXCLUDING THE EFFECT OF 2019, 2018, 2017, and 2016 ADJUSTMENTS (UNAUDITED)

In millions, except per-share data	2019	2018	2017	2016
Net sales	2,957.2	$2,965.1	$2,845.7	$2,780.6

Operating income	432.5	436.7	378.3	354.4

% of net sales	14.6%	14.7%	13.3%	12.7%

Adjustments:

Restructuring and other	21.0	31.8	28.2	7.8

Intangible amortization	31.7	34.9	36.4	35.5

Trade name and other impairment	21.2	12.0	15.6	—

Inventory step-up	2.2	—	—	—

Deal related costs and expenses	4.2	2.0	—	—

Corporate allocations	—	11.0	36.7	39.4

Equity income of unconsolidated subsidiaries	3.5	8.4	1.3	4.3

Segment income	516.3	536.8	496.5	441.4

Return on sales	17.5%	18.1%	17.5%	15.9%

Net income from continuing operations — as reported	361.7	321.7	114.1	178.2

(Gain) Loss on sale of businesses	(2.2)	7.3	4.2	3.9

Pension and other post-retirement mark-to-market (gain) loss	(3.4)	3.6	8.5	(12.0)

Loss on early extinguishment of debt	—	17.1	101.4	—

Interest expense adjustments	—	8.4	41.7	65.6

Adjustments to operating income	80.3	91.7	116.9	82.7

Income tax adjustments	(31.4)	(33.4)	(30.5)	(29.6)

Net income from continuing operations — as adjusted	405.0	$416.4	$356.3	$288.8

Continuing earnings per ordinary share — diluted

Diluted earnings per ordinary share — as reported	2.12	$1.81	$0.62	$0.97

Adjustments	0.26	0.54	1.32	0.61

Diluted earnings per ordinary share — as adjusted	2.38	$2.35	$1.94	$1.58

PENTAIR PLC AND SUBSIDIARIES
FREE CASH FLOW FOR YEARS ENDED DECEMBER 31, 2019, 2018, 2017 and 2016

In millions	2019	2018	2017	2016
Net cash provided by operating activities of continuing operations	345.2	$458.1	$278.6	$379.9

Capital expenditures	(58.5)	(48.2)	(39.1)	(43.3)

Proceeds from sale of property and equipment	0.6	0.2	3.7	18.8

Free cash flow from continuing operations	287.3	$410.1	$243.2	$355.4

Pentair plc     A-1

APPENDIX B

PENTAIR PLC

2020 SHARE AND INCENTIVE PLAN

                1.    Purpose, Effective Date and Prior Plan.

                (a)    Purpose.    The Pentair plc 2020 Share and Incentive Plan has several complementary purposes: (i) to promote the growth and success of the Company by linking a significant portion of participant compensation to the increase in value of the Company's shares; (ii) to attract and retain top quality, experienced executives and key employees by offering a competitive incentive compensation program; (iii) to reward innovation and outstanding performance as important contributing factors to the Company's growth and progress; (iv) to align the interests of executives, key employees, directors and consultants with those of the Company's shareholders by reinforcing the relationship between participant rewards and shareholder gains obtained through the achievement by Plan participants of short-term objectives and long-term goals; and (v) to encourage executives, key employees, directors and consultants to obtain and maintain an equity interest in the Company.

                (b)    Effective Date.    This Plan shall become effective on May 5, 2020 (the "Effective Date"), provided the Company's shareholders approve the Plan at the Annual General Meeting held on such date.

                (c)    Termination of Prior Plan.    Upon the Effective Date, the Pentair plc 2012 Stock and Incentive Plan, as amended and restated (the "Prior Plan") shall terminate, and no new awards may be granted thereunder after the Effective Date, although awards previously granted under the Prior Plan and still outstanding will continue to be subject to all terms and conditions of the Prior Plan.

                2.    Definitions.    Capitalized terms used in this Plan have the following meanings:

                (a)   "10% Shareholder" means an Eligible Employee who, as of the date an ISO is granted to such individual, owns more than ten percent (10%) of the total combined voting power of all classes of Stock then issued by the Company or a Subsidiary corporation.

                (b)   "Administrator" means (i) the Committee with respect to Participants who are not Non-Employee Directors and (ii) the Non-Employee Directors of the Board (or a committee of Non-Employee Directors appointed by the Board) with respect to Participants who are Non-Employee Directors.

                (c)   "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals subject to U.S. taxation to whom an Option or Stock Appreciation Right that is exempt from Code Section 409A may be granted or held, the term "Affiliate" means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase "at least 20 percent" shall be used in place of "at least 80 percent" each place it appears therein.

                (d)   "Award" means a grant of Options, Stock Appreciation Rights, Performance Share Units, Restricted Stock, Restricted Stock Units, Deferred Stock Rights, an Incentive Award, Dividend Equivalent Units, or any other type of award permitted under the Plan.

                (e)   "Beneficial Owner" means a Person with respect to any securities that:

                    (i)            such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer

Pentair plc     B-1

APPENDIX B

    made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase, at any time before the issuance of such securities;

                    (ii)            such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

                    (iii)           are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

                (f)    "Board" means the Board of Directors of the Company.

                (g)   "Cause" means one of the following, which are listed in order of priority:

                    (i)            the meaning given in a Participant's employment, retention, change of control, severance or similar agreement with the Company or any Affiliate; or if none then

                    (ii)            the meaning given in the Award agreement; or if none then

                    (iii)           the Administrator's determination, made in good faith, that a Participant has committed an act or omission to constitute "cause" for termination, including but not limited to any of the following:

(A) violated the Company's Code of Business Conduct or any other material Company policy, including, but not limited to, anti-discrimination and anti-harassment policies;
(B) embezzled from, or stolen or misappropriated property belonging to, the Company or any Affiliate or any of their employees, customers or suppliers;
(C) been convicted of, or plead no contest to, a felony or other crime involving moral turpitude;
(D) intentionally failed to perform, or was grossly negligent in the performance of, assigned duties (other than due to physical or mental illness);

(E) intentionally engaged in conduct that results, or could reasonably be expected to result, in injury (whether financial, reputational or otherwise) to the business of the Company or its Affiliates, or has the potential to have, a negative material effect on the business conducted by the Company or its Affiliates.

                (h)   "Change of Control" means the first occurrence of any of the following after the Effective Date:

                    (i)            any Person (other than (A) the Company or any of its direct or indirect subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its direct or indirect subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) an entity owned, directly or indirectly, by the shareholders of the

B-2     2020 Proxy Statement

APPENDIX B

    Company in substantially the same proportions as their ownership of Stock ("Excluded Persons")) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding Shares or the combined voting power of the Company's then outstanding voting securities; or

                    (ii)            the following individuals cease for any reason to constitute a majority of the number of Directors then serving: (A) individuals who, on the Effective Date, constituted the Board and (B) any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors, that would be subject to Exchange Act Rule 14a-12) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved (collectively "Continuing Directors"); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) after the Effective Date shall not be deemed Continuing Directors until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change of Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change of Control occurred; or

                    (iii)           the consummation of a merger, consolidation or share exchange of the Company with any other entity or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), in each case, which requires approval of the shareholders of the Company, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding Shares or the combined voting power of the Company's then outstanding voting securities; or

                    (iv)          the consummation of a plan of complete liquidation or dissolution of the Company or a sale or disposition by the Company of all or substantially all of the Company's assets (in one transaction or a series of related transactions within any period of twenty-four (24) consecutive months), in each case, which requires approval of the shareholders of the Company, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                          Notwithstanding the foregoing, (x) no Change of Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Stock immediately prior to such transaction or series of transactions continue to own,

Pentair plc     B-3

APPENDIX B

  directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions; and (y) for purposes of an Award (1) that provides for the payment of deferred compensation that is subject to Code Section 409A or (2) with respect to which the Company permits a deferral election, the definition of "Change of Control" shall be deemed amended to conform to the requirements of Code Section 409A to the extent necessary for the Award and deferral election to comply with Code Section 409A.

                  (i)  "Code" means the United States Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

                  (j)  "Commission" means the United States Securities and Exchange Commission or any successor agency.

                  (k)  "Committee" means the Compensation Committee of the Board (or a successor committee with the same or similar authority), or such other committee of the Board designated by the Board to administer the Plan and composed of no fewer than two Directors, each of whom is a "non-employee director" within the meaning of Rule 16b-3; provided that if no such committee shall be in existence at any time, the functions of the Committee shall be carried out by the Board.

                  (l)  "Company" means Pentair plc, an Irish company, or any successor thereto.

                  (m)  "Consultant" means a person or entity rendering services to the Company or an Affiliate other than as an employee of any such entity or a Director.

                  (n)  "Covered Termination" means the involuntary termination of an employee's employment by the Company or an Affiliate for a reason other than Cause, death or Disability. In addition, for a Participant who is a Board-appointed corporate officer at the time of the occurrence of the event(s) constituting Good Reason, a voluntary termination of employment by the Participant for such Good Reason shall be considered a "Covered Termination."

                          Notwithstanding the foregoing, a Board-appointed corporate officer will not be considered to have experienced a Covered Termination unless and until the Participant executes a general release in such form and manner, and containing such reasonable and customary terms (which may include non-disparagement, non-solicitation and confidentiality covenants), as are determined by the Company, and such release becomes effective no later than sixty (60) days after the Participant's separation from service (or such earlier date specified by the Company). With respect to any Award that is considered a nonqualified deferred compensation arrangement subject to Code Section 409A, if the period during which the Participant may sign the release spans two (2) calendar years, then payment of such Awards may not be made prior to January 1 of that second calendar year.

                  (o)  "Deferred Stock Right" means the right to receive Stock or Restricted Stock at some future time.

                  (p)  "Director" means a member of the Board, and "Non-Employee Director" means a Director who is not also an employee of the Company or its Affiliates.

                  (q)  "Disability" means, except as otherwise determined by the Administrator and set forth in an Award agreement: (i) with respect to an ISO, the meaning given in Code Section 22(e)(3), and (ii) with respect to all other Awards, a physical or mental incapacity which qualifies an individual to collect a benefit under a long term disability plan maintained by the Company or an Affiliate, or such similar mental or physical condition which the Administrator may determine to be a disability, regardless of whether either the individual or the condition is covered by any such long term disability plan. The Administrator shall make the determination of Disability and may request such evidence of disability as it reasonably determines.

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APPENDIX B

                  (r)  "Dividend Equivalent Unit" means the right, granted in tandem with another Award, to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share.

                  (s)  "Eligible Employee" means a managerial, administrative or professional employee of the Company or an Affiliate.

                  (t)  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

                  (u)  "Fair Market Value" means, per Share on a particular date, a price that is based (i) on the opening, closing, actual, high or low sale price, or the arithmetic mean of selling prices of, a Share on the New York Stock Exchange or such other exchange or automated trading system on which the Stock is then principally traded (the "Applicable Exchange") on the applicable date, the preceding trading day or the next succeeding trading day, or (ii) the arithmetic mean of selling prices on all trading days over a specified averaging period that is within 30 days before or 30 days after the applicable date, or such arithmetic mean weighted by volume of trading on each trading day in the period, in each case as determined by the Administrator in its discretion; provided that, if an arithmetic mean of prices is used to set a grant price or an exercise price for an Option or Stock Appreciation Right that is intended to be exempt from Code Section 409A, then the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with United States Treasury Regulation § 1.409A-1(b)(5)(iv)(A). The method of determining Fair Market Value with respect to an Award shall be determined by the Administrator and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided that, if the Administrator does not specify a different method, the Fair Market Value of a Share as of a given date shall be the closing sale price on the day as of which Fair Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred. If the Stock is not traded on an established stock exchange, the Administrator shall determine in good faith the Fair Market Value of a Share. Notwithstanding the foregoing, in the case of a sale of Shares on the Applicable Exchange, the actual sale price shall be the Fair Market Value of such Shares. The Administrator also shall establish the Fair Market Value of any other property.

                  (v)  "Good Reason" means, with respect to a Participant who is a Board-appointed corporate officer, one of the following, which are listed in order of priority:

      (i)
      the meaning given in the Participant's employment, retention, change of control, severance or similar agreement with the Company or any Affiliate; or if none then

      (ii)
      the meaning given in the Award agreement; or if none then

      (iii)
      the occurrence of any of the following events, without the Participant's advance written consent:

      (A)
      any material breach by the Company or an Affiliate of the terms of any employment agreement in effect with the Participant;

(A) any material breach by the Company or an Affiliate of the terms of any employment agreement in effect with the Participant;
(B) any reduction in any of the Participant's base salary or percentage of base salary available as incentive compensation or bonus opportunity;

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APPENDIX B

(C) a good faith determination by the Participant that there has been a material adverse change in the Participant's working conditions or status with the Company or an Affiliate, including but not limited to (1) a significant change in the nature or scope of the Participant's authority, powers, functions, duties or responsibilities, or (2) a significant reduction in the authority, duties or responsibilities of the supervisory position to which the Participant is required to report;

(D) the relocation of the Participant's principal place of employment to a location more than fifty (50) miles from the Participant's then-current principal place of employment with the Company or an Affiliate, but only if the new principal place of employment is farther from the Participant's primary residence, determined as of the date of the relocation; provided that this clause shall not apply to any Participant whose primary residence is not, prior to any relocation, within one hundred (100) miles' driving distance of his or her principal place of employment; or

(E) the Company or an Affiliate requires the Participant to travel on business twenty percent (20%) in excess of the average number of days per month the Participant was required to travel during the twelve (12)-month period immediately prior to the imposition of such requirement; provided that this clause shall not apply if such requirement applies in conjunction with a new job position which the Participant has accepted.

      For purposes of clause (iii), a Participant's termination shall not be considered to have occurred for "Good Reason" unless (A) within ninety (90) days following the occurrence of one of the events listed above the Participant provides written notice to the Company setting forth the specific event constituting Good Reason, (B) the Company fails to remedy the event constituting Good Reason within thirty (30) days following its receipt of the Participant's notice, and (C) the Participant actually terminates his or her employment with the Company and its Affiliates within thirty (30) days following the end of the Company's remedy period.

                  (w)  "Incentive Award" means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met) or as otherwise provided in herein.

                  (x)  "Incentive Stock Option" or "ISO" means an Option that meets the requirements of Code Section 422.

                  (y)  "Option" means the right to purchase Shares at a stated price for a specified period of time.

                  (z)  "Participant" means an individual selected by the Administrator to receive an Award.

                  (aa)  "Performance Awards" means a Performance Share Unit, an Incentive Award, and any Award of Restricted Stock, Restricted Stock Units, or Deferred Stock Rights the payment or vesting of which is contingent on the attainment of one or more Performance Goals.

                  (bb)  "Performance Goals" means any objective or subjective goals the Administrator establishes with respect to an Award. A Performance Goal may, but is not required to, relate to one or more of the following with respect to the Company or any one or more of its Affiliates or any one or more divisions, business units or segments of the Company or any Affiliate: net income; segment income; income from continuing operations; shareholder return; total shareholder return; share price; Fair Market Value; earnings per share (including diluted earnings per share); net operating profit (including after tax); revenue growth; sales growth (including organic and/or core sales growth); return on equity; return on investment; return on invested capital (including after-tax); earnings before interest, taxes, depreciation and amortization; operating income; operating margin; market share; return on sales; asset reduction; cost reduction; working capital turns; cash flow (including free cash flow); and new product releases.

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APPENDIX B

                          Unless otherwise determined by the Administrator, with respect to each financial Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles (GAAP), if applicable. The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate, including but not limited to by excluding the effects of (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax regulations or laws, (iv) currency translations, or (v) a merger or acquisition. The inclusion in an Award agreement of specific adjustments or modifications shall not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described herein, unless the Award agreement provides that the adjustments or modifications described in such agreement shall be the sole adjustments or modifications.

                          Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages or percentages) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Unless otherwise set forth in an Award agreement, the Administrator may modify any Performance Goal at any time.

                  (cc)  "Performance Share Unit "means the right to receive a Share (including a share of Restricted Stock), or a cash payment equal to the Fair Market Value of a Share, to the extent Performance Goals are achieved or as otherwise provided herein.

                  (dd)  "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act.

                  (ee)  "Plan" means this Pentair plc 2020 Share and Incentive Plan, as may be amended from time to time.

                  (ff)  "Restriction Period" means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Stock or Restricted Stock Units subject to such Award and at the end of which the Participant obtains an unrestricted right to such Stock or Restricted Stock Units.

                  (gg)  "Restricted Stock" means a Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

                  (hh)  "Restricted Stock Unit" means the right to receive a Share, or a cash payment equal to the Fair Market Value of one (1) Share, if certain conditions are met.

                  (ii)  "Retirement" or "Retires" means, except as otherwise determined by the Administrator or set forth in an Award agreement, (i) with respect to Participants who are Eligible Employees, termination of employment from the Company and its Affiliates (for other than Cause) on or after attainment of age fifty-five (55) and completion of ten (10) years of service with the Company and its Affiliates , and (ii) with respect to Non-Employee Director Participants, the Director's removal (for other than Cause), or resignation or failure to be re-elected (for other than Cause), after the Director has served on the Board for six (6) years. An Eligible Employee who becomes employed by the Company or an Affiliate in connection with an acquisition shall be credited with his or her prior service with the acquired entity (or the selling entity in an asset transaction) if either the acquisition agreement or the Administrator so provides.

                  (jj)  "Rule 16b-3" means Rule 16b-3 promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

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APPENDIX B

                  (kk)  "Section 16 Participants" means Participants who are subject to the provisions of Section 16 of the Exchange Act.

                  (ll)  "Share" means a share of Stock.

                  (mm)  "Stock" means the ordinary shares of the Company, nominal value USD0.01 per share.

                  (nn)  "Stock Appreciation Right" or "SAR" means the right to receive a payment equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

                  (oo)  "Subsidiary" means any corporation or limited liability company (except such an entity that is treated as a partnership for U.S. income tax purposes) in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns stock or equity interests possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or equity interests in one of the other entities in the chain.

                3.    Administration.

                (a)    Administration.    In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) construe or interpret the provisions of this Plan and any Award agreement; (ii) prescribe, amend and rescind rules and regulations relating to this Plan, including any sub-plan contemplated by Section 16(f); (iii) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award or any Award agreement in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

                (b)    Delegation to Other Committees or Officers.    To the extent applicable law permits, the Board may delegate to another committee of the Board or to one (1) or more officers of the Company, or the Committee may delegate to a sub-committee or to one (1) or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

                (c)    Indemnification.    No member of the Board or the Committee, and no officer or member of any other committee or sub-committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to this Plan or any Award. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee or sub-committee to whom a delegation under Section 3(b) has been made, as to any acts or omissions with respect to this Plan or any Award to the maximum extent that the law, the Company's articles of association and any indemnification agreement or deed of indemnification between such member and the Company or a Subsidiary permit.

                4.    Eligibility.    The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator's authority: any Eligible Employee, any Consultant or any Director, including a Non-Employee Director. The Administrator's granting of an Award to a Participant will not require the Administrator to grant an Award to such individual at any future time. The Administrator's granting of a particular type of Award to a Participant will not require the Administrator to grant any other type or amount of Award to such individual.

                5.    Types of Awards.    Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of Incentive Stock Options. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on

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APPENDIX B

repricing set forth in Section 16(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

                6.    Shares Reserved under this Plan.

                (a)    Plan Reserve.    Subject to adjustment as provided in Section 18, an aggregate of three million, two hundred eighty-five thousand (3,285,000) Shares, plus the number of Shares available for issuance under the Prior Plan that had not been made subject to outstanding awards as of the Effective Date, plus the number of Shares described in Section 6(c), (collectively, the "Reserve") are reserved for issuance under this Plan, all of which may be issued pursuant to Incentive Stock Options. The Shares reserved for issuance may be either Shares created out of conditional, authorized or ordinary share capital or Shares reacquired at any time and now or hereafter held as treasury stock. For purposes of determining the number of Shares in the Reserve, any fractional Share shall be rounded to the next highest full Share.

                (b)   Replenishment of Shares Under this Plan.

                    (i)            The Reserve shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, with respect to which such Award is granted. For clarity, an Award that provides for settlement solely in cash shall not cause any depletion of the Reserve at the time such Award is granted. If such Award is later amended, however, to permit or require settlement in Shares, then the Reserve shall be depleted, at the time of such amendment, by the maximum number of Shares which may be issued in settlement of such Award.

                    (ii)            To the extent (A) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (B) an Award is settled in cash in lieu of Shares, (C) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (D) Shares are forfeited under an Award, (E) Shares otherwise issuable under an Award are withheld in payment of an exercise price of an Option or in payment of any United States federal, state, local, or non-United States tax withholding obligations, or (F) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Reserve and may again be used for new Awards under this Plan. Notwithstanding the foregoing, Shares recredited to the Reserve pursuant to clause (F) may not be issued pursuant to Incentive Stock Options.

                (c)    Addition of Shares from Prior Plan.    After the Effective Date, if any Shares subject to awards granted under the Prior Plan would become available to be re-credited to the Prior Plan's reserve if such plan were still in effect (but applying the provisions of subsection (b) above), then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the Reserve.

                7.    Options.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to:

                (a)   whether the Option is an Incentive Stock Option or a "nonqualified stock option" which does not meet the requirements of Code Section 422; provided that, if the aggregate Fair Market Value of the Shares subject to all Incentive Stock Options granted to the Participant (as determined on the date of grant of such Option) that become exercisable during a calendar year exceed USD100,000, then such Incentive Stock Options shall be treated as nonqualified stock options to the extent such USD100,000 limitation is exceeded;

                (b)   the number of Shares subject to the Option;

                (c)   the date of grant, which may not be prior to the date of the Administrator's approval of the grant;

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APPENDIX B

                  (d)   the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that an Incentive Stock Option granted to a 10% Shareholder must have an exercise price at least equal to 110% of the Fair Market Value of the Shares subject to the Option as determined on the date of grant;

                (e)   the terms, conditions and manner of exercise, including but not limited to, the manner of payment of the exercise price; and

                (f)    the term; provided that each Option must terminate no later than ten (10) years after the date of grant and each Incentive Stock Option granted to a 10% Shareholder must terminate no later than five (5) years after the date of grant.

                        In all other respects, the terms of any Incentive Stock Option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

                        Subject to the terms and conditions of the Award and applicable law, payment of the exercise price and any applicable United States federal, state, local, and/or non-United States tax or social insurance contribution withholding due upon exercise of the Option, or both, may be made (i) in the form of cash or its equivalent; (ii) in the form of Stock already owned by the Participant, which Stock shall be valued at Fair Market Value on the date the Option is exercised; (iii) by means of a broker-assisted cashless exercise procedure; (iv) by means of any "net exercise" or similar procedure established under the Plan; or (v) by means of a combination of the foregoing methods of payment. A Participant who elects to make payment in Stock may not transfer fractional shares or shares of Stock with an aggregate Fair Market Value in excess of the Option exercise price plus applicable withholding taxes.

                8.    Stock Appreciation Rights.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to:

                (a)   the number of Shares to which the SAR relates;

                (b)   the date of grant, which may not be prior to the date of the Administrator's approval of the grant;

                (c)   the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant;

                (d)   the terms and conditions of exercise (including the permissible manner of exercise) or maturity;

                (e)   the term, provided that each SAR must terminate no later than ten (10) years after the date of grant; and

                (f)    whether the SAR will be settled in cash, Shares or a combination thereof.

                9.    Stock and Unit Awards.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Stock, Restricted Stock Units, Deferred Stock Rights or Performance Share Units, including but not limited to:

                (a)   the number of Shares and/or units to which such Award relates;

                (b)   whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies;

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APPENDIX B

                (c)   the Restriction Period with respect to Restricted Stock or Restricted Stock Units and the period of deferral for Deferred Stock Rights;

                (d)   the performance period for Performance Awards; and

                (e)   with respect to Restricted Stock Units and Performance Share Units, whether to settle such Awards in cash, in Shares or a combination thereof.

                        During the time Restricted Stock is subject to the Restriction Period, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote such Stock and the right to receive dividends paid with respect to such Stock, subject to Section 11 below.

                        Except as otherwise provided in the Plan or the applicable Award agreement, at such time as all restrictions applicable to an Award of Restricted Stock, Deferred Stock Rights or Restricted Stock Units are met and the Restriction Period expires, ownership of the Stock subject to such restrictions shall be transferred to the Participant free of all restrictions except those that may be imposed by applicable law; provided that if Restricted Stock Units are paid in cash, said payment shall be made to the Participant after all applicable restrictions lapse and the Restriction Period expires.

                10.    Incentive Awards.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the manner and timing of payment. Nothing herein shall preclude the Company or any Affiliate from making cash incentive award payments outside the terms of this Plan.

                11.    Dividends and Dividend Equivalent Units.

                (a)    Dividends.    If dividends are paid on Restricted Stock, then such dividends will either, at the discretion of the Administrator, be (i) automatically reinvested as additional shares of Restricted Stock that are subject to the same terms and conditions, including the Restriction Period, as the original grant of Restricted Stock, or (ii) paid out in cash at the same time and to the same extent that the underlying shares of Restricted Stock vest. For clarity, in no event will dividends be paid before the Restricted Stock vests.

                (b)    Dividend Equivalent Units.    The Administrator may grant Dividend Equivalent Units only in tandem with any "full value" Award (defined as an Award of Restricted Stock, Restricted Stock Units, Performance Share Units, Deferred Stock Rights and any other similar Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share), other than an Award of Restricted Stock that includes the right to receive dividends. Dividend Equivalent Units will either, at the discretion of the Administrator, be (i) accumulated and paid, in cash or Shares in the Administrator's discretion, at the same time and to the same extent that the tandem Award vests or (ii) reinvested in additional units or shares, as applicable, that are subject to the same terms and conditions (including vesting and forfeiture) as the tandem Award. For clarity, in no event will Dividend Equivalent Units be paid before the tandem Award vests.

                12.    Other Stock-Based Awards.    Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Subject to the terms of this Plan, such Award may include the issuance of unrestricted Shares, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right (except as prohibited by Section16(e)), as a bonus, upon the attainment of Performance Goals or otherwise, or rights to acquire Stock from the Company. Subject to the terms of this Plan, the Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights may not have a purchase price less than the Fair Market Value of the Shares subject to such rights as determined on the date of grant.

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APPENDIX B

                13.    Minimum Vesting Period; Discretion to Accelerate Vesting.

                (a)    Minimum Vesting Period.    All Awards granted under the Plan that may be settled in Shares must have a minimum vesting period of one (1) year from the date of grant, provided that such minimum vesting period will not apply to Awards with respect to up to five percent (5%) of the Reserve. For purposes of Awards granted to Non-Employee Directors, "one year" may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than fifty (50) weeks.

                (b)    Discretion to Accelerate.    Notwithstanding Section 13(a), the Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of (i) a Participant's death, Disability, Retirement, or termination without Cause, (ii) as provided in Section 14, (iii) as provided in Section 18(c) or (iv) upon any other event as determined by the Administrator in its sole and absolute discretion.

                14.    Effect of Termination on Awards.    Except as otherwise provided by the Administrator in an Award agreement or determined by the Administrator at or prior to the time of termination of a Participant's service, the following provisions shall apply to all outstanding Awards held by a Participant at the time of his or her termination of service from the Company and its Affiliates.

                (a)    Termination of Employment or Service.    If a Participant's service ends for any reason other than (i) a termination for Cause, (ii) Retirement, (iii) death, (iv) Disability or (v) a Covered Termination, then:

                    (i)               All Options or SARs that are not vested on the date such Participant's service ends shall be forfeited immediately, and all Options or SARs that are vested shall be exercisable until the earlier of (A) ninety (90) days following the Participant's termination date or (B) the expiration date of the Option or SAR as set forth in the applicable Award agreement. Upon such earlier date, all Options and SARs then unexercised shall be forfeited.

                    (ii)               All other Awards made to the Participant, to the extent not then earned, vested or paid to the Participant, shall terminate on the date the Participant's service ends.

                (b)    Retirement or Covered Termination.    Upon the Retirement of a Participant not covered by Section 14(c) or (d), or upon the Covered Termination of a Participant not covered by Section 14(d):

                    (i)               All Options and SARs that are not vested on the date of such termination shall be forfeited immediately, and all Options or SARs that are vested shall be exercisable until the earlier of (A) ninety (90) days following the Participant's Retirement or Covered Termination date or (B) the expiration date of the Option or SAR. Upon such earlier date, all Options and SARs then unexercised shall be forfeited.

                    (ii)               All Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards or for which any Performance Goals have been satisfied) shall vest on a prorated basis, based on the portion of the restriction or deferral period, as applicable, which the Participant has completed at the time of Retirement or Covered Termination, and any other terms and conditions applicable to such Awards shall be deemed to have lapsed or otherwise been satisfied.

                    (iii)              All Performance Awards, including Incentive Awards, shall be paid in either unrestricted shares of Stock or cash, as the case may be, following the end of the performance period and based on achievement of the Performance Goals established for such Awards, as if the Participant had not retired or experienced a Covered Termination, but prorated based on the portion of the performance period which the Participant has completed at the time of Retirement or Covered Termination.

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APPENDIX B

                (c)    Retirement or Covered Termination of Corporate Officer.    If a Participant who is a Board-appointed corporate officer either (x) terminates due to Retirement, but on or after the age of sixty (60) or (y) experiences a Covered Termination, then the following provisions shall apply in lieu of Section 14(b):

                    (i)               All Options or SARs shall remain outstanding (and shall continue to vest in accordance with the terms of the Award as if the Participant had continued in employment or service) until the earlier of (A) the expiration date of the Award or (B) the fifth (5th) anniversary of such Participant's Retirement or Covered Termination date, as applicable; provided, however, that such extension shall result in the conversion of an Incentive Stock Option to a nonqualified stock option to the extent required under the Code. Upon such earlier date, all Options and SARs then unexercised shall be forfeited.

                    (ii)               All Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards or for which any Performance Goals have been satisfied) shall be immediately vested, and any other terms and conditions applicable to such Awards shall be deemed to have lapsed or otherwise been satisfied.

                    (iii)              All Performance Awards, including Incentive Awards, shall be paid in either unrestricted Shares or cash, as the case may be, following the end of the performance period and based on achievement of the Performance Goals established for such Awards, as if the Participant had not retired or experienced a Covered Termination.

                        Notwithstanding the foregoing, in the event of a Covered Termination, in no event shall Awards be paid or considered vested earlier than the date the general release described in Section 2(n) becomes effective.

                (d)    Retirement of a Non-Employee Director.    Upon Retirement of a Participant who is then a Non-Employee Director, the following provisions shall apply in lieu of Section 14(b):

                    (i)               All Options or SARs shall remain outstanding (and shall continue to vest in accordance with the terms of the Award as if the Participant had continued in employment or service) until the earlier of (A) the expiration date of the Award or (B) the fifth (5th) anniversary of such Participant's Retirement date. Upon such earlier date, all Options and SARs then unexercised shall be forfeited.

                    (ii)               All Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards or for which any Performance Goals have been satisfied) shall be immediately vested, and any other terms and conditions applicable to such Awards shall be deemed to have lapsed or otherwise been satisfied.

                (e)    Death or Disability.    If a Participant's service with the Company and its Affiliates ends due to death or Disability:

                    (i)               All Options and SARs shall vest immediately and shall be exercisable until the earlier of (A) the expiration date of the Award or (B) twelve (12) months following the date the Participant's service ends. Upon such earlier date, all Options and SARs then unexercised shall be forfeited.

                    (ii)               All Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards or for which any Performance Goals have been satisfied) shall be immediately vested, and any other terms and conditions applicable to such Awards shall be deemed to have lapsed or otherwise been satisfied.

                    (iii)              All Performance Awards, including Incentive Awards, shall be paid in either unrestricted shares of Stock or cash, as the case may be, following the end of the performance period and based on achievement of the Performance Goals established for such Awards, as if the Participant had not terminated service.

Pentair plc     B-13

APPENDIX B

                (f)    Termination for Cause.    If a Participant's service with the Company and its Affiliates is terminated for Cause, all Awards and grants of every type, whether or not then vested, shall terminate no later than the Participant's last day of service. The Administrator shall have discretion to determine whether this Section 14(f) shall apply, whether the event or conduct at issue constitutes Cause for termination and the date on which Awards to a Participant shall terminate.

                (g)    Other Awards.    The Administrator shall have the discretion to determine, at the time an Award is made, the effect on other Awards of the Participant's termination of employment or service.

                15.    Transferability.

                (a)    Restrictions on Transfer.    Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to designate in writing a beneficiary to exercise the Award or receive payment under an Award after the Participant's death, or transfer an Award as provided in subsection (b).

                (b)    Permitted Transfers.    If allowed by the Administrator and permitted under applicable law, a Participant may transfer the ownership of some or all of the vested or earned Awards granted to such Participant, other than Incentive Stock Options, to (i) the spouse, children or grandchildren of such Participant (the "Family Members"), (ii) a trust or trust established for the exclusive benefit of such Family Members, or (iii) a partnership in which such Family Members are the only partners. Notwithstanding the foregoing, vested or earned Awards may, with the Company's consent, be transferred without the Administrator's pre-approval if the transfer is made incident to a divorce as required pursuant to the terms of a "domestic relations order" as defined in Section 414(p) of the Code; provided that no such transfer will be allowed with respect to ISOs if such transferability is not permitted by Code Section 422. Any such transfer shall be without consideration and shall be irrevocable. No Award so transferred may be subsequently transferred, except by will or applicable laws of descent and distribution. The Administrator may create additional conditions and requirements applicable to the transfer of Awards. Following the allowable transfer of an Award, such Award shall continue to be subject to the same terms and conditions as were applicable to the Award immediately prior to the transfer. Where the context so requires, any reference to a Participant in the Plan or an Award agreement shall be deemed to refer to the transferee.

                (c)    Restrictions on Exercisability.    Each Award, and each right under any Award, shall be exercisable during the lifetime of the Participant only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative or by a permitted transferee pursuant to Section 15(b).

                16.    Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

                (a)    Term of Plan.    Unless the Board or the Committee earlier terminates this Plan pursuant to Section 16(b), this Plan will terminate on the date all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten (10) years from the Effective Date, no Incentive Stock Options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan for such purpose.

                (b)    Termination and Amendment of Plan.    The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

                    (i)               the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

                    (ii)               shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

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APPENDIX B

                    (iii)              shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or the limit on Incentive Stock Options set forth in Section 6(a), (B) an amendment to expand the group of individuals that may become Participants, or (C) an amendment that would diminish the protections afforded by Section 13(a) or 16(e).

                (c)    Amendment, Modification or Cancellation of Awards.

                    (i)               Except as provided in Section 16(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the adjustment or cancellation of an Award pursuant to the provisions of Section 18 or the modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of any Award for the Company, or to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

                    (ii)               Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to (A) any recoupment, clawback, equity holding, Stock ownership or similar policies adopted by the Company from time to time and (B) any recoupment, clawback, equity holding, Stock ownership or similar requirements made applicable to the Company from time to time by law, regulation or listing standards.

                    (iii)              Unless the Award agreement specifies otherwise, the Administrator may cancel any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan.

                (d)    Survival of Authority and Awards.    Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 16 and to otherwise administer the Plan will extend beyond the date of this Plan's termination to the extent necessary to administer Awards outstanding on the date of the Plan's termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

                (e)    Repricing and Backdating Prohibited.    Notwithstanding anything in this Plan to the contrary, except as provided in Section 18, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Share price in exchange for cash, other securities or other Awards issued under the Plan. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

                (f)    Foreign Participation.    Awards may be granted to Eligible Employees, Consultants or Directors who reside or provide services in a country other than the United States or Ireland (a "foreign country"). Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole discretion, may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, applicable accounting standards or custom. Moreover, the Administrator may approve such supplements to, or

Pentair plc     B-15

APPENDIX B

amendments, restatements, sub-plans or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement, sub-plan or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements, alternative versions and/or sub-plans must comply with the provisions of Section 16(b)(ii). The Administrator, in its discretion, also may establish administrative rules, policies and procedures to facilitate the operation of the Plan and any supplements to, or amendments, restatements, sub-plans, or alternative versions of, this Plan in a foreign country. To the extent permitted under applicable law, the Administrator may delegate its authority and responsibilities under this Section 16(f) to one or more officers of the Company.

                        In addition, if an Award is or becomes subject to Code Section 457A such that the amount payable or Shares issuable under such Award would be taxable to the Participant under Code Section 457A in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Shares issuable under such Award shall be paid or issued to the Participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Code Section 409A, no later than the end of the short-term deferral period permitted by Code Section 457A) notwithstanding anything in this Plan or the Award agreement to the contrary.

                17.    Taxes.

                (a)    Withholding.    In the event the Company or an Affiliate of the Company is obligated to withhold any applicable withholding or similar taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company or Affiliate may satisfy such obligation by:

                    (i)               deducting cash from any payments of any kind otherwise due the Participant, including under the Award;

                    (ii)               withholding (or permitting the Participant to elect withholding of) Shares otherwise issuable under the Award;

                    (iii)              cancelling (or permitting the Participant to elect the cancellation of) Shares otherwise vesting under the Award;

                    (iv)             permitting or requiring the Participant to tender back Shares received in connection with such Award or deliver other previously owned Shares;

                    (v)              permitting or requiring the Participant to sell Shares issued pursuant to an Award and having the Company or an agent of the Company withhold from proceeds of the sale of such Shares; or

                    (vi)             requiring the Participant to pay cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the aggregate amount of any such taxes and other amounts; provided that, if the Participant fails to make such payment or other satisfactory arrangements, then the Administrator may cancel the Award.

                        If an election is provided, the election must be made before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires. If Shares are used to satisfy the withholding obligation, then the Fair Market Value of such Shares may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company or its Affiliate to avoid an accounting charge. The Company may require the Participant to repay the Company or an Affiliate of the Company, in cash or Shares, for taxes paid on the Participant's behalf.

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APPENDIX B

                (b)    No Guarantee of Tax Treatment.    Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A or Code Section 457A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

                (c)    Participant Responsibilities.    If a Participant shall dispose of Stock acquired through exercise of an ISO within either (i) two (2) years after the date the Option is granted or (ii) one (1) year after the date the Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition. In addition, if a Participant elects, under Code Section 83, to be taxed at the time an Award of Restricted Stock (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Company of such election within the time period prescribed by law.

                18.    Adjustment Provisions; Change of Control.

                (a)    Adjustment of Shares.    If: (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of shares subject to this Plan (including the number and type of Shares described in Section 6) and which may after the event be made the subject of Awards; (B) the number and type of shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award.

                        In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). In each case, with respect to Awards of Incentive Stock Options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number, and any fractional share resulting from such adjustment shall be rounded up to the nearest whole Share, unless the Administrator determines otherwise. In any event, previously granted Options or SARs are subject only to such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

                        Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Pentair plc     B-17

APPENDIX B

                        Notwithstanding the foregoing, in the case of a Stock dividend (other than a Stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse Stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares; provided that the number of Shares subject to any Award payable or denominated in Shares must always be a whole number, and any fractional share resulting from such adjustment shall be rounded up to the nearest whole Share, unless the Administrator determines otherwise.

                (b)    Issuance or Assumption.    Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

                (c)    Change of Control.    To the extent a Participant's Award agreement, or an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate then in effect, if any, specifically provides for the treatment of an Award upon a Change of Control (or upon certain types of termination of employment or service following a Change of Control), then such provisions shall control over the remainder of the provisions of this Section 18(c). In all other cases, unless the Board or the Administrator takes action prior to the Change of Control to provide for different treatment of awards upon a Change of Control, in the event of a Change of Control:

                    (i)               Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested;

                    (ii)               Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards) that are not then vested shall vest and be paid or settled upon (or as soon as practicable following) the Change of Control;

                    (iii)           (A)   All Performance Awards for which the performance period has expired, but are unpaid, as of the Change of Control shall be paid or settled upon (or as soon as practicable following) the Change of Control, and (B) all Performance Awards (other than Incentive Awards) for which the performance period has not expired as of the Change of Control shall be cancelled in exchange for a payment equal to the amount that would have been due under such Award(s) if the Performance Goals (as measured at the time of the Change of Control) were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target Performance Goals (at one hundred percent (100%) of the stated target level) had been met at the time of such Change of Control, and (C) all Incentive Awards for which the performance period has not expired shall be cancelled in exchange for a cash payment equal to the amount that would have been due under such Award(s), determined by using the Participant's annual base salary rate as in effect immediately before the Change of Control and by assuming the Performance Goals for such period (as measured at the time of the Change of Control) were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target Performance Goals (at one hundred percent (100%) of the stated target level) had been met at the time of such Change of Control; and

                    (iv)             All Dividend Equivalent Units that are not vested shall vest and be paid to the same extent as the underlying Award to which they relate.

                        Notwithstanding the terms of any Award agreement, unless the Board or the Administrator takes action prior to a Change of Control to provide otherwise, if the Shares following the Change of Control will not be traded on an established securities exchange, then all Awards shall be cancelled as of the date of the Change of Control in exchange for a cash payment equal to (A) in the case of an Option or SAR, the excess of the Fair Market Value of the Shares covered by the Award over the purchase or grant price of such Shares under the Award (which, if such amount is $0, will result in cancellation of the Award for no payment), and (B) in the case of any other Award, the Fair Market Value of the Shares otherwise issuable under the Award. Fair Market Value shall

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APPENDIX B

be deemed to mean the per share Change of Control price. The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

                        Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the Administrator may, in its discretion, reduce the amount of such payment to the extent required to prevent the imposition of such excise tax.

                19.    Miscellaneous.

                (a)    Other Terms and Conditions.    To the extent not inconsistent with other terms of the Plan, the grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:

                    (i)               restrictions on resale or other disposition of Shares; and

                    (ii)               compliance with U.S federal, state or non-U.S. securities laws and stock exchange requirements.

                (b)    Employment and Service.    The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

                    (i)               a Participant who transfers employment or service between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment or service;

                    (ii)               a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate, or a Participant who ceases to be employed by the Company or any Affiliate and immediately thereafter becomes a Non-Employee Director, shall not be considered to have ceased service or terminated employment, respectively, until such Participant's service to the Company or any Affiliate in any such capacity is terminated; and

                    (iii)              a Participant employed by or providing services to an Affiliate will be considered to have terminated employment or service when such entity ceases to be an Affiliate.

                        Unless prohibited by law, the Administrator may treat as an individual who is placed on a leave of absence pending termination as having incurred a termination at the beginning of such leave.

                (c)    Compliance with Code Section 409A.    Notwithstanding the terms of the Plan or any Award agreement to the contrary, if an Award is subject to Code Section 409A, or is eligible for deferral pursuant to a deferred compensation plan governed by Code Section 409A, then the provisions of Code Section 409A are incorporated into this Plan and such Award to the extent necessary for such Award to comply therewith, including the following:

                    (i)               the term "Change of Control" and "Disability" shall have the meanings given in Code Section 409A;

                    (ii)               the term "termination of employment", "termination of service" or similar terms shall mean a "separation from service" within the meaning of Code Section 409A; and

                    (iii)              if the payment of compensation under an Award is made upon a Participant's termination of service, and if such Participant is a "specified employee" within the meaning of Code

Pentair plc     B-19

APPENDIX B

    Section 409A, then such payment shall not be made before a date that is six months after the date of the separation from service.

                (d)    No Fractional Shares.    No fractional Shares or other securities may be issued or delivered pursuant to this Plan. If, but for this provision, fractional Shares would be issuable pursuant to an Award, then such fractional Share shall be canceled without payment thereunder. Notwithstanding the foregoing, the Administrator may alternatively decide, in its sole discretion, to cause such fractional Shares to be rounded up to the nearest whole Share or for a cash payment to be made equal to the Fair Market Value of such fractional Share.

                (e)    Unfunded Plan.    This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan's benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company's general unsecured creditors. Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

                (f)    Requirements of Law and Securities Exchange.    The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

                (g)    Restrictive Legends; Representations.    All Shares delivered (whether in certificated or book entry form) pursuant to any Award or the exercise thereof shall bear such legends or be subject to such stop transfer orders as the Administrator may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange. The Administrator may require each Participant or other Person who acquires Shares under the Plan by means of an Award to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

                (h)    Governing Law.    This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award agreement, may only be heard in a "bench" trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

                (i)    Limitations on Actions.    Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one (1) year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

                (j)    Construction.    Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

                (k)    No Rights as Shareholders.    A Participant who is granted an Award under the Plan will have no rights as a shareholder of the Company with respect to the Award unless and until the Shares underlying the Award are registered in the Participant's name. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

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APPENDIX B

                (l)    Nature of Payments.    Any gain realized or income recognized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation or otherwise included in the determination of benefits for purposes of any other employee benefit plan of the Company or an Affiliate, except as the Administrator otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or an Affiliate or any predecessor or successor of the Company or an Affiliate. The grant of an Option or SAR will impose no obligation upon the Participant to exercise the Award.

                (m)    Severability.    If any provision of this Plan or any Award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award agreement and such Award will remain in full force and effect.

                (n)    Manner of Action.    Administrator, Board and Committee actions and authorizations with respect to the Plan and Awards granted thereunder are not required to take any specific form. For example, and without limiting the generality of the foregoing, any action or authorization by the Board or the Committee that is not described as an amendment, but that would be inconsistent with the Plan or an Award agreement as then in effect, shall be given the same effect as a formal amendment thereto (provided that such amendment is permitted by Section 16).

Pentair plc     B-21

Our Purpose

We believe that the health of our world depends on reliable access to clean, safe water.

Our Mission

Pentair delivers smart, sustainable solutions that empower our customers to make the most of life's essential resource.

Our Vision

To Be the Leading Residential and Commercial Water Treatment Company

Built through Empowered & Accountable Employees, Delivering With a Sense of Urgency for Customers & Shareholders.

United By Our Win Right Values

WIN	RIGHT
Customer First	Absolute Integrity
Innovation & Adaptability	Respect & Teamwork
Accountability for Performance	Positive Energy

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 3:00 a.m. Eastern Daylight Time on May 3, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 3:00 a.m. Eastern Daylight Time on May 3, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL PENTAIR PLC C/O BROADRIDGE 51 MERCEDES WAY EDGEWOOD, NY 11717 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (which Broadridge will arrange to forward to Pentair plc's registered address). In order to assure that your proxy card is tabulated in time to be voted at the Annual General Meeting, you must return your proxy card at the above address by 3:00 a.m. Eastern Daylight Time on May 3, 2020. All instruments of proxy and proxy cards should be received by 3:00 a.m. Eastern Daylight Time on May 3, 2020. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E93946-P33139 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PENTAIR PLC The Board of Directors recommends you vote FOR the following director nominees: For Against Abstain To re-elect director nominees: 1. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Mona Abutaleb Stephenson The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6 and 7. 1b. Glynis A. Bryan For Against Abstain 2. To approve, by nonbinding, advisory vote, the compensation of the named executive officers. To ratify, by nonbinding, advisory vote, the appointment of Deloitte & Touche LLP as the independent auditor of Pentair plc and to authorize, by binding vote, the Audit and Finance Committee of the Board of Directors to set the auditor’s remuneration. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1c. T. Michael Glenn 3. 1d. Theodore L. Harris 1e. David A. Jones 4. To approve the Pentair plc 2020 Share and Incentive Plan. 1f. Michael T. Speetzen 5. To authorize the Board of Directors to allot new shares under Irish law. 6. To authorize the Board of Directors to opt-out of statutory preemption rights under Irish law (Special Resolution). 1g. John L. Stauch 1h. Billie I. Williamson 7. To authorize the price range at which Pentair plc can re-allot shares it holds as treasury shares under Irish law (Special Resolution). To consider and act on such other business as may properly come before the Annual General Meeting or any adjournment. Any shareholder entitled to attend and vote at the Annual General Meeting of Shareholders may appoint one or more proxies, who need not be a shareholder(s) of the Company. A proxy is required to vote in accordance with any instructions given to him or her. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign.If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on May 5, 2020: The Annual Report, Notice of Annual General Meeting, Proxy Statement and Irish Financial Statements and Related Reports are available at www.proxyvote.com. E93947-P33139 PENTAIR PLC Annual General Meeting of Shareholders May 5, 2020 8:00 a.m. Local Time This proxy is solicited by the Board of Directors. The signatory, revoking any proxy heretofore given in connection with the Meeting (as defined below), hereby appoints David A. Jones, John L. Stauch, Mark C. Borin, and Karla C. Robertson, or any of them (the ”Proxies”), as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to attend, speak and to vote at the Meeting, as designated on the reverse side of this card, all ordinary shares of Pentair plc that the signatory is entitled to vote at the Annual General Meeting of Shareholders to be held at 8:00 a.m., local time, on May 5, 2020, at Claridge's, Brook Street, Mayfair, London, W1K 4HR, United Kingdom and any adjournment or postponement thereof (the “Meeting”). If you wish to appoint as proxy any other person or persons, please contact the Corporate Secretary. If the signatory is a participant in the Pentair Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Non-Qualified Deferred Compensation Plan, the nVent Management Company Retirement Savings and Investment Plan, and/or the nVent Management Company Non-Qualified Deferred Compensation Plan (the "Retirement Plans"), the signatory hereby directs Fidelity Management Trust Company as Trustee of the Retirement Plans, to vote at the Meeting, as designated on the reverse side of this card, all of the ordinary shares of Pentair plc allocated to the signatory's account in the Retirement Plans as of March 6, 2020. If the signatory is a participant in the Pentair plc Employee Stock Purchase and Bonus Plan or the Pentair plc International Stock Purchase and Bonus Plan (the ”Purchase Plans”), the signatory, revoking any proxy heretofore given in connection with the Meeting, hereby appoints the Proxies, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes the Proxies to attend and to vote at the Meeting, as designated on the reverse side of this card, all of the ordinary shares of Pentair plc allocated to the signatory’s account in the Purchase Plans as of March 6, 2020. In the event of other agenda items or proposals during the Meeting on which voting is permissible under Irish law, you instruct the Proxies, in the absence of other specific instructions, to vote the shares in accordance with the Board of Directors’ recommendations. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations; provided, however, if no such direction is made regarding shares held in the Retirement Plans, this proxy will not be voted with respect to such shares. Continued and to be signed on reverse side.